PROSPECTUS	Filed pursuant to 424(b)(3)
Registration Statement No. 333-192965

9,000,000 Shares of Common Stock

POSITIVEID CORPORATION

This Prospectus relates to the resale of up to 9,000,000 shares of common stock of PositiveID Corporation (the “Company”), par value $0.01 per share (the “Common Stock”), consisting of 9,000,000 shares of Common Stock issuable to Ironridge Global IV, Ltd., a British Virgin Islands business company (“Ironridge”), upon conversion of up to 750 shares of Series F Preferred Stock (“Series F”) held by Ironridge pursuant to a stock purchase agreement, dated August 26, 2013, between Ironridge and the Company (the “Ironridge Agreement”), or that we may choose to issue in lieu of cash as payment of the 7.65% dividends on the Series F. The Company will not receive any proceeds from the resale of these shares of common stock. The total amount of shares of common stock which may be sold pursuant to this Prospectus would constitute approximately 14.4% of our issued and outstanding common stock as of January 28, 2014, assuming that the selling stockholder will sell all of the shares offered for sale.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices

Our common stock is quoted on the OTC Markets, under the ticker symbol “PSID.” On January 28, 2014, the closing price of our common stock was $0.031 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  February 7, 2014

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of PositiveID Corporation (referred to herein as “we,” “our,” “us,” “PositiveID” or the “Company”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and the related notes to the Financial Statements before making an investment decision.

Business Overview

PositiveID, through its wholly owned subsidiary MicroFluidic Systems (“MFS”) (collectively, the “Company” or “PositiveID”), develops molecular diagnostic systems for bio-threat detection, for rapid diagnostic testing, and assays to detect a range of biological threats. The Company’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) system is an airborne bio-threat detection system developed for the homeland defense industry, to detect biological weapons of mass destruction.  MFS is also developing automated pathogen detection systems (Firefly Dx and Dragonfly) for rapid diagnostics, both for point of need and clinical applications.

Since its inception, and prior to our acquisition of MFS in May 2011, MFS had received over $50 million in government grants and contract work for the Department of Defense, Department of Homeland Security (“DHS”), the Federal Bureau of Investigation, the National Aeronautics and Space Administration, the Defense Advanced Research Projects Agency and industrial clients.  MFS holds a substantial portfolio of key patents/patents pending primarily for the automation of biological detection using real-time analysis for the rapid, reliable and specific identification of pathogens.

Beginning in 2011 and continuing into the first quarter of 2013, as a part of our refocusing our business, we set out to (1) align ourselves with strong strategic partners to prepare our M-BAND product for the DHS’s BioWatch Generation 3, Phase II program, which has been estimated to be a $3.1 billion program over five years; (2) identify a research and development contract to complete the development of our clinical/point of demand diagnostic platform, the Firefly Dx and Dragonfly systems; and (3) reduce our operating costs to focus solely on those initiatives.

Subsequent to acquiring MFS, the Company has: (1) sold substantially all of the assets of NationalCreditReport.com, which it had acquired in connection with the Steel Vault Merger in 2011; (2) sold its VeriChip and HealthLink businesses in 2012; (3) drastically reduced its operating cost and cash burn; (4) entered into a license agreement and teaming agreement with The Boeing Company (“Boeing”) for its M-BAND system in the fourth quarter of 2012; and (5) executed into an exclusive license for its iglucose technology in February, 2013.  The Company will continue to either seek strategic partners or acquirers for its GlucoChip and its glucose breath detection system.

Issuance of Series I Convertible Preferred Stock Resulting in Management’s Voting Control of the Company

On September 30, 2013, the Board of Directors of the Company agreed to satisfy $1,003,000 of accrued compensation owed to its directors, officers and management (collectively, the “Management”) through a liability reduction plan (the “Plan”). Under this Plan the Company’s Management agreed to accept a combination of PositiveID Corporation Series I Convertible Preferred Stock (the “Series I Preferred Stock”) and to accept the transfer of Company owned shares of common stock in VeriTeQ Corporation, f/k/a Digital Angel Corporation (“Digital Angel”), a Delaware corporation, in settlement of accrued compensation.

Subject to the Plan, $590,000 of accrued compensation was settled through the commitment to transfer 327,778 shares of VeriTeQ common stock (out of the 1,199,532 total shares of VeriTeQ common stock that were issuable to the Company upon the conversion of VeriTeQ’s Series C convertible preferred stock owned by the Company). The Series C conversion was completed on October 22, 2013. The VeriTeQ shares were valued at $1.80 (adjusted to reflect the 1 for 30 reverse split by VeriTeQ on October 22, 2013), which was a 21% discount to the closing bid price on September 30, 2013, to reflect liquidity discount and holding period restrictions. The closing bid price on the day of the conversion was $2.28; on January 28, 2014 the closing bid price was $0.71. The value of the VeriTeq shares transferred was $747,334 on the day of the conversion and was $232,722 as of January 28, 2014.

Subject to the Plan, 413 shares of Series I Preferred Stock were issued in settlement of $413,000 of accrued compensation. The Series I preferred shares were issued to six members of the Company’s Management, including all four members of the current board of directors. There are a total of 9,805,556 shares issuable to Management upon conversion of these shares of Series I Preferred Stock as of January 28, 2013.

On December 31, 2013 the three independent directors were each granted 25 shares of Series I, as a component of their 2014 board compensation. On January 14, 2014 an additional 512 shares of Series I were issued to the Company’s CEO, President and Senior Vice President. Of these shares 381 were issued to the Company’s chief executive officer as follows: (i) 138 shares issued for 2013 incentive compensation, (ii) 143 shares were issued for his agreement to amend his employment contract and reduce his annual salary from the remainder of the term of the contract to $200,000, per annum, and (iii) 100 shares of Series I as a tax equalization payment to compensate Mr. Caragol for taxes paid on unrealized stock compensation during past years. All Series I shares granted vest on January 1, 2016.

The Series I Preferred Stock has voting rights equivalent to twenty five votes per common share equivalent. As a result, the Company’s officers and directors increased their voting control from 7.2% to 95%, as of January 28, 2014. William J. Caragol, our Chief Executive officer and Chairman of the board of Directors has been issued 631 shares granting him majority control with 60.1% voting control as of January 28, 2014, up from 5.6% as of September 30, 2013.

As of January 28, 2014, our officers, directors and management now have an aggregate of 895.1 million votes on any matter brought to a vote of the holders of common stock, including an aggregate 891.5 million votes, or 95% of the total vote, through the ownership of Series I Preferred Stock, and 3.6 million votes through the ownership of shares of our common stock. As a result, our officers, directors, and management have voting control over the 945.2 million of the outstanding voting shares of the Company. There exists an inherent conflict of interest in the board approval of the issuance of Series I Preferred Stock to officers and directors of the Company, which granted themselves voting control over the Company.

In granting these shares to directors and management the Board considered a number of factors, including the current market rates at which financing is available to early stage companies. It has been the Company’s experience that debt and equity financing for the Company in current market conditions was typically being priced at total discounts to market well in excess of 50%. The Board and management did not wish to receive any discount for the conversion of over $413,000 of liabilities, but did seek to have a voting preference that was commensurate with the risk and more importantly continued commitment of the Board and management to the Company. The shares were therefore issued at the closing bid price the day of exchange (subject to signed exchange agreements with each participant), and at a dollar for dollar exchange ($1,000 of liability settled for 1 preferred share).

In granting these shares to directors and management the Board considered a number of factors, including the current market rates at which financing is available to early stage companies. It has been the Company’s experience that debt and equity financing for the Company in current market conditions was typically being priced at total discounts to market well in excess of 50%. The Board and management did not wish to receive any discount for the conversion of over $413,000 of liabilities, but did seek to have a voting preference that was commensurate with the risk and more importantly continued commitment of the Board and management to the Company. The shares were therefore issued at the closing bid price the day of exchange (subject to signed exchange agreements with each participant), and at a dollar for dollar exchange ($1,000 of liability settled for 1 preferred share).

Sale of VeriTeQ Securities

During October 2013, VeriTeQ arranged a financing with a group of eight buyers (the “Buyers”). In conjunction with that transaction, the Buyers offered the Company a choice of either selling its interest in VeriTeQ, including 871,754 shares and its convertible promissory note (which had a balance of $203,694 at the time of the transaction), which was convertible into 135,793 shares of VeriTeQ stock, for $750,000, or alternatively, to lock up its shares for a period of one year. The Board of Directors of the Company considered a number of factors, including the Company’s liquidity and access to capital, and the prospects for return on the VeriTeQ shares in twelve months. The Board concluded that it was in the best interest of Company to sell its interest in VeriTeQ to the Buyers.

As a result, on November 8, 2013 the Company entered into a letter agreement (the “November Letter Agreement”) with VeriTeQ and on November 13, 2013, the Company entered into a Stock Purchase Agreement (“SPA”) with the Buyers. On November 13, 2013 VeriTeQ entered into a financing transaction with Hudson Bay Master Fund Ltd. (“Hudson”) and other participants, including most of the Buyers.

Pursuant to the SPA, the Company sold its remaining shares of VeriTeQ common stock (871,754) and the convertible note owed from VeriTeQ to the Company (convertible into 135,793 shares of VeriTeQ common stock). Total proceeds from the sale were $750,000, which were received by November 18, 2013. On November 13, 2013, the aggregate market value of the 871,754 shares of VeriTeQ common stock was $1.8 million, and the aggregate market value of 135,793 shares of Common Stock underlying the promissory note was $276,000. As of January 28, 2014 the VeriTeQ shares and shares underlying the note (1,007,547 shares) had a value of $715,358. No officers or directors that received shares of VeriTeQ common stock on September 30, 2013 sold shares to any of the Buyers.

Pursuant to the November Letter Agreement, VeriTeQ is required to deliver to the Company a warrant to purchase 300,000 shares of VeriTeQ common stock at price of $2.84. The warrant will have the same terms as the warrant being entered into between Hudson and VeriTeQ, including a term of 5 years and customary pricing reset provisions. The November Letter Agreement also specified that the remaining outstanding payable balance owed from VeriTeQ to the Company would be repaid pursuant to the following schedule: (a) $100,000 paid upon VeriTeQ raising capital in excess of $3 million (excluding the November 18, 2013 financing with Hudson), (b) within 30 and 60 days after the initial $100,000 payment, VeriTeQ shall pay $50,000 each (total of and additional $100,000) to the Company, and (c) the remaining balance of the payable (approximately $12,000) will be paid within 90 days after the initial $100,000 payment. The Letter Agreement also included several administrative corrections to previous agreements between the Company and VeriTeQ. We have requested the issuance of the warrant from VeriTeQ owed to PositiveID pursuant to the November Letter Agreement and VeriTeQ has not yet delivered such warrant. The warrant strike price is currently $2.84 per share, which is significantly out of the money. PositiveID intends to fully enforce its rights and VeriTeQ’s obligation to deliver the warrant.

Stock Purchase Agreement with Ironridge

On August 26, 2013, the Company entered into a Stock Purchase Agreement (the “Ironridge Stock Purchase Agreement”) and a Registration Rights Agreement (the “Ironridge Registration Rights Agreement” and, collectively, the “Ironridge Agreements”) with Ironridge Global IV, Ltd., a British Virgin Islands business company (“Ironridge”). Pursuant to the Ironridge Agreements, the Company agreed to issue 450 shares of Series F Preferred Stock (“Series F”) to Ironridge in exchange for $300,000. Additionally, the Company issued 100 shares and 50 shares of Series F as commitment and documentation fees, respectively.

Beginning in July 2011, the Company entered into a series of financings with Ironridge involving the Company’s Series F convertible preferred stock. Since July 2011 a total of 2,850 Series F shares have been issued and 2,100 have been converted into common shares, all of which were converted at the Company’s option. No Series F shares have been redeemed and no Series F shares have been converted at the option of Ironridge. There are currently 750 shares of Series F outstanding.

The table below provides a detail of the 2,850 Series F shares issued:

Series F Shares Issued	Date	Type of Consideration	Amount of Consideration
500	August 15, 2011	Cash	$500,000
130	September 20, 2011	Cash	1
290	November 14, 2011	Cash	193,000
290	November 14, 2011	Cash	243,000
290	December 5, 2011	Cash	188,000
500	July 12, 2012	Termination Fee	0	(1)
100	September 12, 2012	Waiver Fee	0	(1)
450	August 26, 2013	Cash	300,000
150	August 26, 2013	Commitment and documentation fees	0	(1)
150	January 10, 2014	Penalty shares	0	(1)
2,850			$1,424,001

(1)  These fees were paid to Ironridge through the issuance of Series F Preferred Stock as more fully described below.

The table below provides a detail of the 2,100 Series F which have been converted by the Company:

Series F Shares Converted	Date of Conversion Notice	Number of Shares of Common Issued on Conversion (1)
300	February 15, 2012	189,082
200	March 21, 2012	151,162
130	April 2, 2012	117,507
210	June 14, 2012	553,225
134	July 10, 2012	501,681
250	September 12, 2012	1,339,981
100	November 27, 2012	506,254
176	January 7, 2013	724,090
100	January 30, 2013	395,690
100	March 4, 2013	477,828
100	April 19, 2013	655,993
50	May 16, 2013	522,140
50	May 17, 2013	522,245
50	June 21, 2013	937,230
50	July 11, 2013	1,357,646
50	September 24, 2013	3,582,620
50	November 12, 2013	3,400,000
2,100		15,934,374

(1)	The shares of the Company’s common stock issued at the time a notice of conversion is subject to reconciliation based on the average of the daily VWAPs of the Common Stock, as reported by Bloomberg, for the 20 trading days following the notice of conversion. In addition, Ironridge is restricted from holding more than 9.99% of our total outstanding shares at any one time. In the event that the number of shares issuable pursuant to a notice of conversion would result in Ironridge holding more than 9.99% of the total outstanding shares of our common stock, such shares are held in escrow to be issued at a later date. The “Number of Shares Issued on Conversion” in the table represents the aggregate number of shares issued pursuant to the corresponding notice of conversion once all reconciliations have been taken into account.

The initial 1,500 shares of Series F were issued to Ironridge in connection with the July 27, 2011 Preferred Stock Purchase Agreement. At the time of the preferred stock transaction the Company had sold 272,479 shares of common stock to Ironridge, for which it was paid $250,000, and a note for $2.25 million pursuant to a Common Stock Purchase Agreement dated July 27, 2011. The 2011preferred stock transaction was structured with both a Company conversion option, which provided the Company with the opportunity to convert after six months using a variable pricing formula, and a holder conversion option at a fixed price, which provided the holder a conversion option at the fixed conversion price. The holder conversion option was structured in a manner similar to a typical warrant instrument. The Company conversion formula was designed contemplating that the Company would desire to convert the original 1,500 Series F shares. The terms of the $2.25 million note issued in the common stock sale required Ironridge to accelerated principal and interest payments in cash in conjunction with any Series F conversions. As a result, between 2012 and early 2013, the Company issued 8 separate conversion notices converting the original 1,500 shares of Series F shares and Ironridge at each notice repaid in cash the portion of the note, plus accrued interest.

On July 12, 2012, the Company issued 500 shares of Series F Preferred stock to compensate Ironridge for the full and complete satisfaction of an obligation of the Company to pay Ironridge a success fee related to the termination of the equity line stock purchase agreement entered into by the Company and Ironridge on January 13, 2012. On September 12, 2012 the Company issued 100 shares of Series F Preferred Stock for Ironridge waiving a Company default related to late delivery of common shares in the July 27, 2011 Preferred Stock Purchase Agreement. Both the Company and Ironridge recognized that due to the Company’s common stock price being significantly lower than the holder conversion fixed price, that the issuance of new preferred shares would only be valuable consideration if the Company agreed to issue a Company conversion request at the request of Ironridge. The parties agreed that the Company would issue a Company conversion notice at the request of Ironridge. All Series F shares issued after the original 1,500 in 2011 were issued pursuant to this agreement, however the conversion of the original 1,500 Series F shares were solely at the discretion of the Company.

Ironridge has always been, and continues to be, the only holder of Series F. After entering into the August 26, 2013 Ironridge Stock Purchase Agreement, the parties agreed to amend the Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock to reflect the original and continued intention of the parties, as discussed below.

Pursuant to the 2011 common stock purchase and the preferred stock purchase agreements the Company has issued 272,479 and 15,934,374 common shares, respectively, and owes Ironridge an additional 86,101 common shares under those agreements. Under the preferred stock purchase agreement the Company received $1,124,001. Under the common stock purchase agreement the Company received $250,000 at the time of initial closing, and during 2012 and 2013 received cash in payment of the $2.25 million note, plus accrued interest. The payments under the note were made by Ironridge following the conversion of Series F preferred shares.

On December 18, 2013, the Company entered into a letter agreement (“Letter Agreement”) with Ironridge. Pursuant to the Letter Agreement, the Company and Ironridge amended Section 2(d) of the Ironridge Registration Rights Agreement, dated August 26, 2013. Pursuant to that letter agreement the Company has now paid Ironridge 150 shares Series F Preferred Stock as a penalty as the registration statement under the Ironridge Registration Rights Agreement was not effective by January 10, 2014. If the Registration Statement was not effective by January 24, 2014, then an additional 150 shares Series F Preferred Stock was to be owed. The Letter Agreement also documents that the Company and Ironridge have agreed to amend and restate the Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock. On January 30, 2014 Ironridge and the Company amended the Letter Agreement, with Ironridge waiving their right to the 150 shares of Series F Preferred Stock that was to be due on January 24, 2014 so long as the Registration Statement is effective by February 7, 2014.

On December 19, 2013, the Company, in accordance with Section 151(g) of the Delaware General Corporation Law, filed an Amended and Restated Certificate of Designation of Series F Preferred Stock (the “Amended Certificate of Designation”). The Amended Certificate of Designation was filed to clarify and revise the mechanics of conversion of the Series F Preferred Stock. The Amended Certificate of Designation now makes the Company and Series F conversion formula the same. No other rights were modified or amended in the Amended Certificate of Designation.

Had the Company not amended the Series F Certificate of Designation and had Ironridge exercised their option to convert 600 shares of Series F stock on August 26, 2013, they would have received 1.2 million shares in the conversion, versus the 23.4 million common shares owed pursuant to a Company conversion. Had the Company not amended the Series F Certificate of Designation and had Ironridge exercised their option to convert 750 shares of Series F stock on January 28, 2014 they would have received 1.5 million shares in the conversion, versus the 48.6 million common shares owed pursuant to a Company conversion.

The Series F earns a dividend of 7.65% and is redeemable by the Company after seven years. The Series F has a liquidation value of $1,000 per share, plus accrued dividends, and is convertible at the option of Ironridge or the Company into shares of the Company’s common stock at a discount, and we may choose to issue shares of common stock in lieu of cash as payment of dividends on the Series F. The Company has the option to buy back any shares of Series F at the liquidation value plus accrued dividends, without any premium. The Company has also agreed to file a Registration Statement covering the common shares underlying the Series F within 30 days of closing and to use its best efforts to get the Registration Statement effective. Such Registration Statement covers the resale of shares upon conversion of the Series F preferred stock at the option of Ironridge and by the Company. If the 750 shares of Series F Preferred stock were converted at the closing bid price ($0.031) on January 28, 2014, the number of common shares issued would be 48.6 million, whether converted by Ironridge or by the Company.  Total common shares that were issuable upon conversion of the 750 shares of Series F (based on the $300,000 proceeds received) as of the date of closing (August 29, 2013) and as of January 28, 2014 were 29.2 million and 48.6 million, which is the equivalent of a $0.010 per share conversion price ($292,000 total value) and a $0.006 per share conversion price ($291,600 total value), respectively. The conversion price of the Series F Preferred Stock and number of shares of common stock issuable upon conversation are the same whether converted by the Company or by Ironridge.

On April 18, 2013, our stockholders approved a reverse stock split within a range of between 1-for-10 to 1-for-25.  On that same date our Board of Directors approved a reverse stock split in the ratio of 1-for-25 and we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to affect the reverse stock split.  On April 23, 2013, the reverse stock split became effective.  All share amounts in this Prospectus have been adjusted to reflect the 1-for 25 reverse stock split.

Where You Can Find Us

Our principal executive offices are located at 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. Our telephone number is (561) 805-8000. Unless the context provides otherwise, when we refer to “we,” “our,” “us,” “PositiveID” or the “Company” in this Prospectus, we are referring to PositiveID Corporation and its consolidated subsidiaries.

THE OFFERING

Common stock offered by Selling Stockholder	9,000,000 shares of common stock, underlying up to 750 shares of Series F Preferred Stock

Common stock outstanding before the offering	53,709,202 shares of common stock as of the date hereof.

Common stock outstanding after the offering	62,709,202 shares of common stock.

Use of proceeds

We will not receive any proceeds from the sale of the shares of our common stock offered under this prospectus by the selling security holders. Rather, the selling security holder will receive those proceeds directly.

OTC Markets Trading Symbol	PSID

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Operations and Business of PositiveID

We have a history of losses and expect to incur additional losses in the future. We are unable to predict the extent of future losses or when we will become profitable.

For the years ended December 31, 2011 and 2012, we experienced net losses of $16.5 million and $8.0 million, respectively, for the nine months ended September 30, 2012 and 2013, we experienced losses of $6.6 million and $4.2 million, respectively, for the three months ended September 30, 2012 and 2013, we experienced net losses of $2.3 million and $0.8 million, respectively and our accumulated deficit at September 30, 2013 was $122.5 million.  We reported no revenue or gross profit from continuing operations for the year ended December 31, 2012 or the nine months ended September 30, 2013. Until one or more of the products under development is successfully brought to market, we do not anticipate generating significant revenue or gross profit.  Further, our subsidiary, MFS, reported no revenue or gross profit during the period from the date of acquisition of May 23, 2011 through September 30, 2013 as it had no active contracts during this period.  MFS has submitted, or is the process of submitting, bids on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such new or other contracts.

We expect to continue to incur operating losses for the near future. Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our financial statements indicate conditions exist that raise substantial doubt as to whether we will continue as a going concern.

Our unaudited financial statements for the three and nine months ended September 30, 2013 and annual audited financial statements for the years ended December 31, 2012 indicate conditions exist that raise substantial doubt as to whether we will continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain financing to fund the continued development of products, including the operations of MFS, and working capital requirements. If we cannot continue as a going concern, our stockholders may lose their entire investment.

Government contracts and subcontracts are generally subject to a competitive bidding process that may affect our ability to win contract awards or renewals in the future.

We bid on government contracts through a formal competitive process in which we may have many competitors. If awarded, upon expiration, these contracts may be subject, once again, to a competitive renewal process if applicable. We may not be successful in winning contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire could have a material adverse effect on our business, financial condition, or results of operations.

Contracts and subcontracts with United States government agencies that we may be awarded will be subject to competition and will be awarded on the basis of technical merit, personnel qualifications, experience, and price. Our business, financial condition, and results of operations could be materially affected to the extent that U.S. government agencies believe our competitors offer a more attractive combination of the foregoing factors. In addition, government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting demand for our products. In particular, the, BioWatch Generation 3 program, is a very large program, under which we intend to bid as a subcontractor to The Boeing Company. Our success in this process is a very important factor in our ability to increase stockholder value.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Changes in the regulatory environment could adversely affect our business, financial condition or results of operations.

Our operations are subject to varying degrees of regulation by the FCC, FDA, other federal, state and local regulatory agencies and legislative bodies. Adverse decisions or new or amended regulations or mandates adopted by any of these regulatory or legislative bodies could negatively impact our operations by, among other things, causing unexpected or changed capital investments, lost revenues, increased costs of doing business, and could limit our ability to engage in certain sales or marketing activities.

We depend on key personnel to manage our business effectively, and, if we are unable to hire, retain or motivate qualified personnel, our ability to design, develop, market and sell our systems could be harmed.

Our future success depends, in part, on certain key employees, including William J. Caragol, our chairman of the board of directors and chief executive officer and Lyle Probst, president of MFS, and on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel may seriously harm our business, financial condition and results of operations. In addition, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly operations, finance, accounting, sales and marketing personnel, may also seriously harm our business, financial condition and results of operations. Our ability to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act which includes the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial conditions and other matters, even though compliance with such reporting requirements is economically burdensome.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of January 28, 2014, our current directors and executive officers beneficially owned, in the aggregate, approximately 39.1% of our outstanding voting securities, including 31.9% owned by our chairman of the board  of directors and chief executive officer. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of the board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

The Company’s officers, directors and management hold preferred shares that give them voting control of the Company.

On September 30, 2013, the Company issued 413 shares of Series I Preferred Stock to its current officers, directors and management (a total of six people) on December 31, 2013 and January 14, 2014, an additional 587 shares of Series I was issued for 2013 and 2014 management and director compensation. Each of the Series I preferred is convertible into the Company’s Common Stock, at stated value plus accrued dividends, at the closing bid price on the issuance date, any time at the option of the holder and by the Company in the event that the Company’s closing stock price exceeds 400% of the conversion price for twenty consecutive trading days. The Series I Preferred Stock has voting rights equivalent to twenty-five votes per common share equivalent.

The Series I preferred shares issued to all four current members of the board of directors and management, as follows:

Name	Position	Preferred Series I Issued	Common Shares Issuable Upon Conversion	Total Votes
William J. Caragol	Chairman and Chief Executive Officer	631	22,668,240	566,705,995
Michael E. Krawitz	Director	76	2,449,215	61,230,365
Jeffrey S. Cobb	Director	63	2,080,980	52,024,505
Ned L. Siegel	Director	39	1,401,163	35,029,072
Lyle Probst	President, MFS	140	5,224,055	130,601,373
Allison F. Tomek	SVP of Corporate Development	51	1,834,732	45,868,313
Total		1,000	35,658,385	891,459,623

As of January 28, 2014, our officers, directors and management now have an aggregate of 895.1 million votes on any matter brought to a vote of the holders of our common stock, including an aggregate 891.5 million votes, or 95% of the total vote, through the ownership of Series I Preferred Stock, and 3.6 million votes through the ownership of shares of our common stock. As a result, our officers, directors, and management have voting control over the 945.2 million of the outstanding voting shares of the Company.

As a result, our Board of Directors may, at any time, authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our certificate of incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Now that management has voting control over the Company, it also has the ability to approve any increase in the amount of authorized shares of common or preferred stock; thus there are no limitations on management’s ability to continue to make dilutive issuances of securities.

Risks Related to Our Product Development Efforts

We anticipate future losses and will require additional financing, and our failure to obtain additional financing when needed could force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We anticipate future losses and therefore may be dependent on additional financing to execute our business plan. In particular, we will require additional capital to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. Our operating plan may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for product development, clinical trials and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may terminate or delay the development of one or more of our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products.

Our future capital requirements will depend on many factors, including: the research and development of our molecular diagnostic products, the costs of expanding our sales and marketing infrastructure and manufacturing operations; the degree of success we experience in  potential  monetizing the in vivo glucose-sensing RFID microchip and  the breath glucose detection system; the number and types of future products we develop and commercialize; the costs, timing and outcomes of regulatory reviews associated with our current and future product candidates; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and the extent and scope of our general and administrative expenses.

We and our development partner Receptors are in the early stages of developing an in vivo glucose-sensing RFID microchip, the effectiveness of which is unproven.

We and our development partner, Receptors, have been engaged in the research and development of applying Receptors’ patented AFFINITY by DESIGNTM CARATM platform to the research and development of an in vivo glucose-sensing RFID microchip. That development program is currently dormant, the effectiveness of this sensor/microchip system is yet to be determined. As a result, there can be no assurance that we and Receptors will be able to successfully employ this development-stage product as a diagnostic solution for the detection of glucose in vivo. Any failure to establish the efficacy or safety of this development-stage product could have an adverse effect on our efforts to monetize the in vivo glucose-sensing RFID microchip.

Our efforts to monetize the in vivo glucose-sensing RFID microchip, and breath glucose detection system may not be successful.

These products are in the early stages of development, and are therefore prone to the risks of failure inherent in diagnostic product development. We or Receptors may be required to complete and undertake significant clinical trials to demonstrate to the FDA that these products are safe and effective to the satisfaction of the FDA and other non-United States regulatory authorities for their respective, intended uses, or are substantially equivalent in terms of safety and effectiveness to existing, lawfully-marketed, non-premarket approved devices. Clinical trials are expensive and uncertain processes that often take years to complete. Failure can occur at any stage of the process, and successful early positive results do not ensure that the entire clinical trial or later clinical trials will be successful. Product candidates in clinical-stage trials may fail to show desired efficacy and safety traits despite early promising results. If the research and development activities of us or Receptors do not result in commercially-viable products, our business, results of operations, financial condition, and stock price could be adversely affected.

Even if the FDA or similar non-United States regulatory authorities grant us regulatory approval of a product, the approval may take longer than we anticipate and may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow up studies. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Our industry changes rapidly as a result of technological and product developments, which may quickly render our product candidates less desirable or even obsolete. If we are unable or unsuccessful in supplementing our product offerings, our revenue and operating results may be materially adversely affected.

The industry in which we operate is subject to rapid technological change. The introduction of new technologies in the market, including the delay in the adoption of these technologies, as well as new alternatives for the delivery of products and services will continue to have a profound effect on competitive conditions in this market. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes on a timely basis. If our product candidates are not accepted by the market as anticipated, if at all, our business, operating results, and financial condition may be materially and adversely affected.

Risks Occasioned by the Xmark Transaction

We may be liable for pre-closing period tax obligations of Xmark.

In January 2010, Stanley, who purchased Xmark from us, received a notice from the Canadian Revenue Agency, or the CRA, that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008. This review covers all periods that we owned Xmark. In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million.  On January 20, 2012, we received an indemnification claim notice from Stanley related to the matter. We do not agree with the position taken by the CRA and filed a formal appeal related to the matter on March 8, 2012. In addition, on March 28, 2012, Stanley received assessments for withholding taxes on deemed dividend payments in respect of the disallowed management fees totaling approximately $0.2 million, for which we filed a formal appeal on June 7, 2012. In October 2012, the Company submitted a Competent Authority filing to the U.S. IRS seeking relief in the matter.  In connection with the filing of the appeals, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. The Company has also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit an additional upfront payment of approximately $220,000. Pursuant to a letter agreement dated March 7, 2012, we have agreed to repay Stanley for the upfront payment, plus interest at the rate of five percent per annum, in 24 equal monthly payments beginning on June 1, 2012. To the extent that we and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or us as applicable. Based on our review of the correspondence and evaluation of the supporting detail, we believe that we have adequately accrued for this dispute. However, there can be no assurance that the ultimate resolution of this dispute will not have a material negative impact on our historical tax liabilities or results of operations.

Industry and Business Risks Related to Our Healthcare Businesses

We may never fully monetize our legacy healthcare products or systems.

Through September 30, 2013, substantially all of our healthcare products were under development and had generated only nominal revenue. We have sold or licensed two of these four products and will continue to seek to monetize the other two. We may not be successful in fully monetizing these legacy products.

Implantation of our implantable microchip may be found to cause risks to a person’s health, which could adversely affect sales of our systems that incorporate the implantable microchip.

The implantation of our implantable GlucoChip, may be found, or be perceived, to cause risks to a person’s health. Potential or perceived risks include adverse tissue reactions, migration of the microchip and infection from implantation. There have been articles published asserting, despite numerous studies to the contrary, that the implanted microchip causes malignant tumor formation in laboratory animals. If more people are implanted with our implantable microchip, it is possible that these and other risks to health will manifest themselves. Actual or perceived risks to a person’s health associated with the microchip implantation process could result in negative publicity could damage our business reputation, leading to loss in sales of our other systems targeted at the healthcare market which would harm our business and negatively affect our prospects.

In connection with its acquisition of our VeriChip business, VeriTeQ agreed to indemnify us for any liabilities relating to our implantable microchip. If VeriTeQ is unable to fulfill indemnity obligations, we would be responsible for payment of such liabilities, which could have a material adverse impact on our financial condition.

Risks Related to Our Common Stock

Future sales of capital stock may cause our stock price to fall, including the resale of shares by the Ironridge Entities pursuant to financing agreements.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of January 28, 2014, we had 53,709,202 shares of common stock outstanding and we had warrants to purchase 2,974,509 shares of common stock and options to purchase 1,409,399 shares of common stock outstanding. All of the shares of common stock issuable upon exercise of our outstanding warrants and any vested options will be freely tradable without restriction under the federal securities laws unless sold by our affiliates.

On July 28, 2011, we sold 272,479 shares of our common stock to Ironridge Global Technology under the common stock purchase agreement between us and Ironridge Global Technology dated July 27, 2011. We also sold to Ironridge Global III, LLC, or Ironridge Global, 1,500 shares of our Series F Preferred Stock under the preferred stock purchase agreement dated July 27, 2011.  On July 12, 2012, we issued an additional 500 shares of Series F Preferred Stock to Ironridge Technology Co. (a division of Ironridge Global IV, Ltd.) or Ironridge (and together with Ironridge Global Technology and Ironridge Global, the “Ironridge Entities”), under the purchase agreement between us and Ironridge dated July 12, 2012. The Series F Preferred Stock was issued in satisfaction of any obligation of the Company to issue the success fee shares as provided for in the securities purchase agreement entered into between the Company and Ironridge dated January 13, 2012, which terminated on April 26, 2012 by its terms.  On September 12, 2012, the Company entered into a purchase agreement with Ironridge pursuant to which the Company issued 100 shares of Series F Preferred Stock to Ironridge as a waiver to satisfy any penalties resulting from the Company’s late delivery of shares under a conversion of Series F Preferred Stock by Ironridge.  On August 26, 2013, we issued Ironridge 600 shares of Series F Preferred Stock pursuant to the Ironridge Stock Purchase Agreement. On January 10, 2014, we issued 150 shares of Series F Preferred Stock as penalty pursuant to the Letter Agreement dated December 18, 2013. Through January 28, 2014, the Ironridge Entities had converted 2,100 shares of Series F Preferred Stock into 15,934,374 shares of our common stock. As of January 28, 2014, there were 750 shares of Series F Preferred Stock outstanding, all of which are held by Ironridge Entities.

While shares of our common stock may be issuable to the Ironridge Entities upon conversion of the Series F Preferred Stock, no more sales can be made under our previous equity lines with the Ironridge Entities.

The shares of common stock the Ironridge Entities may receive under these agreements may be freely tradable under Rule 144 or future registration statements filed by us and they may promptly sell the shares we issue to them in the public markets. Such sales, and the potential for such sales, could cause the market price of our shares to decline significantly.

Current stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock issued pursuant to convertible preferred stock and debt instruments.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby. We are currently authorized to issue an aggregate of 475,000,000 shares of capital stock consisting of 470,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights to be determined by our Board of Directors. As of January 28, 2014, there are 53,709,202 shares of our common stock, 750 shares of our Series F preferred stock, and 1,000 of our Series I preferred stock outstanding. There are 1,409,399 shares of our common stock reserved for issuance pursuant to stock option agreements. We also have 2,974,509 shares of our common stock issuable upon the exercise of outstanding warrants. We also have convertible notes with principal and accrued interest balances of $104,430 as of January 28, 2014. These notes and our Series F and Series I preferred stock are convertible into common stock in the future at prices determined at the time of conversion. The Series F, Series I and convertible notes would convert into shares of common stock, based on the closing price of $0.031 on January 28, 2014, as follows:

	Principal/	Common Share Conversion
	Liquidation	At Current	At 25%	At 50%	At 75%
	Value	Market	Discount	Discount	Discount

Series F	$774,703	48,571,395	64,761,860	97,142,790	194,285,580	(1)
Series I	1,009,670	35,658,385	35,658,385	35,658,385	35,658,385	(2)
Convertible Notes	104,430	5,504,722	7,339,629	11,009,444	22,018,888	(3)
Equity Line	-	-	-	-	-	(4)
Settlement Agreement	-	-	-	-	-	(5)

	$1,888,803	89,734,502	107,759,874	143,810,619	251,962,853

(1)

Represents the liquidation value, including accrued dividends, on 750 shares of Series F, converted at the closing price of $0.031 on January 28, 2014 and at discounts of 25%, 50% and 75% from the closing price on January 28, 2014.

(2)

Represents liquidation value, including accrued dividends, on (i) 413 shares of Series I, converted at $0.036; (ii) 75 shares of Series I converted at $0.0250; (ii) 512 shares of Series I converted at $0.0245, which are fix conversion prices.

(3)

The convertible notes are convertible into common stock of the company at prices determined, in the future, at the time of conversion, at a discount of 39%. This table includes common shares conversions at the closing price of $0.031 on January 28, 2014, and at discounts of 25%, 50% and 75% from the closing price on January 28, 2014.

(4)	As of January 28, 2014, the Company had issued all of the 4.5 million shares that had been previously registered on Form S-1 for the Company’s equity line with IBC. The Company received $333,802 in proceeds, net of fees, from the issuances. The Company has no current intention of registering any further shares under this agreement.
(5)	In June 2013 the Company entered into a settlement agreement with IBC, settling a claim of $214,535, through the issuance of 3,637,681 shares. As of January 28, 2014 the obligation had been settled in full.

Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As described above, we may need to raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our certificate of incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common or preferred stock or other securities may create downward pressure on the trading price of the common stock.  There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded.

We do not anticipate declaring any cash dividends on our common stock.

In July 2008 we declared, and in August 2008 we paid, a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our Board of Directors may deem relevant. In addition, our Certificates of Designation for shares of Series C, Series F, Series H and Series I Preferred Stock prohibit the payment of cash dividends on our common stock while any such shares of preferred stock are outstanding.

Our shares may be defined as "penny stock," the rules imposed on the sale of the shares may affect your ability to resell any shares you may purchase, if at all.

Shares of our common stock may be defined as a “penny stock” under the Exchange Act, and rules of the SEC.  The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer.  For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

The success and timing of development efforts, clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events could cause volatility in our stock price.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	success or lack of success in being awarded, as a subcontractor to The Boeing Company, the Stage 1 BioWatch Generation 3, Phase II contract;

●	success or lack of success in being awarded research and development contracts with U.S. Government agencies;

●	success or lack of success being granted patents for its core biological diagnostic and detection technologies;

●	success or lack of success of monetizing the GlucoChip development partnership between us and Receptors;

●	success or lack of success in monetizing the breath glucose detection system;

●	introduction of competitive products into the market;

●	a finding that the in vivo glucose-sensing RFID microchip and the breath glucose detection system infringes the patents of a third party;

●	our ability to obtain patents on the breath glucose detection system;

●	receipt of payments of any royalty payments under licensing agreements;

●	unfavorable publicity regarding us or our products;

●	termination of development efforts for the GlucoChip, which is the in vivo glucose-sensing RFID microchip, or the breath glucose detection system;

●	timing of expenses we may incur with respect to any license or acquisition of products or technologies; and

●	termination of development efforts of any product under development or any development or collaboration agreement.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

Our financing transactions with Optimus may be deemed to be in violation of Section 5 of the Securities Act, and as a result security holders that purchased shares from Optimus may have the right to rescind their purchase of such securities.

Under the terms of the Preferred Stock Purchase Agreements with Optimus, we were able to sell convertible preferred shares, from time to time in one or more tranches, to Optimus.  We believe the sale of the convertible preferred stock to Optimus was made in compliance with Rule 506 of Regulation D.  From time to time and at our sole discretion, we could present Optimus with a notice to purchase such convertible preferred shares. Optimus was obligated to purchase such convertible preferred shares on the twentieth trading day after the notice date, subject to satisfaction of certain closing conditions.  R & R Consulting Partners, LLC, a company controlled by Scott R. Silverman, our former chairman and chief executive officer, Mr. Silverman, and William J. Caragol, our then chief financial officer, loaned shares of common stock they personally owned to Optimus.  We were advised by Optimus that Optimus would then sell the borrowed shares into the market and use the proceeds from the sale of such shares to fund the purchase of the preferred stock under the Preferred Stock Purchase Agreements. On or after the six month anniversary of the issuance date, the preferred stock could be converted by us into shares of our common stock and the lending stockholders could simultaneously demand return of the borrowed shares from Optimus.  Optimus was able to use the shares it received upon conversion of the convertible preferred shares to replace the borrowed shares.

If the resale of the borrowed shares by Optimus is not deemed to be a valid secondary offering by Optimus, and is deemed to be an unregistered offering by us with Optimus acting as an underwriter in violation of Section 5 of the Securities Act stockholders who purchased these securities would have a number of remedies available to them, including the right to rescind the purchase of those securities.

We do not believe that the Optimus transaction violated Section 5 since the transaction consisting of the loan of the shares was registered on the registration statements on Form S-3 (File No. 333-157696) and (File No. 333-168085), initially filed with the SEC on March 4, 2009 and July 13, 2010, respectively, and declared effective by the SEC on March 12, 2009 and July 22, 2010, respectively.  The lending stockholders loaned the borrowed shares to Optimus.  Then, Optimus was added as a new selling stockholder to the registration statements by prospectus supplements under Rule 424(b) of the Securities Act dated September 29, 2009 and March 14, 2011, respectively.

Since Optimus acquired the shares from the lending stockholders, who were previously named in the registration statements, and there was no change in the aggregate number of securities or dollar amount registered, we believe Optimus was properly added as a selling stockholder.  As a result, we believe that the resale of the borrowed shares by Optimus was properly registered and was not a violation of Section 5.

Additionally, we believe that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year commencing on the date of violation of the federal registration requirements. We believe that the one year federal statute of limitations on sales of shares of our common stock has expired for sales made under the 2009 Optimus transaction, and we believe the federal statute of limitations on sales of shares of common stock expired in 2012 for sales made under the March 2011 Optimus transaction. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our disclosure in this Prospectus is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have.  If we are required to pay security holders who could opt to rescind their purchase of such securities, it would have a material adverse effect on our financial condition and results of operations. We are not presently able to accurately determine an estimated amount for any potential rescission liability associated with the resale of the loaned shares by Optimus in the event that the transaction were to be found to violate Section 5 of the Securities Act as we do not have knowledge of the amount and timing of such resales, nor information regarding the state or states in which such resales may have occurred.  We know that Optimus sold all of the 248,000 loaned shares it received.  We believe that the range of prices at which Optimus sold the loaned shares was between $12.50-$80.50 per share related to the 2009 Optimus transactions and between $2.75-$15.75 per share related to the 2011 Optimus transaction. No adjustment has been made in our consolidated financial statements related to the outcome of this contingency.

We are registering an aggregate of 9,000,000 shares of common stock underlying the Series F Preferred Stock issued under the Ironridge Stock Purchase Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 9,000,000 shares of common stock under this Prospectus, which Ironridge may obtain upon conversion of up to 750 shares of Series F Preferred Stock. The 9,000,000 shares would represent approximately 14.4% of our shares of common stock outstanding as of the date of this Prospectus. Ironridge is restricted from converting any Series F to the extent it would cause Ironridge to hold more than 9.99% of our total outstanding shares at any one time. The sale of these shares into the public market by Ironridge could depress the market price of our common stock.

Future sales of our common stock may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, including shares issued to Ironridge in this offering and upon conversion of the Series F Preferred Stock and Series H Preferred Stock. We may seek additional capital through one or more additional equity transactions in 2013; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

●

the expectation that operating losses will continue for the near future, and that until we are able to achieve profits, we intend to continue to seek to access the capital markets to fund the development of our products;

●

that we seek to structure our research and development on a project basis to allow management of costs and results on a discrete short term project basis, the expectation that doing so may result in quarterly expenses that rise and fall depending on the underlying project status, and the expectation that this method of managing projects may allow us to minimize our firm fixed commitments at any given point in time;

●

that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities or results of operations;

●	that we intend to continue to explore strategic opportunities, including potential acquisition opportunities of businesses that are complementary to ours;

●	that we do not anticipate declaring any cash dividends on our common stock;

●	that our ability to continue as a going concern is dependent upon our ability to obtain financing to fund the continued development of our products and working capital requirements;

●	that we are well positioned to compete for BioWatch Generation 3, Phase II of the BioWatch Program and to take meaningful steps in the monetization of our legacy diabetes management products;

●	that M-BAND was developed in accordance with DHS guidelines;

●	that the full-roll out of the BioWatch Generation 3, Phase II is estimated at $3.1 billion;

●

that our current cash resources, our expected access to capital under the equity line financing arrangements, and, if necessary, delaying and/or reducing certain research, development and related activities and costs, that we will have sufficient funds available to meet our working capital requirements for the near-term future;

●	that our products have certain technological advantages, but maintaining these advantages will require continual investment in research and development, and later in sales and marketing;

●

that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business, and that we plan to continue to outsource any manufacturing requirements of our current and under development products;

●	that medical application of our Firefly Dx and Dragonfly products, our breath glucose detection device, and GlucoChip product will require FDA clearance;

●

that we will receive royalties in the amount of ten percent on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the United States Patent No. 7,125,382, “Embedded Bio Sensor System”, and a royalty of twenty percent on gross revenues generated under the Development and Supply Agreement between us and Medcomp dated April 2, 2009;

●

that we anticipate  recognizing the entire $2.5 million fee under the Boeing License Agreement as revenue in accordance with applicable accounting literature and Securities and Exchange Commission guidance; and

●

that we will receive royalties related to our license of the iglucose™ technology to Smart Glucose Meter Corp (“SGMC”) for up to $2 million based on potential future revenues of glucose test strips sold by SGMC.

●	that sales of shares of our common stock offered in this Prospectus, or the perception that such sales could occur, may depress the market price of our common stock.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this Prospectus contains forward-looking statements regarding:

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include the following as well as the factors under “Risk Factors”:

●	our ability to predict the extent of future losses or when we will become profitable;

●	our ability to continue as a going concern;

●	our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

●	our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

●	our ability to fund our operations and continued development of our products, including M-BAND, Dragonfly and Firefly;

●	our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities;

●	our ability to successfully identify strategic partners or acquirers for the GlucoChip and the breath glucose detection system;

●	our ability to obtain patents on our products, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

●	the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;

●	our ability to comply with current and future regulations relating to our businesses;

●	the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;

●	the potential for an unfavorable outcome relating to the Canadian tax audit;

●	our ability to be awarded government contracts;

●	our ability to establish and maintain proper and effective internal accounting and financial controls;

●	our ability to receive royalties under the Asset Purchase Agreement with VeriTeQ;

●	our ability to receive payments from the Shared Services Agreement with VeriTeQ;

●	our ability to pay obligations when due which may result in an event of default under our financing arrangements;

●	our ability to drawdown on the equity line if the trading volume in our common stock declines.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered under this prospectus by the selling security holders. Rather, the selling security holder will receive those proceeds directly.

DILUTION

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Quarterly Report on Form 10-Q as of September 30, 2013.

Dilution as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

The net tangible book value of the Company at September 30, 2013 was ($6,305,000) or ($0.19) per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that all of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of September 30, 2013, the then outstanding 32,915,000 shares of common stock, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value ($6,005,000) or approximately ($0.14) per share.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following items influence the dilution in net tangible book value per share to new investors:

Assuming 100% of the shares offered are sold:

●	Public offering price per unit

$0.031

●	Net tangible book value per share as of September 30, 2013

$(0.19)

●	Increase per share attributable to sale of preferred stock to investors

$0.05

Net tangible book value (In thousands, except per share data):

	09/30/2013	Offering	Post-offering

Net tangible book value	$(6,305)	$300	$(6,005)
Shares outstanding	32,915	9,000	41,915
Net tangible book value/share	$(0.19)	$0.03	$(0.14)
Increase attributable to raise			$0.05
Initial dilution to new shareholders			$(0.18)

Assuming 50% of the shares offered are sold:

●	Public offering price per unit

$0.031

●	Net tangible book value per share as of September 30, 2013

$(0.19)

●	Increase per share attributable to sale of common stock to investors

$0.03

Net tangible book value (In thousands, except per share data):

	09/30/2013	Offering	Post-offering

Net tangible book value	$(6,305)	$300	$(6,005)
Shares outstanding	32,915	4,500	37,415
Net tangible book value/share	$(0.19)	$0.07	$(0.16)
Increase attributable to raise			$0.03
Initial dilution to new shareholders			$(0.23)

SELLING STOCKHOLDER

Ironridge is a selling security holder with respect to up to 9,000,000 shares of our common stock that are issuable to it upon conversion of up to 750 shares of Series F Preferred Stock that were issued to Ironridge under the terms of the Ironridge Stock Purchase Agreement.

The table below lists the following information with respect to Ironridge: (i) the number of outstanding shares of common stock beneficially owned by Ironridge prior to this offering; (ii) the number of shares of common stock offered by Ironridge in this offering; (iii) the number of shares of common stock to be beneficially owned Ironridge after the completion of this offering, assuming the sale of all of the shares of common stock offered by Ironridge; and (iv) the percentage of outstanding shares of common stock to be beneficially owned by the selling security holder after the completion of this offering, assuming the sale of all of the shares of common stock offered by Ironridge.

Information presented in the table below is from Ironridge, the reports furnished to us under rules of the SEC, and our stock ownership records.

The information regarding shares beneficially owned by Ironridge prior to the offering assumes that the shares of Series F Preferred Stock that may be converted into common stock by Ironridge under the Stock Purchase Agreement and that are included in this Prospectus are issued, but Ironridge may convert some, none or all of these shares and accordingly this information is provided only on this assumed basis.  The aggregate number of shares of our common stock in this offering constitutes approximately 16.8% of the outstanding shares of our common stock, based on 53,709,202 shares of common stock outstanding as of January 28, 2014.

Ironridge may, from time to time, sell all, some or none of their shares in this offering. See “Plan of Distribution” below. No estimate can be given as to the number of shares that will be held by the selling security holders after completion of this offering, because the selling security holders may offer some or all of the shares, and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. Ironridge is not a broker-dealer or affiliate of a broker-dealer.

	Shares Beneficially Owned Prior to the		Number of Shares Offered		Shares Beneficially Owned After the Offering
Selling Security Holder	Offering		Hereby		Number	%

Ironridge Global IV, Ltd. (1)	5,365,549	(2)	9,000,000	(2)	6,264,649	9.99%	(2)

(1)

The address of the principal business office of Ironridge Global IV, Ltd.is Harbour House, 2nd Floor, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands VG1110. Voting and dispositive power with respect to the shares owned by Ironridge is exercised by David Sims, Director. However, for so long as Ironridge or any of their affiliates hold any shares of our common stock, they are prohibited from, among other actions: (1) voting any shares of our common stock owned or controlled by them, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the issuer; (2) engaging or participating in any actions or plans that relate to or would result in, among other things, (a) acquiring additional securities of us, alone or together with any other person, which would result in them collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of our total outstanding common stock or other voting securities, (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, (c) a sale or transfer of a material amount of assets, (d) changes in our present board of directors or management, (e) material changes in our capitalization or dividend policy, (f) any other material change in our business or corporate structure, (g) actions which may impede the acquisition of control us by any person or entity, (h) causing a class of our securities to be delisted, (i) causing a class of our equity securities to become eligible for termination of registration; or (3) any actions similar to the foregoing.

Each of  Ironridge Global Partners, LLC (“IGP”) or its managing members, Brendan T. O’Neil, Richard H. Kreger, John C. Kirkland and Keith Coulston disclaims beneficial ownership or control of any of the securities covered by this statement.  IGP and Messrs. O’Neil, Kreger, Kirkland and Coulston directly own no shares of the issuer.  However, by reason of the provisions of Rule 13d-3 of the Exchange Act, as amended, IGP or Messrs. O’Neil, Kreger, Kirkland and Coulston may be deemed to beneficially own or control the shares owned by Irornidge and  Messrs. O’Neil, Kreger and Kirkland are each managing directors of Ironridg and managing directors, members and 30% beneficial owners of IGP.  Mr. Coulston is a director, member and 10% beneficial owner of IGP.  IGP is a stockholder and beneficial owner of Ironridge.

(2)

The Series F Preferred Stock has a provision precluding the applicable Ironridge entity from converting any shares of Series F Preferred Stock if such conversion would result in Ironridge being deemed to beneficially own or control more than 9.99% of our outstanding common stock. The 9.99% ownership limitation does not prevent Ironridge from selling some of its holdings and then receiving additional shares.  In this way, Ironridge could sell more than the 9.99% ownership limitation while never holding more than this limit. Subject to the foregoing overall limitation, shares include (1) 9,000,000 shares, which is the number of shares of common stock that are being registered under this registration statement, which are issuable upon conversion of up to 750 shares of Series F Preferred Stock, or that we may choose to issue in lieu of cash as payment of the 7.65% dividends on the Series F Preferred Stock, (2) 5,365,549 shares of common stock beneficially owned by Ironridge,  (3) 48.6 million shares of common stock issuable upon conversion of the 750 remaining shares of the Series F Preferred Stock (at an assumed price of $0.031, at a 50% premium to that price the number of shares issuable would be 32.4 million; at discounts of 25%, 50% and 75% to the $0.031 price the number of shares would be 64.8 million, 97.1 million, and 194.3 million, respectively), and (4) a number of shares of common stock issuable upon conversion of any additional shares of Series F Preferred Stock that we may choose to issue in lieu of cash as payment of the 7.65% dividends on the Series F Preferred Stock. We may sell some, none or all of the shares of common stock to Ironridge in the event of any Series F Preferred Stock conversions. and Ironridge does not have the right to acquire or vote or have investment power with respect to any of these shares of common stock unless and until such shares are actually sold to Ironridge. Accordingly, Ironridge disclaims beneficial ownership of these shares.

To our knowledge, the preceding table represents the holdings by Ironridge. Information concerning Ironridge may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because Ironridge may offer all or some of the common stock that it holds, we can only give an estimate as to the amount of common stock that will be held by the selling security holders upon the termination of this offering.  See “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Markets under the symbol “PSID.” On January 28, 2014, the last reported bid price of our common stock was $0.031 per share.  The following table presents the high and low bid price for our common stock for the periods indicated:

Fiscal Year Ended December 31, 2014	High	Low
Quarter ended March 31, 2014 (through January 28, 2014)	$0.03	$0.02

Fiscal Year Ended December 31, 2013	High	Low
Quarter ended December 31, 2013	$0.07	$0.02
Quarter ended September 30, 2013	$0.13	$0.03
Quarter ended June 30, 2013	$0.58	$0.13
Quarter ended March 31, 2013	$0.59	$0.37

Fiscal Year Ended December 31, 2012	High	Low
Quarter ended December 31, 2012	$0.75	$0.25
Quarter ended September 30, 2012	$1.00	$0.25
Quarter ended June 30, 2012	$2.75	$0.75
Quarter ended March 31, 2012	$4.75	$2.50

Holders

As of January 28, 2014, there were approximately 95 holders of record of our common stock, which number does not reflect beneficial stockholders who hold their stock in nominee or “street” name through various brokerage firms.

Dividend Policy

In July 2008, we declared and in August 2008, we paid a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our Board of Directors may deem relevant.  In addition, our Certificates of Designation for shares of Series C, Series F, Series H and Series I Preferred Stock prohibit the payment of cash dividends on our common stock while any such shares of preferred stock are outstanding.

DESCRIPTION OF BUSINESS

The Company

PositiveID, through its wholly-owned subsidiary MFS, develops molecular diagnostic systems for bio-threat detection and rapid medical testing.  The Company, through MFS, also develops fully automated pathogen detection systems and assays to detect a range of biological threats. The Company’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) system is an airborne bio-threat detection system developed for the homeland defense industry, to detect biological weapons of mass destruction. MFS is also developing automated pathogen detection systems for rapid diagnostics, both for clinical and point of need applications.

PositiveID, formerly known as VeriChip Corporation, was formed as a Delaware corporation by Digital Angel Corporation, or Digital Angel, in November 2001. In January 2002, we began our efforts to create a market for radio frequency identification, or RFID, systems that utilize our human implantable microchip. During the first half of 2005 we acquired two businesses focused on providing RFID systems for healthcare applications. Those businesses (EXi Wireless and Instantel) were merged in 2007 to form Xmark Corporation, or Xmark, which was a wholly-owned subsidiary of ours.

On July 18, 2008, we completed the sale of all of the outstanding capital stock of Xmark, which at the time was principally all of our operations, to Stanley Canada Corporation, or Stanley, a wholly-owned subsidiary of Stanley Black and Decker. The sale transaction was closed for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, we recorded a gain on the sale of Xmark of $6.2 million, with $4.5 million of that gain deferred until 2009 when the escrow was settled.

Following the completion of the sale of Xmark to Stanley, we retired all of our outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and our officers and management for $9.1 million. On August 28, 2008, we paid a special dividend to our stockholders of $15.8 million.

On November 12, 2008, we entered into an Asset Purchase Agreement, or APA, with Digital Angel Corporation and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel Corporation, which collectively are referred to as, “Digital Angel.” The terms of the APA included our purchase of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. We also received covenants from Digital Angel Corporation and Destron Fearing that permit the use of intellectual property of Digital Angel related to our health care business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. We paid Digital Angel $500,000 at the closing of the APA.

On September 4, 2009, we, VeriChip Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, or the Acquisition Subsidiary, and Steel Vault Corporation, a Delaware corporation, or Steel Vault, signed an Agreement and Plan of Reorganization, or the Merger Agreement, dated September 4, 2009, as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming our wholly-owned subsidiary, or the Merger. Upon the consummation of the Merger, each outstanding share of Steel Vault’s common stock, warrants and options was converted into 12.5 shares of our common stock, warrants and options. At the closing of the Merger, we changed our name to PositiveID Corporation.

On February 11, 2010, we entered into an asset purchase agreement, or the Easy Check Asset Purchase Agreement, with Easy Check Medical Diagnostics, LLC, or Easy Check, whereby we acquired the assets of Easy Check, which included the breath glucose detection system and the iglucose wireless communication system. These products were in the development stage. In exchange for the assets, we issued 12,000 shares of our common stock valued at approximately $351,000. Additional payment in the form of shares (maximum 8,000 shares) and product royalties may be paid in the future based on successful patent grants and product or license revenues. On February 24, 2011, we issued 8,000 shares of our common stock to Easy Check to amend the Easy Check Asset Purchase Agreement.

On May 23, 2011, we entered into a Stock Purchase Agreement to acquire MFS, pursuant to which MFS became a wholly-owned subsidiary. MFS specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security.

On April 18, 2013, our stockholders approved a reverse stock split within a range of between 1-for-10 to 1-for-25.  On that same date our Board of Directors approved a reverse stock split in the ratio of 1-for-25 and we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to affect the reverse stock split.  On April 23, 2013, the reverse stock split became effective.  All share amounts in this Prospectus have been adjusted to reflect the 1-for 25 reverse stock split.

On May 10, 2013, the Company entered into an investment agreement (the “Investment Agreement”) and a registration rights agreement (the “RRA”) with IBC Funds LLC (“IBC”), a Nevada limited liability company. Pursuant to the terms of the Investment Agreement, IBC committed to purchase up to $5,000,000 of the Company’s common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing on the day immediately following the effectiveness of the IBC Registration Statement (defined below), the Company may deliver a drawdown notice to IBC which states the dollar amount that the Company intends to sell to IBC on a date specified in the drawdown notice. The maximum investment amount per notice shall be equal to two hundred percent (200%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable drawdown notice so long as such amount does not exceed 4.99% of the outstanding shares of the Company’s common stock. The purchase price per share to be paid by IBC shall be calculated at a twenty percent (20%) discount to the average of the three lowest prices of the Company’s common stock during the ten (10) consecutive trading days immediately prior to the receipt by IBC of the drawdown notice. Additionally, the Investment Agreement provides for a commitment fee to IBC of 104,000 shares of the Company's common stock (the “IBC Commitment Shares”). The IBC Commitment Shares were issued May 10, 2013. Such commitment shares were recorded as a cost of capital, or reduction of shareholder’s equity when issued.

Pursuant to the RRA, the Company is obligated to file a registration statement (the “IBC Registration Statement”) with the Securities and Exchange Commission covering the shares of its common stock underlying the Investment Agreement, including the IBC Commitment Shares, within 21 days after the closing of the transaction. Such IBC Registration Statement was filed on May 10, 2013.

On May 10, 2013, the Company entered into a Securities Purchase Agreement with IBC whereby IBC agreed to purchase 40,064, shares of common stock for $12,500. The proceeds of the sale of the shares will be used to fund the Company’s legal expenses associated with the Investment Agreement. These shares were included in the IBC Registration Statement filed May 10, 2013.

As of September 30, 2013, the Company issued 4,500,000 shares to IBC under the equity line (inclusive of the commitment shares), for which it received $333,802, net of fees, in proceeds.

On June 5, 2013, the Company entered into a Settlement and Agreement and Release (the “Settlement Agreement”) with IBC pursuant to which the Company agreed to issue common stock to in exchange for the settlement of $214,535 (the “Settlement Amount”) of past-due accounts payable of the Company.  IBC purchased the accounts payable from certain vendors of the Company. On June 7, 2013, the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (the “Court”), entered an order (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act, in accordance with a stipulation of settlement, pursuant to the Settlement Agreement between the Company and IBC, in the matter entitled IBC Funds, LLC v. PositiveID Corporation (the “Action”). IBC commenced the Action against the Company to recover an aggregate of $214,535 of past-due accounts payable of the Company (the “Claim”), which IBC had purchased from certain vendors of the Company pursuant to the terms of separate receivable purchase agreements between IBC and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Settlement Agreement was entered into on June 5, 2013. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding upon the Company and IBC upon execution of the Order by the Court on June 7, 2013.

Pursuant to the terms of the Settlement Agreement approved by the Order, on June 7, 2013, the Company agreed to issue to IBC shares (the “Settlement Shares”) of the Company’s Common Stock. The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, IBC may deliver a request to the Company which states the dollar amount (designated in U.S. Dollars) of Common Stock to be issued to IBC (the “Share Request”). The parties agree that the total amount of Common Stock to be delivered by the Company to satisfy the Share Request shall be issued at a thirty percent (30%) discount to market based upon the average of the volume weighted average price of the Common Stock over the three (3) trading day period preceding the Share Request. Additional tranche requests shall be made as requested by IBC until the Settlement Amount is paid in full so long as the number of shares requested does not make IBC the owner of more than 4.99% of the outstanding shares of Common Stock at any given time. The Company has recorded a charge of $91,944 as of quarter ended September 30, 2013 representing the total cost to the company for settling the $214,535 claim by issuing shares of common stock at a 30% discount. As of September 30, 2013, the entire amount of the settlement was converted into 3,637,681 common shares.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to IBC or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder), result in the beneficial ownership by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 4.99% of the Common Stock.

Beginning with the acquisition of MFS, the Company began a process to focus its operations on diagnostics and detection.  Since acquiring MFS, the Company has (i) sold substantially all of the assets of NationalCreditReport.com, which it had acquired in connection with the Steel Vault Merger, (ii) sold its VeriChip and HealthLink businesses (both described below), and (iii) entered into an exclusive license for its iglucose technology.  The Company will continue to seek either strategic partners or acquirers for its GlucoChip and its glucose breath detection system.

Our principal executive offices are located at 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. Our telephone number is (561) 805-8000.

GlucoChip is our trademark.  This Prospectus contains trademarks and trade names of other organizations and corporations.

Our Business

We are focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats at high-value locations, as well as analyze samples in a medical environment. Our wholly-owned subsidiary, MFS, specializes in the development and production of automated instruments for detecting and processing biological samples. MFS has a substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications. Since its inception, and prior to acquisition, MFS has received over $50 million in U.S. Government grants and contracts, primarily from the Department of Homeland Security, or DHS. Since our acquisition of MFS, we have submitted, or are in the process of submitting, bids on various potential U.S. Government contracts, and are planning to pursue Stage 1 of the DHS’s BioWatch Generation 3, Phase II opportunity, which is an autonomous biodetection program designed to protect the nation against biological threats. The Stage 1 contract is expected to have a performance period of 18 months. The full roll-out of BioWatch Generation 3 is estimated at $3.1 billion over the next five years.

Our M-BAND technology, developed under contract with the U.S. DHS Science & Technology directorate, is a bio-aerosol monitor with fully integrated systems for sample collection, processing and detection modules.  M-BAND continuously and autonomously analyzes air samples for the detection of pathogenic bacteria, viruses, and toxins for up to 30 days.  Results from individual M-BAND instruments are reported via a secure wireless network in real time to give an accurate and up-to-date status of field conditions. M-BAND performs high specificity detection for up to six organisms on the Centers for Disease Control’s category A and B select agents list. MFS has developed and implemented its own biological assays, which is one of its core competencies. Further, we believe M-BAND was developed in accordance with DHS guidelines.

In December 2012, the Company entered into a Sole and Exclusive License Agreement, or the Boeing License Agreement, a Teaming Agreement, or Teaming Agreement, and a Security Agreement, or Boeing Security Agreement, with The Boeing Company, or Boeing.

The Boeing License Agreement provides Boeing the exclusive license to sell PositiveID’s M-BAND airborne bio-threat detector for the DHS BioWatch Generation 3 opportunity, as well as other opportunities (government or commercial) that may arise in the North American market.  As consideration for entry into the Boeing License Agreement, Boeing has agreed to pay a license fee of $2.5 million to PositiveID in three installments, all of which has been paid.  Under the Teaming Agreement, and subject to certain conditions, the Company retained the exclusive rights to serve as the reagent and assay supplier of the M-BAND systems to Boeing. The Company also retained all rights to sell M-BAND units, reagents and assays in international markets. Pursuant to the Boeing Security Agreement, the Company granted Boeing a security interest in all of its assets, including the licensed products and intellectual property rights (as defined in the Boeing License Agreement), to secure the Company’s performance under the Boeing License Agreement.

On March 18, 2013, the Company entered into an Intercreditor and Non-Disturbance Agreement, or the Intercreditor Agreement, among PositiveID and MFS; VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., IFTH NJ Sub, Inc. Boeing and TCA Global Credit Master Fund, L.P., or TCA . The Intercreditor Agreement sets forth the agreement of Boeing and TCA as to their respective rights and obligations with respect to the Boeing Collateral (as described below) and the TCA Collateral (as described below) and their understanding relative to their respective positions in the Boeing Collateral and the TCA Collateral and clarifies that Boeing’s lien under the Boeing Security Agreement relates to the Company’s M-BAND technology.

The “Boeing Collateral” includes, among other things, all Intellectual Property Rights (as defined in the Intercreditor Agreement) in the M-BAND Technology (as defined in the Intercreditor Agreement), including without limitation certain patents and patent applications set forth in the Intercreditor Agreement. The TCA Collateral includes any and all property and assets of PositiveID. The liens of Boeing on the Boeing Collateral are senior and prior in right to the liens of TCA on the Boeing Collateral and such liens of TCA on the Boeing Collateral are junior and subordinate to the liens of Boeing on the Boeing Collateral.

Our Dragonfly and Firefly Dx systems are designed to deliver molecular diagnostic results from a sample in less than 30 minutes, which would enable accurate diagnostics leading to more rapid and effective treatment than what is currently available with existing systems. Firefly is being developed further for a broad range of biological detection situations including radiation-induced cell damage within the human body and strains of influenza.  The handheld Firefly system has already demonstrated the ability to detect and identify other common pathogens and diseases such as E. coli, methicillin-resistant staphylococcus aureus and human papilloma virus.

Between 2008 and 2013, we entered into development partnerships and/or acquired or disposed of certain technologies concentrated in the area of diabetes management and maintained our original business, VeriChip (defined below) in a dormant status.   Those products and their status are as follows:

VeriChip

Through the end of 2011, our business also included the VeriMed system, which uses an implantable passive RFID microchip, or the VeriChip. On January 11, 2012, we contributed certain assets and liabilities related to the VeriChip business, as well as all of our assets and liabilities relating to our Health Link business, which is a patient-controlled, online repository to store personal health information, to our wholly-owned subsidiary, PositiveID Animal Health, or Animal Health.  We ceased actively marketing the VeriChip business in January 2008 and the Health Link business in September 2010.

On January 11, 2012, VeriTeQ Acquisition Corporation, or VeriTeQ, which is owned and controlled by Scott R. Silverman, our former chairman and chief executive officer, purchased all of the outstanding capital stock of Animal Health in exchange for a secured promissory note in the amount of $200,000, or the Note, and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest.  Our chief executive officer, Mr. Caragol, also serves on the Board of Directors of VeriTeQ. The Note is secured by substantially all of the assets of Animal Health pursuant to a security agreement dated January 11, 2012, or the VeriTeQ Security Agreement.

In connection with the sale, we entered into a license agreement with VeriTeQ dated January 11, 2012, or the Original License Agreement, which grants VeriTeQ a license to utilize our bio-sensor implantable RFID device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System,” or the Patent, for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  We will receive royalties in the amount of ten percent on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of twenty percent on gross revenues that are generated under the Development and Supply Agreement between us and Medical Components, Inc., or Medcomp, dated April 2, 2009, to be calculated quarterly with royalty payments due within 30 days of each quarter end. The total cumulative royalty payments under the agreement with Medcomp will not exceed $600,000.

The Company also entered into a shared services agreement with VeriTeQ on January 11, 2012, or the Shared Services Agreement, pursuant to which the Company agreed to provide certain services including accounting, office space, business development, sales and marketing to VeriTeQ in exchange for $30,000 per month.  The term of the Shared Services Agreement commenced on January 23, 2012. The first payment for such services is not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000. On June 25, 2012, the Shared Services Agreement was amended, pursuant to which all amounts owed to the Company under the Shared Services Agreement as of May 31, 2012 were converted into shares of common stock of VeriTeQ. In addition, effective June 1, 2012, the monthly level of services was reduced and the charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000. Furthermore, on June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 - $400,000; 2014 - $800,000; and 2015 and thereafter - $1,600,000.

On August 28, 2012, the Company entered into an Asset Purchase Agreement with VeriTeQ, or the VeriTeQ Asset Purchase Agreement, whereby VeriTeQ purchased all of the intellectual property, including patents and patents pending, related to the Company’s embedded biosensor portfolio of intellectual property. Under the VeriTeQ Asset Purchase Agreement, the Company is to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the embedded biosensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. In 2012, there were no minimum royalty requirements. Minimum royalty requirements thereafter, and through the remaining life of any of the patents and patents pending, are as follows: (i) 2013 - $400,000; (ii) 2014- $800,000; and 2015-and thereafter - $1,600,000.

Simultaneously with the VeriTeQ Asset Purchase Agreement, the Company entered into a license agreement with VeriTeQ granting the Company an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the VeriTeQ Asset Purchase Agreement, the Original License Agreement, as amended June 26, 2012 was terminated. Also on August 28, 2012, the VeriTeQ Security Agreement was amended, pursuant to which the assets sold by the Company to VeriTeQ under the VeriTeQ Asset Purchase Agreement and the related royalty payments were added as collateral under the VeriTeQ Security Agreement.

On August 28, 2012, the Shared Services Agreement was further amended, pursuant to which, effective September 1, 2012, the level of services was reduced and the monthly charge for the shared services was reduced from $12,000 to $5,000. On April 22, 2013, the Company entered into a non-binding letter agreement with VeriTeQ in which the Company agreed to provide up to an additional $60,000 of support during April and May 2013.

On July 8, 2013, the Company entered into a Letter Agreement with VeriTeQ, to amend certain terms of several agreements between PositiveID and VeriTeQ. The Letter Agreement amended certain terms of the Shared Services Agreement entered into between PositiveID and VeriTeQ on January 11, 2012, as amended; the Asset Purchase Agreement entered into on August 28, 2012, as amended; and the Secured Promissory Note dated January 11, 2012.  The Letter Agreement defines the conditions of termination of the Shared Services Agreement, including payment of the approximate $290,000 owed from VeriTeQ to PositiveID, the elimination of minimum royalties payable to PositiveID under the Asset Purchase Agreement, as well as certain remedies if VeriTeQ fails to meet certain sales levels, and to amend the Note, which has a current balance of $228,000, to include a conversion feature under which the Note may be repaid, at VeriTeQ’s option, in equity in lieu of cash.

iglucose

The iglucose system uses machine to machine technology to automatically communicate a diabetic’s glucose readings to the iglucose online database. iglucose is intended to provide next generation, real-time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement.  In November 2011, we obtained Federal Drug Administration, or FDA, clearance.

On February 15, 2013, we entered into an agreement, or the SGMC Agreement, with SGMC, Easy Check, Easy-Check Medical Diagnostic Technologies Ltd., an Israeli company, and Benjamin Atkin, an individual, or Atkin, pursuant to which we licensed our iglucose™ technology to SGMC for up to $2 million based on potential future revenues of glucose test strips sold by SGMC. These revenues will range between $0.0025 and $0.005 per strip. A person with diabetes who tests three times per day will use over 1,000 strips per year. The parties to the SGMC Agreement were parties to that certain Easy Check Asset Purchase Agreement. We and Atkin were also parties to a consulting agreement dated as of February 10, 2010, which agreement was terminated upon entry into the SGMC Agreement.

Pursuant to the SGMC Agreement, we granted SGMC an exclusive right and license to the intellectual property rights in the iglucose patent applications; a non-exclusive right and license to use and make a “white label” version of the iglucose websites; a non-exclusive right and license to use all documents relating to the iglucose 510(k) application to the Food and Drug Administration of the United States Government; and an exclusive right and license to the iglucose trademark. We also agreed to transfer to SGMC all right, title, and interest in the www.iglucose.com and www.iglucose.net domain names.

In consideration for the rights and licenses discussed above, and the transfer of the domain names, SGMC shall pay to us the amount set forth below for each glucose test strip sold by SGMC and any sublicensees of SGMC for which results are posted by SGMC via its communications servers, or the Consideration:

i.	$.0025 per strip sold until SGMC has paid aggregate Consideration of $1,000,000; and
ii.

$.005 per strip sold thereafter until SGMC has paid aggregate Consideration of $2,000,000; provided, however, that the aggregate. Consideration payable by SGMC pursuant to the SGMC Agreement shall in no event exceed $2,000,000.

GlucoChip

The GlucoChip, a product that combines a glucose-sensing microtransponder based on our Patent number 7,125,382 entitled “Embedded Bio-Sensor System” with an in-vivo glucose sensor. Our patent covers a bio-sensor system that utilizes RFID technology, combining wireless communication with an implantable passively-powered on-chip transponder. We have partnered with Receptors, a technology company whose AFFINITY by DESIGN™ chemistry platform can be applied to the development of selective binding products, to develop an in-vivo glucose sensor to detect glucose levels in the human body. The glucose sensor is intended to be coupled with our microchip to read blood glucose levels through an external scanner.   In conjunction with Receptors, we intend to achieve the construction and demonstration of the bench top scale flow system and to continue an evaluation of potential strategic partners to commercialize the product.

Breath Glucose Test

The breath glucose test, currently under development, is a non-invasive glucose detection system that measures acetone levels in a patient’s exhaled breath. The association between acetone levels in the breath and glucose is well documented, but previous data on the acetone/glucose correlation has been insufficient for reliable statistics. The breath glucose test detection system combines a proprietary chemical mixture of sodium nitroprusside with breath exhalate, which is intended to create a new molecular compound that can be measured with its patent pending technology. We believe that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentrations found in a patient’s exhaled breath and glucose found in his or her blood. This could eliminate a patient’s need to prick his or her finger multiple times per day to get a blood sugar reading. In the first quarter of 2012, we commenced the first clinical trial of the breath glucose test, which is being held at Schneider Children’s Medical Center of Israel, a preeminent research hospital. The study is currently on hold pending a determination by the Company as to the potential changes in the study protocol. The purpose of the clinical study is to assess the feasibility of the breath glucose test compared to a standard invasive blood glucose meter and to assess the reliability of the breath glucose test in measuring blood glucose levels under conditions of altered blood glucose levels. The preliminary results of the first half of the study were non-conclusive.

Sales, Marketing and Distribution

Our sales, marketing and distribution plan for our healthcare products is to align with large medical distribution companies, and either manufacture the products to their specification or license the products and underlying technology to them.

Manufacturing; Supply Arrangements

We have historically outsourced the manufacturing of all the hardware components of our systems to third parties. As of September 30, 2013, we have not had material difficulties obtaining system components. We believe that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business. We plan to continue to outsource any manufacturing requirements of our current and under development products.

Environmental Regulation

We must comply with local, state, federal, and international environmental laws and regulations in the countries in which we do business, including laws and regulations governing the management and disposal of hazardous substances and wastes. We expect our operations and products will be affected by future environmental laws and regulations, but we cannot predict the effects of any such future laws and regulations at this time. Our distributors who place our products on the market in the European Union are required to comply with EU Directive 2002/96/EC on waste electrical and electronic equipment, known as the WEEE Directive. Noncompliance by our distributors with EU Directive 2002/96/EC would adversely affect the success of our business in that market. Additionally, we are investigating the applicability of EU Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, known as the RoHS Directive which took effect on July 1, 2006. We do not expect the RoHS Directive will have a significant impact on our business.

Government Regulation

Laws and Regulations Pertaining to RFID Technologies

The GlucoChip, which uses our implantable microchip, relies on low-power, localized use of radio frequency spectrum to operate. As a result, we must comply with U.S. Federal Communications Commission, or FCC, and Industry Canada regulations, as well as the laws and regulations of other jurisdictions governing the design, testing, marketing, operation and sale of RFID devices if and when we sell our products.

U.S. Federal Communications Commission Regulations

Under FCC regulations and Section 302 of the Communications Act, RFID devices must be authorized and comply with all applicable technical standards and labeling requirements prior to being marketed in the United States. The FCC’s rules prescribe technical, operational and design requirements for devices that operate on the electromagnetic spectrum at very low powers. The rules ensure that such devices do not cause interference to licensed spectrum services, mislead consumers regarding their operational capabilities or produce emissions that are harmful to human health. Our RFID devices are intentional radiators, as defined in the FCC’s rules. As such, our devices may not cause harmful interference to licensed services and must accept any interference received. We must construct all equipment in accordance with good engineering design as well as manufacturers’ practices.

Manufacturers of RFID devices must submit testing results and/or other technical information demonstrating compliance with the FCC’s rules in the form of an application for equipment authorization. The FCC processes each application when it is in a form acceptable for filing and, upon grant, issues an equipment identification number. Each of our RFID devices must bear a label which displays the equipment authorization number, as well as specific language set forth in the FCC’s rules. In addition, each device must include a user manual cautioning users that changes or modifications not expressly approved by the manufacturer could void the equipment authorization. As a condition of each FCC equipment authorization, we warrant that each of our devices marked under the grant and bearing the grant identifier will conform to all the technical and operational measurements submitted with the application. RFID devices used and/or sold in interstate commerce must meet these requirements or the equipment authorization may be revoked, the devices may be seized and a forfeiture may be assessed against the equipment authorization grantee. The FCC requires all holders of equipment authorizations to maintain a copy of each authorization together with all supporting documentation and make these records available for FCC inspection upon request. The FCC may also conduct periodic sampling tests of equipment to ensure compliance. We believe we are in substantial compliance with all FCC requirements applicable to our products and systems which are offered for sale or lease in the United States.

Regulation by the FDA

We expect that our breath glucose detection device and GlucoChip product will require FDA clearance.

FDA Premarket Clearance and Approval Requirements. Generally speaking, unless an exemption applies, each medical device we wish to distribute commercially in the United States will require either prior clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FFDCA, or a premarket approval application, or PMA, approved by the FDA. Medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk to the patient associated with the medical device and the extent of control needed to ensure its safety and effectiveness. Devices deemed to pose low or moderate risks are placed in either Class I or II, respectively. The manufacturer of a Class II device is required to submit to the FDA a premarket notification requesting permission to commercially distribute the device and demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA. This process is known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are considered high risk and placed in Class III, requiring premarket approval.

Pervasive and Continuing Regulation. After a medical device is placed on the market, numerous regulatory requirements continue to apply. These include:

●

quality system regulations, or QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of regulated products for uncleared, unapproved or off-label uses;

●	clearance or approval of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use;

●

medical device reporting, or MDR, regulations, which require that a manufacturer report to the FDA if the manufacturer’s device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

●	medical device tracking requirements apply when the failure of the device would be reasonably likely to have serious adverse health consequences.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and false claims laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Veterans Affairs health programs. We have never been challenged by a government authority under any of these laws and believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws would not result in a material adverse effect on our financial condition and results of operations.

Anti-Kickback Laws

We may directly or indirectly be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws. In particular, the federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service, for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs.

Federal False Claims Act

We may become subject to the Federal False Claims Act, or FCA. The FCA imposes civil fines and penalties against anyone who knowingly submits or causes to be submitted to a government agency a false claim for payment. The FCA contains so-called “whistle-blower” provisions that permit a private individual to bring a claim, called a qui tam action, on behalf of the government to recover payments made as a result of a false claim. The statute provides that the whistle-blower may be paid a portion of any funds recovered as a result of the lawsuit.

State Laws and Regulations

Many states have enacted laws similar to the federal Anti-Kickback Statute and FCA. The Deficit Reduction Act of 2005 contains provisions that give monetary incentives to states to enact new state false claims acts. The state Attorneys General are actively engaged in promoting the passage and enforcement of these laws. While the Federal Anti-Kickback Statute and FCA apply only to federal programs, many similar state laws apply both to state funded and to commercial health care programs. In addition to these laws, all states have passed various consumer protection statutes. These statutes generally prohibit deceptive and unfair marketing practices, including making untrue or exaggerated claims regarding consumer products. There are potentially a wide variety of other state laws, including state privacy laws, to which we might be subject. We have not conducted an exhaustive examination of these state laws.

Laws and Regulations Governing Privacy and Security

There are various federal and state laws and rules regulating the protection of consumer and patient privacy.  We have never been challenged by a governmental authority under any of these laws and believe that our operations are in material compliance with such laws.  However, because of the far reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our systems and data security procedures to be in compliance with these laws.  Our failure to protect health information received from customers could subject us to civil or criminal liability and adverse publicity and could harm or business and impair our ability to attract new customers.

U.S. Federal Trade Commission Oversight

An increasing focus of the United States Federal Trade Commission’s, or FTC, consumer protection regulation is the impact of technological change on protection of consumer privacy. Under the FTC’s statutory authority to prosecute unfair or deceptive acts and practices, the FTC vigorously enforces promises a business makes about how personal information is collected, used and secured. Since 1999, the FTC has taken enforcement action against companies that do not abide by their representations to consumers of electronic security and privacy. More recently, the FTC has found that failure to take reasonable and appropriate security measures to protect sensitive personal information is an unfair practice violating federal law. In the consent decree context, offenders are routinely required to adopt very specific cyber security and internal compliance mechanisms, as well as submit to twenty years of independent compliance audits. Businesses that do not adopt reasonable and appropriate data security controls or that misrepresent privacy assurances to users have been subject to civil penalties as high as $22.5 million.

In 2009, the FTC issued rules requiring vendors of personal health records to notify customers of any breach of unsecured, individually identifiable health information.  Also, a third party service provider of such vendors or entities that experiences a breach must notify such vendors or entities of the breach.  If we experience a breach of our systems containing personal health records, we will be required to provide these notices and may be subject to penalties.  Violations of these requirements may be prosecuted by the FTC as an unfair or deceptive act or practice and could result in significant harm to our reputation.

Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009

The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, or HIPAA, govern how various entities and individuals can use and disclose protected health information.  If we begin transmitting individually identifiable health information in connection with certain standard transactions regulated by HIPAA, we would likely have to implement a HIPAA compliance program to ensure our uses and disclosures of health information are done in accordance with the regulations.  Under the federal Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, we may be subject to certain federal privacy and security requirements relating to individually identifiable health information we maintain. We may be required to enter into written business associate agreements with certain health care providers and health plans relating to the privacy and security of protected health information, to the extent our customers are covered entities under HIPAA and to the extent we receive, use or disclose protected health information on their behalf. Under the HITECH Act, we would be required by federal law to comply with those business associate agreements, as well as certain privacy and security requirements found in HIPAA and the HITECH Act as they relate to our activities as a business associate.  If we are a covered entity or business associate under HIPAA and the HITECH Act, compliance with those requirements would require us to, among other things, conduct a risk analysis, implement a risk management plan, implement policies and procedures, and conduct employee training. The HITECH Act would also require us to notify patients or our customers, to the extent that they are covered entities subject to HIPAA, of a breach of privacy or security of individually identifiable health information. Breaches may also require notification to the Department of Health and Human Services and the media. Experiencing a breach could have a material impact on our reputation.  The standards under HIPAA and the HITECH Act could be interpreted by regulatory authorities in ways that could require us to make material changes to our operations.  Failure to comply with these federal privacy and security laws could subject us to civil and criminal penalties. Civil penalties can go as high as $50,000 per violation, with an annual maximum of $1.5 million for all violations of an identical provision in a calendar year.

State Legislation

Many states have privacy laws relating specifically to the use and disclosure of healthcare information. Federal healthcare privacy laws may preempt state laws that are less restrictive or offer fewer protections for healthcare information than the federal law if it is impossible to comply with both sets of laws. More restrictive or protective state laws still may apply to us, and state laws will still apply to the extent that they are not contrary to federal law. Therefore, we may be required to comply with one or more of these multiple state privacy laws. Statutory penalties for violation of these state privacy laws varies widely. Violations also may subject us to lawsuits for invasion of privacy claims, or enforcement actions brought by state Attorneys General. We have not conducted an exhaustive examination of these state laws.

Many states currently have laws in place requiring organizations to notify individuals if there has been unauthorized access to certain unencrypted personal information. Several states also require organizations to notify the applicable state Attorney General or other governmental entity in the event of a data breach, and may also require notification to consumer reporting agencies if the number of individuals involved surpasses a defined threshold. We may be required to comply with one or more of these notice of security breach laws in the event of unauthorized access to personal information. In addition to statutory penalties for a violation of the notice of security breach laws, we may be exposed to liability from affected individuals.

Title 201, Section 17.00 of the Code of Massachusetts Regulations, or Regulation 201, establishes standards for the protection of personal information of Massachusetts residents. Under Regulation 201, we may be required to develop, implement and maintain a written information security program designed to protect such personal information. We may also be required to perform a risk assessment of our existing safeguards, and improve those areas where there is a reasonably foreseeable risk to the security, confidentiality and/or integrity of any electronic, paper or other records that contain personal information about Massachusetts residents. Although Regulation 201 itself does not include a remedy provision, the Massachusetts Attorney General may be able to levy fines against us pursuant to other laws, and we may also be exposed to liability from impacted individuals.

Regulation of Government Bid Process and Contracting

Contracts with federal governmental agencies are obtained by MFS primarily through a competitive proposal/bidding process. Although practices vary, typically a formal Request for Proposal is issued by the governmental agency, stating the scope of work to be performed, length of contract, performance bonding requirements, minimum qualifications of bidders, selection criteria and the format to be followed in the bid or proposal. Usually, a committee appointed by the governmental agency reviews proposals and makes an award determination. The committee may award the contract to a particular bidder or decide not to award the contract. The committees consider a number of factors, including the technical quality of the proposal, the offered price and the reputation of the bidder for providing quality care. The award of a contract may be subject to formal or informal protest by unsuccessful bidders through a governmental appeals process. Our contracts with governmental agencies often require us to comply with numerous additional requirements regarding recordkeeping and accounting, non-discrimination in the hiring of personnel, safety, safeguarding confidential information, management qualifications, professional licensing requirements and other matters. If a violation of the terms of an applicable contractual provision occurs, a contractor may be disbarred or suspended from obtaining future contracts for specified periods of time. We have never been disbarred or suspended from seeking procurements by any governmental agency.

Health Care Reform

The Patient Protection and Affordable Care Act, or Affordable Care Act, will likely have a dramatic effect on health care financing and insurance coverage for Americans.  A portion of the Affordable Care Act, referred to as the "Physician Sunshine Payment" provisions, requires applicable manufacturers and distributors of drugs, devices, biological, or medical supplies covered under Medicare, Medicaid or the Children's Health Insurance Program to report annually to the Department of Health and Human Services certain payments or other transfers of value to physicians and teaching hospitals. They also require applicable manufacturers and applicable group purchasing organizations to report certain information regarding the ownership or investment interests held by physicians or the immediate family members of physicians in such entities.  Final regulations implementing the Physician Sunshine Payment provisions were issued on February 8, 2013 and are effective on April 9, 2013. The required data must be collected beginning August 1, 2013 and reported to the Centers for Medicare and Medicaid Services by March 31, 2014. Civil monetary penalties apply for failure to report payments, transfers of value, or physician ownership interests..   In light of the scope of health care reform and the Affordable Care Act, and the uncertainties associated with how it will be implemented on the state and federal level, we cannot predict its impact on the PositiveID at this time.

Interoperability Standards

The HITECH Act requires meaningful use of certified health information technology products in order to receive certain stimulus payments or incentives from the federal government.  Regulations implementing these meaningful use standards are in various stages of development.  There is an increasing need for health care providers, government agencies, and others in the health care industry to use computer communication and recordkeeping technology that is compatible with other systems.  Many states and providers are developing systems for health information exchange.  To the extent that customers, government entities, and other stakeholders demand that our products, such as iglucose, be compatible with various communication systems, we could be required to incur costs and delays in developing and upgrading our software and products.

Competitive Conditions

We compete with many companies in the molecular diagnostics industry and the homeland defense and clinical markets. We believe that Luminex Corporation, Cepheid and Life Technologies Corporation will be the primary competitors for our products. Key characteristics of our markets include long operating cycles and intense competition, which is evident through the number of bid protests (competitor protests of U.S. government procurement awards) and the number of competitors bidding on program opportunities.  It is common in the homeland defense industry for work on major programs to be shared market among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract to another competitor, become a subcontractor for the ultimate prime contracting company. It is not unusual to compete for a contract award with a peer company and, simultaneously, perform as a supplier to or a customer of that same competitor on other contracts, or vice versa.

Research and Development

The principal objective of our research and development program is to develop high-value molecular diagnostic products such as M-BAND and Dragonfly. We focus our efforts on four main areas: 1) assay development efforts to design, optimize and produce specific tests that leverage the systems and chemistry we have developed; 2) target discovery research to identify novel micro RNA targets to be used in the development of future assays; 3) chemistry research to develop innovative and proprietary methods to design and synthesize oligonucleotide primers, probes and dyes to optimize the speed, performance and ease-of-use of our assays; and 4) engineering efforts to extend the capabilities of our systems and to develop new systems. Total research and development expense was $149,000 and $185,000 for the three months ended September 30, 2013 and 2012, respectively, and $483,000 and $681,000 for the nine months ended September 30, 2013 and 2012, respectively.

Employees

As of January 28, 2014, we had 8 full-time employees, of whom 3 were in management, finance and administration, 1 in marketing and business development, and 4 in research and development. We consider our relationship with our employees to be satisfactory and have not experienced any interruptions of our operations as a result of labor disagreements. None of our employees are represented by labor unions or covered by collective bargaining agreements.

DESCRIPTION OF PROPERTY

Our corporate headquarters is located in Delray Beach, Florida, where we occupy approximately 3,000 square feet of office space, under a lease that expires on August 31, 2015.  Our MFS subsidiary is based in Pleasanton, California, where we lease approximately 6,250 square feet of office space under a lease that expires on April 30, 2015.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

PositiveID, through its wholly-owned subsidiary MFS, develops molecular diagnostic systems for bio-threat detection and rapid medical testing.  The Company, through MFS, also develops fully automated pathogen detection systems and assays to detect a range of biological threats. The Company’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) system is an airborne bio-threat detection system developed for the homeland defense industry, to detect biological weapons of mass destruction.  MFS is also developing automated pathogen detection systems for rapid diagnostics, both for clinical and point of need applications.

Since its inception, and prior to our acquisition of MFS in May 2011, MFS had received over $50 million in government grants and contract work for the Department of Defense, Department of Homeland Security (“DHS”), the Federal Bureau of Investigation, the National Aeronautics and Space Administration, the Defense Advanced Research Projects Agency and industrial clients. MFS holds a substantial portfolio of key patents/patents pending primarily for the automation of biological detection using real-time analysis for the rapid, reliable and specific identification of pathogens.

Beginning in 2011 and continuing into the first quarter of 2013, as a part of our refocusing our business, we set out to (1) align ourselves with strong strategic partners to prepare our M-BAND product for the DHS’s BioWatch Generation 3, Phase II program, which has been estimated to be a $3.1 billion program over five years; (2) identify a research and development contract to complete the development of our clinical/point of demand diagnostic platform, the Firefly Dx and Dragonfly systems; and (3) reduce our operating costs to focus solely on those initiatives.

Subsequent to acquiring MFS, the Company has: (1) sold substantially all of the assets of NationalCreditReport.com, which it had acquired in connection with the Steel Vault Merger in 2011; (2) sold its VeriChip and HealthLink businesses in 2012; (3) drastically reduced its operating cost and cash burn; (4) entered into a license agreement and teaming agreement with The Boeing Company (“Boeing”) for its M-BAND system in the fourth quarter of 2012; and (5) executed into an exclusive license for its iglucose technology in February, 2013. The Company will continue to either seek strategic partners or acquirers for its GlucoChip and its glucose breath detection system.

Results of Operations

Overview

In connection with our decision to sell the NationalCreditReport.com business in the second quarter of 2011, we classified certain assets of the subsidiary as held for sale in our consolidated balance sheets, and have presented its results of operations as discontinued operations in our consolidated statements of operations for the years ended December 31, 2012 and 2011. Since the sale of NationalCreditReport.com in 2011, we now operate in one segment and have not generated any revenue.

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

Revenue and Gross Profit

We reported no revenue or gross profit from continuing operations for the three months ended September 30, 2013 and 2012. Until such time as we are under a government contract for the BioWatch Generation 3 program, under contract for the final development of our diagnostic platform (which includes our Firefly Dx product), we do not anticipate generating significant revenue or gross profit. The Company has deferred the $2.5 million received in conjunction with the Boeing License Agreement (defined in Note 9) and anticipates recognizing the entire $2.5 million fee as revenue in accordance with applicable accounting literature and Securities and Exchange Commission (“SEC”) guidance.  The Company continues to bid on various potential new United States Government contracts; however, there can be no assurance that we will be successful in obtaining any such contracts.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting and corporate development, and also including stock-based compensation. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs.

Selling, general and administrative expense decreased by approximately $1.2 million, or 73%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. The decrease was primarily attributable to a decrease in stock-based compensation and reductions in personnel costs, rent and other operating costs, pursuant to the Company’s efforts to reduce its operating costs.

Research and Development

Our research and development expense consists primarily of labor and materials costs associated with various development projects, including testing, developing prototypes and related expenses. Our research and development costs include payments to our project partners and acquisition of in process research and development.  We seek to structure our research and development on a project basis to allow the management of costs and results on a discrete short term project basis.  This may result in quarterly expenses that rise and fall depending on the underlying project status.  We expect this method of managing projects to allow us to minimize our firm fixed commitments at any given point in time.

Research and development expense decreased by $36,000, or 19%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. The decrease was primarily attributable to the timing of the development expenses related to our molecular diagnostic products.

Other Income (Expense)

Other expense for the three months ended September 30, 2013 and 2012 was $196,000 and $116,000, respectively.  The increase of $80,000 is primarily the result of a charge to interest expense of $139,000 relating to extinguishment accounting in connection with an amendment to a debenture financing partially offset by the fair value adjustments of warrants.

Beneficial Conversion Dividend on Preferred Stock

Beneficial conversion dividend on preferred stock for the three months ended September 30, 2013 and 2012 was $2.5 million and $10.2 million, respectively.  This amount in both periods is a non-cash charge.  The decrease of $7.7 million is primarily the result of decreased Series F preferred conversions during the three months ended September 30, 2013.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Revenue and Gross Profit

We reported no revenue or gross profit from continuing operations for the nine months ended September 30, 2013 and 2012. Until such time as we are under a government contract for the BioWatch Generation 3 program, under contract for the final development of our diagnostic platform (which includes our Firefly Dx product), we do not anticipate generating significant revenue or gross profit. The Company has deferred the $2.5 million received in conjunction with the Boeing License Agreement (defined in Note 9) and anticipates recognizing the entire $2.5 million fee as revenue in accordance with applicable accounting literature and SEC guidance.  The Company continues to bid on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such contracts.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting and corporate development, and also including stock-based compensation. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs.

Selling, general and administrative expense decreased by approximately $2.2 million, or 29%, for the nine months ended September 30, 2013 compared to the nine September ended September 30, 2012. The decrease was primarily attributable to a decrease in stock-based compensation and reductions in personnel costs, rent and other operating costs, pursuant to the Company’s efforts to reduce its operating costs.

Research and Development

Our research and development expense consists primarily of labor and materials costs associated with various development projects, including testing, developing prototypes and related expenses. Our research and development costs include payments to our project partners and acquisition of in process research and development.  We seek to structure our research and development on a project basis to allow the management of costs and results on a discrete short term project basis.  This may result in quarterly expenses that rise and fall depending on the underlying project status.  We expect this method of managing projects to allow us to minimize our firm fixed commitments at any given point in time.

Research and development expense decreased by $0.2 million, or 28%, for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. The decrease was primarily attributable to decrease in activities related to the development of our products.

Other Income (Expense)

Other expense for the nine months ended September 30, 2013 and 2012 was $363,000 and $55,000, respectively.  The increase of $308,000 is primarily the result of a charge to interest expense of $139,000 relating to extinguishment accounting in connection with an amendment to a debenture financing and increased interest expense from a higher level of borrowing in 2013.

Beneficial Conversion Dividend on Preferred Stock

Beneficial conversion dividend on preferred stock for the nine months ended September 30, 2013 and 2012 was $7.0 million and $15.1 million, respectively.  This amount in both periods is a non-cash charge.  The decrease of $8.1 million is primarily the result of decreased Series F preferred conversions during the nine months ended September 30, 2013.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue and Gross Profit

We reported no revenue or gross profit from continuing operations for the years ended December 31, 2012 and 2011. Until such time as we are under a government contract for the BioWatch Generation 3 program, under contract for the final development of our diagnostic platform, or one or more of our products under development is successfully brought to market, we do not anticipate generating significant revenue or gross profit. Further, MFS reported no revenue or gross profit during the period from the date of acquisition of May 23, 2011 through December 31, 2012 as it had no active contracts until it entered into the Boeing License Agreement.  The Company has deferred the initial $1 million received in conjunction with the Boeing License Agreement and anticipates recognizing the entire $2.5 million fee as revenue in accordance with applicable accounting literature and SEC guidance.  The Company continues to bid on various potential new U.S. Government contracts; however, there can be no assurance that we will be successful in obtaining any such contracts.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation for employees in executive, sales, marketing and operational functions, including finance and accounting, and corporate development. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs.

Selling, general and administrative expense decreased by approximately $4.3 million, or 40%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease was primarily attributable to a $2.0 million decrease in stock-based compensation and reductions in personnel, rent and other operating costs.

Stock-based compensation included in selling, general and administrative expense totaled approximately $1.8 million and $3.8 million for the years ended December 31, 2012 and 2011, respectively. The decrease was primarily the result of lower per share stock price in 2012.

Research and Development

Our research and development expense consists primarily of labor and materials costs associated with various development projects, including testing, developing prototypes and related expenses. Our research and development costs include payments to our project partners and acquisition of in process research and development.  We seek to structure our research and development on a project basis to allow the management of costs and results on a discrete short term project basis.  This may result in quarterly expenses that rise and fall depending on the underlying project status.  We expect this method of managing projects to allow us to minimize our firm fixed commitments at any given point in time.

Research and development expense increased by approximately $0.1 million, or 10%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase was primarily attributable to an increase in activities related to the development of our molecular diagnostic products.

Impairment of Capitalized Cost

In conjunction with the Company’s decision to seek a strategic alternative such as the sale or license of the iglucose product and its associated intellectual property, the Company recorded an impairment charge of approximately $0.4 million.

Stock Compensation to Related Party

In connection with amendments to our former chief executive officer’s employment agreement relating to his ceasing to be our chief executive officer and chairman of the Board of Directors, we recorded non-cash charges totaling approximately $4.9 million in 2011 related to the value of stock issued to the individual pursuant to the amendment.

Loss from Discontinued Operations

Loss from discontinued operations totaled approximately $10,000 and $57,000 for the years ended December 31, 2012 and 2011, respectively. Historical revenue related to the NationalCreditReport.com business is included in the loss from discontinued operations totaled approximately $1.0 million for the year ended December 31, 2011.

In connection with the decision to sell the NationalCreditReport.com business, the carrying value of the subsidiary’s net assets was written down to their estimated fair value, determined based upon the proceeds realized upon the sale in July 2011. As a result, an impairment of the carrying value of intangible assets of approximately $0.6 million was recognized during the second quarter of 2011 and is included in the loss from discontinued operations for the year ended December 31, 2011.

Liquidity and Capital Resources

As of September 30, 2013, cash and cash equivalents totaled $98,000 compared to cash and cash equivalents of $111,000 at December 31, 2012.

Cash Flows from Operating Activities

Net cash used in operating activities totaled approximately $1.4 million and $2.5 million during the nine months ended September 30, 2013 and 2012, respectively, primarily to fund operating losses. This decrease in cash used in operating activities was primarily the result of the Company’s efforts to reduce operating expenses.

Cash Flows from Investing Activities

Net cash used in investing activities was not significant for the nine months ended September 30, 2013 or 2012.

Cash Flows from Financing Activities

Financing activities provided cash of approximately $1.4 million and $2.6 million during the nine months ended September 30, 2013 and 2012, respectively, primarily related to proceeds from the issuance of shares under the Company’s equity lines, the issuance of convertible notes and debentures, and the conversion of Series F Preferred Stock and related repayments of the related note receivable in the 2013 and 2012 periods (See Note 4).

Financial Condition

As of September 30, 2013, we had a working capital deficiency of approximately $6.2 million and an accumulated deficit of approximately $122.5 million, compared to a working capital deficit of approximately $4.6 million and an accumulated deficit of approximately $111.3 million as of December 31, 2012. The decrease in working capital was primarily due to operating losses for the period, deferral of the Boeing license payments and the reclassification of the tax contingency as a current liability.

We have incurred operating losses since our inception. The current operating losses are the result of research and development expenditures, selling, general and administrative expenses related to our projects and products.  We expect our operating losses to continue through at least the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to obtain financing to fund the continued development of our products and to support working capital requirements. Until we are able to achieve operating profits, we will continue to seek to access the capital markets.   In the nine months ended September 30, 2013 we have raised approximately $1.4 million, net of $0.3 million principal payment, from a debenture, issuance of convertible debt, preferred stock conversions, and our equity line financings (See Note 4).  Additionally, in March and April 2013, we received $1.5 million under the Boeing License Agreement.

On May 10, 2013, the Company entered into an Investment Agreement with IBC Funds LLC (“IBC”). Pursuant to the terms of the Investment Agreement, IBC committed to purchase up to $5,000,000 of the Company’s common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing on the day immediately following the effectiveness of the registration statement that was filed with the SEC on May 10, 2013 (the “IBC Registration Statement”), the Company may deliver a drawdown notice to IBC which states the dollar amount that the Company intends to sell to IBC on a date specified in the drawdown notice. The maximum investment amount per notice shall be equal to two hundred percent (200%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable drawdown notice so long as such amount does not exceed 4.99% of the outstanding shares of the Company’s common stock. The purchase price per share to be paid by IBC shall be calculated at a twenty percent (20%) discount to the average of the three lowest prices of the Company’s common stock during the ten (10) consecutive trading days immediately prior to the receipt by IBC of the drawdown notice. The IBC Registration Statement was declared effective on May 29, 2013. As of the quarter ended September 30, 2013, the Company issued 4,500,000 shares to IBC under the equity line (inclusive of the commitment shares), for which it received $333,802, net of fees,in proceeds.

On June 5, 2013, the Company entered into a Settlement and Agreement and Release (the “Settlement Agreement”) with IBC pursuant to which the Company agreed to issue common stock to in exchange for the settlement of $214,535 (the “Settlement Amount”) of past-due accounts payable of the Company.  IBC purchased the accounts payable from certain vendors of the Company. On June 7, 2013, the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (the “Court”), entered an order (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act, in accordance with a stipulation of settlement, pursuant to the Settlement Agreement between the Company and IBC, in the matter entitled IBC Funds, LLC v. PositiveID Corporation (the “Action”). IBC commenced the Action against the Company to recover an aggregate of $214,535 of past-due accounts payable of the Company (the “Claim”), which IBC had purchased from certain vendors of the Company pursuant to the terms of separate receivable purchase agreements between IBC and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Settlement Agreement was entered into on June 5, 2013. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding upon the Company and IBC upon execution of the Order by the Court on June 7, 2013.

Pursuant to the terms of the Settlement Agreement approved by the Order, on June 7, 2013, the Company agreed to issue to IBC shares (the “Settlement Shares”) of the Company’s Common Stock. The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, IBC may deliver a request to the Company which states the dollar amount (designated in U.S. Dollars) of Common Stock to be issued to IBC (the “Share Request”). The parties agree that the total amount of Common Stock to be delivered by the Company to satisfy the Share Request shall be issued at a thirty percent (30%) discount to market based upon the average of the volume weighted average price of the Common Stock over the three (3) trading day period preceding the Share Request. Additional tranche requests shall be made as requested by IBC until the Settlement Amount is paid in full so long as the number of shares requested does not make IBC the owner of more than 4.99% of the outstanding shares of Common Stock at any given time. The Company has recorded a charge of $91,944 as of September 30, 2013 representing the total cost to the company for settling the $214,535 claim by issuing shares of common stock at a 30% discount. As of quarter ended September 30, 2013, the entire amount of the settlement was converted into 3,637,681 common shares.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to IBC or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and the rules and regulations thereunder), result in the beneficial ownership by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 4.99% of the Common Stock.

On August 26, 2013, the Company entered into a Stock Purchase Agreement and a Registration Rights Agreement (collectively, the “August 2013 Agreements”) with Ironridge Global IV, Ltd., a British Virgin Islands business company. Pursuant to the August 2013 Agreements, the Company agreed to issue 450 shares of Series F Preferred Stock to Ironridge in exchange for $300,000. Additionally, the Company issued 100 shares and 50 shares of Series F as commitment and documentation fees, respectively.

On November 13, 2013 the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Hudson Bay Master Fund Ltd. and seven other accredited purchaser (“Purchasers”) and on November 8, 2013, the Company entered into a Letter agreement (“November Letter”) with VeriTeQ Corporation. On that same date Hudson and VeriTeQ entered into a financing transaction. Pursuant to the Stock Purchase Agreement, the Company sold its remaining VeriTeQ common shares (871,754) and the convertible note owed from VeriTeQ to the Company (convertible into 135,793 shares of VeriTeQ common shares). Total proceeds from the sale are $750,000, which were received on November 13, 2013. Pursuant to the November Letter, the Company is entitled to receive a warrant to purchase 300,000 shares of VeriTeQ common stock at price of $2.84. The warrant is to have the identical terms as the warrant agreement between Hudons and VeriTeQ, including a life of 5 years and customary pricing reset provisions. The November Letter also specified that the remaining outstanding payable balance owed from VeriTeQ to the Company would be repaid pursuant to the following schedule: (a) $100,000 paid upon VeriTeQ raising capital in excess of $3 million (excluding the Hudson transaction of November 13, 2013), (b) within 30 and 60 days after the initial $100,000 payment, VeriTeQ shall pay $50,000 each (total of and additional $100,000) to the Company, and (c) the remaining balance of the payable (approximately $12,000) will be paid within 90 days after the initial $100,000 payment. We have requested the issuance of the warrant from VeriTeQ owed to PositiveID pursuant to the November Letter Agreement and VeriTeQ has not yet delivered such warrant. The warrant strike price is currently $2.84 per share, which is significantly out of the money. PositiveID intends to fully enforce its rights and VeriTeQ’s obligation to deliver the warrant.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to continue to access capital to provide funds to meet its working capital requirements for the near-term future. In addition and if necessary, the Company could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that the Company will be able to negotiate additional sources of equity or credit for its long term capital needs. The Company’s inability to have continuous access to such financing at reasonable costs could materially and adversely impact its financial condition, results of operations and cash flows, and result in significant dilution to the Company’s existing stockholders. The Company’s condensed consolidated financial statements do not include any adjustments relating recoverability of assets and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

For the Year Ended December 31, 2012

As of December 31, 2012, cash and cash equivalents totaled approximately $111,000 compared to cash and cash equivalents of approximately $28,000 at December 31, 2011.

Cash Flows from Operating Activities

Net cash used in operating activities totaled approximately $3.0 million during the year ended December 31, 2012 and approximately $6.7 million during the year ended December 31, 2011, primarily to fund operating losses. The improvement primarily resulted from our cost reduction initiatives and growth in our short-term debt, and deferred revenue.  Net cash used in discontinued operations was approximately $0.5 million during the year ended December 31, 2011 and $10,000 during the year ended December 31, 2012.

In January 2010, Stanley received a notice from the CRA that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008. The review covered all periods that we owned Xmark. In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million.

On January 20, 2012, we received an indemnification claim notice from Stanley related to the matter. We do not agree with the position taken by the CRA, and filed a formal appeal related to the matter on March 8, 2012. In addition, on March 28, 2012, Stanley received assessments for withholding taxes on deemed dividends in respect of the disallowed management fees totaling approximately $0.2 million, for which we filed a formal appeal on June 7, 2012. In October 2012, the Company submitted a Competent Authority filing to the U.S. IRS seeking relief in the matter.  In connection with the filing of the appeal, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. The Company has also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit an additional upfront payment of approximately $220,000. Pursuant to a letter agreement dated March 7, 2012, we have agreed to repay Stanley for the upfront payment, plus interest at the rate of five percent per annum, in 24 equal monthly payments beginning on June 1, 2012. To the extent that we and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or us as applicable. Based on our review of the correspondence and evaluation of the supporting detail, we do not believe that the ultimate resolution of this matter will have a material negative impact on our historical tax liabilities or results of operations. We have established an accrual of $400,000 for this contingency as of December 31, 2012, which we believe is adequate.  During 2012 and continuing into 2013 the Company has been delinquent in its payments to Stanley.  The Company and Stanley have agreed to monthly payments of approximately $26,000 per month for 2013.  The Company is current with this adjusted schedule as of March 31, 2013.

Cash Flows from Investing Activities

Investing activities provided cash of approximately $0.7 million for the year ended December 31, 2011, primarily related to proceeds received from the sale of NationalCreditReport.com. Net cash used in investing activities was not significant for the year ended December 31, 2012.

Cash Flows from Financing Activities

Financing activities provided net cash of approximately $3.1 million and $4.3 million during the years ended December 31, 2012 and 2011, respectively, primarily related to proceeds from the issuance of preferred stock under the financing agreements with Ironridge Global III, LLC and Ironridge Global Technology, a division of Ironridge Global IV, Ltd.  During 2011, the Company also converted preferred shares with both Socius CG II, Ltd. and Optimus Technology Capital Partners, LLC, which resulted in proceeds in addition to the Ironridge financing agreements.

Financial Condition

As of December 31, 2012, we had a working capital deficiency of approximately $4.6 million and an accumulated deficit of approximately $111.3 million, compared to a working capital deficit of approximately $2.7 million and an accumulated deficit of approximately $86 million as of December 31, 2011. The decrease in working capital was primarily due to operating losses for the period, offset by cash received from Boeing under the “Boeing License Agreement,” proceeds from the sale common stock under our equity line financing and capital raised through preferred stock and convertible debt financings.

We have incurred operating losses prior to and since the merger that created PositiveID. The current operating losses are the result of research and development expenditures, selling, general and administrative expenses related to our projects and products.  We expect our operating losses to continue through 2013. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to obtain financing to fund the continued development of our products and to support working capital requirements. Until we are able to achieve operating profits, we will continue to seek to access the capital markets.  In 2011 and 2012, we raised approximately $7.4 million from the issuance of convertible preferred stock, common stock under an equity line financing, and convertible debt.  Subsequent to year end December 31, 2012 we have raised approximately $1.0 million, net, from a new promissory note, convertible debt, preferred stock conversions, and our equity line financing.  Additionally, in March and April 2013 we received $1,500,000 under the Boeing License Agreement with Boeing.

During 2013, we will need to raise additional capital, including capital not currently available under our current financing agreements in order to execute our business plan.

On August 31, 2011, we received notification that our stock was being delisted from the Nasdaq Capital Market and on September 1, 2011, our stock began trading on the OTC Markets.

We intend to continue to access capital to provide funds to meet our working capital requirements for the near-term future. In addition and if necessary, we could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that we will be able to derive sufficient funding under the Ironridge facilities or be successful in negotiating additional sources of equity or credit for our long-term capital needs.  Our inability to have continuous access to such financing at reasonable costs could materially and adversely impact our financial condition, results of operations and cash flows, and result in significant dilution to our existing stockholders.

Critical Accounting Policies and Estimates

The following are descriptions of the accounting policies that our management believes involve a high degree of judgment and complexity, and that, in turn, could materially affect our consolidated financial statements if various estimates and assumptions made in connection with the application of such policies were changed significantly. The preparation of our consolidated financial statements requires that we make certain estimates and judgments that affect the amounts reported and disclosed in our consolidated financial statements and related notes. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, collectability of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed.

If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of the Company’s deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

In October 2009, the Financial Accounting Standard Board, or FASB, issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance requires the use of management’s best estimate of selling price for the deliverables in an arrangement when vendor specific objective evidence, vendor objective evidence or third party evidence of the selling price is not available. In addition, excluding specific software revenue guidance, the residual method of allocating arrangement consideration is no longer permitted, and an entity is required to allocate arrangement consideration using the relative selling price method.

To the extent the Company sells products that may consist of multiple deliverables the revenue recognition is subject to specific guidance. A multiple-deliverable arrangement is separated into more than one unit of accounting if the following criteria are met:

●	the delivered item(s) has value to the client on a stand-alone basis; and

●

if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is a relative selling price for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative selling price.

Intangible Assets

ASC 350, “Intangibles — Goodwill and Other” requires that intangible assets with indefinite lives, including goodwill, be evaluated on an annual basis for impairment or more frequently if an event occurs or circumstances change that could potentially result in impairment. The goodwill impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units. If the fair value of the reporting unit is less than the book value (including goodwill), then goodwill is reduced to its implied fair value and the amount of the write-down is charged to operations. We are required to test our goodwill and intangible assets with indefinite lives for impairment at least annually.

In assessing potential impairment of the intangible assets and goodwill recorded in connection with the MFS acquisition as of December 31, 2012, we considered the likelihood of future cash flows attributable to such assets, including but not limited to cash received from Boeing and the probability and extent of MFS’s participation in the DHS’s BioWatch Generation 3 program, for which a final Request for Proposal for Stage 1 of the procurement is expected to be released by the second quarter of 2013. Based on our analysis, we have concluded based on information currently available, that no impairment of the intangible assets or goodwill exists as of December 31, 2012.

Stock-Based Compensation

Stock-based compensation expense is recognized using the fair-value based method for all awards granted. Compensation expense for employees is recognized over the requisite service period based on the grant-date fair value of the awards. Forfeitures of stock-based grants are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Black-Scholes option pricing model, which we use to value our stock options, requires us to make several key judgments including:

●	the estimated value of our common stock;

●	the expected life of issued stock options;

●	the expected volatility of our stock price;

●	the expected dividend yield to be realized over the life of the stock options; and

●	the risk-free interest rate over the expected life of the stock options.

Our computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of our common stock.

Accounting for Income Taxes

We use the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to reduce deferred tax assets to the amount of estimated future tax benefit when it is more likely than not that some portion of the deferred tax assets will not be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

We use a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized, and the second step is to determine the amount to be recognized:

●

income tax benefits are recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

●

if a position is determined to be more likely than not of being sustained, the reporting enterprise recognizes the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.

We continue to fully recognize our tax benefits, which are offset by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized. We have analyzed our filing positions in all of the foreign, federal and state jurisdictions where the Company is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result, we have not recorded a tax liability and have no unrecognized tax benefits as of December 31, 2012 or 2011.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Our directors, their ages and business experience, as of January 28, 2014, are set forth below:

Name	Positions with the Company
William J. Caragol	Chairman, Chief Executive Officer, and Acting Chief Financial Officer
Jeffrey S. Cobb	Director
Michael E. Krawitz	Director
Ned L. Siegel	Director

William J. Caragol, 46, has served as our chief executive officer since August 26, 2011 and as our chairman of the Board of Directors since December 6, 2011 and previously served as our president from May 2007 until August 26, 2011, our chief financial officer from August 2006 through August 26, 2011, and treasurer since December 2006.  Since September 28, 2012, Mr. Caragol has also been our acting chief financial officer.  Mr. Caragol served as Steel Vault’s president and a member of its Board of Directors from December 3, 2008 and as acting chief financial officer from October 24, 2008 until November 11, 2009 when Steel Vault became our wholly-owned subsidiary. Mr. Caragol served as acting chief executive officer of Steel Vault from October 24, 2008 until December 3, 2008 when he was appointed chief executive officer. Mr. Caragol serves on the Board of Trustees of Saint Andrews School.  Mr. Caragol served as a member of the Board of Directors of Gulfstream International Group, Inc. from September to October 2010 and on the Board of Directors of VeriTeQ Corporation until July 8, 2013.  He is a member of the American Institute of Certified Public Accountants and graduated from the Washington & Lee University with a bachelor of science in Administration and Accounting. The Board of Directors nominated Mr. Caragol as a director because of his past experience as a senior executive of other companies in the technology industry and because he holds the position of chief executive officer.

Jeffrey S. Cobb, 52, has served as a member of our Board of Directors since March 2007. Since April 2004, Mr. Cobb is the chief operating officer of IT Resource Solutions.net, Inc. Mr. Cobb served as a member of the board of directors of Steel Vault from March 2004 through July 22, 2008. Mr. Cobb earned his bachelor of science in Marketing and Management from Jacksonville University. Mr. Cobb was nominated to the Board of Directors because of his management and business development experience in technology companies.

Michael E. Krawitz, 44, has served as a member of our Board of Directors since November 2008. He currently serves as chief executive officer of PEAR, LLC, a provider of green retrofitting and renewable energy since February 2011. From July 2010 until February 2011, he served as chief executive officer of Florida Sunshine Investments I, Inc. He previously served as the chief executive officer and president of VeriTeQ Corporation from December 2006 to December 2007, executive vice president from March 2003 until December 2006, and as a member of its board of directors from July 2007 until December 2007. He was re-appointed to the VeriTeQ board of directors on July 5, 2013. Mr. Krawitz served as a member on the board of directors of Steel Vault from July 23, 2008 until November 11, 2009. Mr. Krawitz earned a bachelor of arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994. Mr. Krawitz was nominated to the Board of Directors due to his past experience as a chief executive officer of Digital Angel, our former parent company, as well as his experience as an attorney.

Ned L. Siegel, 62, has served as a member of our Board of Directors since February 2011.  He has served as President of the Siegel Group, Inc. since September 1997, and Managing Member of the Siegel Consulting Group, LLC since November 2009, which provide real estate development and realty management services.  From October 2007 until January 2009, he served as United States Ambassador to the Commonwealth of the Bahamas. Mr. Siegel was appointed Vice Chairman of Alternative Fuels Americas, Inc. in January of 2011. Mr. Siegel earned a bachelor of arts degree from the University of Connecticut in 1973 and a juris doctorate from the Dickinson School of Law in 1976.  Mr. Siegel was nominated to the Board of Directors due to his past experience with government appointments and services and his managerial experience.

Executive Officers

Our executive officer, his age and positions, as of January 28, 2014, is set forth below:

Name	Age	Position
William J. Caragol	46	Chairman of the Board, Chief Executive Officer and Acting Chief Financial Officer

A summary of the business experience of Mr. Caragol is set forth above.

Audit Committee

Our audit committee currently consists of Ned L. Siegel and Jeffrey S. Cobb. Mr. Siegel chairs the audit committee. Our Board of Directors has determined that each of the members of our audit committee is “independent,” as defined under, and required by, the federal securities laws and the rules of the SEC, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. Although we are no longer listed on the Nasdaq Capital Market, each of the members of our audit committee is “independent” under the listing standards of the Nasdaq Capital Market. Our Board of Directors has determined that Mr. Siegel qualifies as an “audit committee financial expert” under applicable federal securities laws and regulations. A copy of the current audit committee charter is available on our website at www.positiveidcorp.com.

The audit committee assists our Board of Directors in its oversight of:

●	our accounting, financial reporting processes, audits and the integrity of our financial statements;

●	our independent auditor’s qualifications, independence and performance;

●	our compliance with legal and regulatory requirements;

●	our internal accounting and financial controls; and

●

our audited financial statements and reports, and the discussion of the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit and non-audit services to be provided to us by our independent auditors must be approved in advance by our audit committee, other than de minimis non-audit services that may instead be approved in accordance with applicable rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports. Based solely on a review of copies of such forms and written representations from our directors, executive officers and 10% owners, we believe that for the fiscal year of 2012, all of our directors, executive officers and 10% owners were in compliance with the disclosure requirements of Section 16(a).

Code of Business Conduct and Ethics

Our Board of Directors has approved and we have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, which applies to all of our directors, officers and employees. Our Board of Directors has also approved and we have adopted a Code of Ethics for Senior Financial Officers, or the Code for SFO, which applies to our chief executive officer and chief financial officer. The Code of Conduct and the Code for SFO are available upon written request to PositiveID Corporation, Attention: Secretary, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. The audit committee of our Board of Directors is responsible for overseeing the Code of Conduct and the Code for SFO. Our audit committee must approve any waivers of the Code of Conduct for directors and executive officers and any waivers of the Code for SFO.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned in or with respect to our fiscal year 2012 and 2013 by:

●	each person who served as our chief executive officer in 2013; and

●	each person who served as our chief financial officer in 2013.

We had no other executive officers during any part of 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

William J. Caragol	2013	275,000	(1)	138,000	(2)	51,250	(3)	—	—	47,655	(4)	578,905
Chairman, Chief Executive Officer and Acting Chief Financial Officer	2012	275,000	(5)	205,000	(6)	350,000	(3)	—	—	47,647	(7)	672,647

(1)

Represents the $275,000 salary pursuant to Mr. Caragol’s employment contract.  Of this amount $58,134 was paid in cash during 2013, $139,000 was paid through the issuance of 139 shares of Series I Preferred Stock, and $10,000 was paid through the transfer of 5,556 shares of VeriTeQ common stock owned by the Company. The remainder was deferred.

(2)	Represents the fair value of 138 shares of Series I Preferred Stock which was granted to Mr. Caragol as bonus compensation for 2013.

(3)	Represents the aggregate grant date fair value, of 100,000 shares of our common stock.

(4)

The amount shown includes (i) $25,000 for an expense allowance, which amount was converted to 25 shares of Series I Preferred Stock as part of the liability reduction plan; and (ii) $22,655 for an automobile lease, insurance and gasoline expenses.

(5)

Represents the $275,000 salary pursuant to Mr. Caragol’s employment contract.  Of this amount $138,558 was paid during 2012, the remainder of which was paid in 2013 ($75,442 in cash and 61 shares of Series I Preferred Stock valued at $61,000).

(6)	Represent s aggregate grant date fair value of 100,000 shares of our common stock issued as bonus for 2012.
(7)

The amount shown includes (i) $248 in respect of long-term disability insurance provided to Mr. Caragol; (ii) $25,000 for an expense allowance, which amount was converted to 25 shares of Series I Preferred Stock as part of the liability reduction plan; and (iii) $22,399 for an automobile lease, insurance and gasoline expenses.

Narrative Disclosure to Summary Compensation Table and Additional Narrative Disclosure

Executive Employment Arrangements

2011 Executive Employment Arrangements

On November 10, 2010, our Compensation Committee approved a five year employment and non-compete agreement for Mr. Caragol. Beginning in 2011, Mr. Caragol began receiving a base salary of $225,000.  His salary was set to increase a minimum of 5% per annum during each calendar year of the term.  During the term, Mr. Caragol was due to receive a minimum annual bonus for each calendar year of the term in an amount equal to a minimum of one (1) times such executive’s base salary.  Additionally, the Compensation Committee has the authority to approve a discretionary bonus for each year of the term. In 2010, Mr. Caragol received 30,000 shares of restricted stock, under the PositiveID Corporation 2009 Stock Incentive Plan. These restricted shares vested according to the following schedule: (i) 50% vest on January 1, 2012; and (ii) 50% vest on January 1, 2013. Mr. Caragol’s rights and interests in the unvested portion of the restricted stock were subject to forfeiture in the event he resigned prior to January 1, 2013 or was terminated for cause prior to January 1, 2013, with said cause being defined as a conviction of a felony or such person being prevented from providing services to us as a result of such person’s violation of any law, regulation and/or rule. Mr. Caragol is also entitled to Company-paid health insurance and disability insurance, non-allocable expenses of $25,000, and is entitled to use of an automobile leased by us and other automobile expenses, including insurance, gasoline and maintenance costs.

If Mr. Caragol’s employment is terminated prior to the expiration of the term of his employment agreement, certain significant payments become due. The amount of such payments depends on the nature of the termination. In addition, the employment agreement contains a change of control provision that provides for the payment of five times the then current base salary and five times the average bonus paid to Mr. Caragol for the three full calendar years immediately prior to the change of control.  Any outstanding stock options or restricted shares held by the executive as of the date of his termination or a change of control become vested and exercisable as of such date, and remain exercisable during the remaining life of the option.  Upon a change of control, we must continue to pay all lease payments on the vehicle then used by executive. The employment agreement also contains non-compete and confidentiality provisions which are effective from the date of employment through two years from the date the employment agreement is terminated.

On September 30, 2011, our Compensation Committee approved a two year employment and non-compete agreement for Bryan D. Happ, our chief financial officer. Under the employment agreement, Mr. Happ was to receive a base salary of $180,000, subject to a minimum increase of 5% per annum during each calendar year of the term.  During the term, Mr. Happ was eligible to receive a discretionary bonus for each year of the term with a target incentive compensation between 50% and 100% of his base salary then being paid. Mr. Happ was also entitled to receive Company-paid health and disability insurance during the term of the employment agreement.  If Mr. Happ’s employment was terminated prior to the expiration of the term, certain payments were to become due.  The amount of such payments depended on the nature of the termination and whether the termination occurred before or after one year from the date of the employment agreement. In the event Mr. Happ was terminated without cause on or before one year from the date of the employment agreement, Mr. Happ was entitled to one times his then current base salary and any bonus paid by us within one year from the date of the employment agreement. In the event Mr. Happ was terminated without cause after one year from the date of the employment agreement, Mr. Happ was entitled to two times his then current base salary and the average bonus paid by us within the last two calendar years (or such lesser period if the employment agreement is terminated less than two years from the date of the employment agreement).

Amendments to 2011 Executive Employment Arrangements

Mr. Caragol's annual base salary was increased from $225,000 to $275,000 in connection with his appointment as our chief executive officer effective August 26, 2011.

On December 6, 2011, the Compensation Committee approved a First Amendment to Employment and Non-Compete Agreement, or the First Amendment, between us and William J. Caragol, our chief executive officer, in connection with Mr. Caragol’s assumption of the position of chairman of the Board of Directors effective December 6, 2011. The First Amendment amends the Employment and Non-Compete Agreement dated November 11, 2010, between us and Mr. Caragol and provides for, among other things, the elimination of any future guaranteed raises and bonuses, other than a 2011 bonus of $375,000  to be paid beginning January 1, 2012 in twelve (12) equal monthly payments.   This bonus was not paid during 2012 and on January 8, 2013, $300,000 of such bonus was converted into 738,916 shares of our restricted common stock, which vest on January 1, 2016.  The remaining $75,000 was deferred and in 2013 was converted into 75 shares of Series I Preferred Stock.  In addition, the First Amendment amends the change of control provision by increasing the multiplier from 3 to 5 and capping any change in control compensation to 10% of the transaction value.  The First Amendment also obligates us to grant to Mr. Caragol an aggregate of 500,000 shares of restricted stock over a 4 year period as follows: (i) 100,000 shares upon execution of the First Amendment, which shall vest on January 1, 2014, (ii) 100,000 shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 100,000 shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 100,000 shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 100,000 shares on January 1, 2015, which shall vest on January 1, 2016.   We and Mr. Caragol agreed to delay the issuance of the first and second restricted share grants, for a total of 200,000 shares, until we had available shares under one of our stock incentive plans. The restricted shares were granted on October 4, 2012. Upon a change in control or in the event that Mr. Caragol terminates his employment for “constructive termination” (as such term is defined his employment agreement) or in the event we terminate his employment without cause, the restricted stock described above shall be issued within five (5) business days of such triggering event and all of the restricted stock shall vest immediately. If Mr. Caragol resigns, is terminated for cause, or his employment is terminated due to his death or disability, Mr. Caragol will forfeit the restricted shares discussed above.

On September 28, 2012, the employment of Bryan D. Happ, our chief financial officer terminated. In connection with the termination of Happ’s Employment and Non-Compete Agreement dated September 30, 2011, we and Mr. Happ entered into a Separation Agreement and General Release, or the Separation Agreement, on September 28, 2012. Pursuant to the Separation Agreement, Mr. Happ is due to receive payments totaling $404,423, or the Compensation, consisting of past-due accrued and unpaid salary and bonus amounts plus termination compensation. Of the Compensation, $100,000 was paid with 200,000 shares of our restricted common stock (such shares not issued under a stockholder approved plan) and $304,423 will be paid in cash. The cash balance of $304,423 will be repaid at a rate of $3,700 per bi-weekly pay period, subject to accelerated payment under certain events.  As of December 31, 2013, we have paid $120,900 of the cash balance to Mr. Happ.

Also effective September 28, 2012, we appointed William J. Caragol, our chairman and chief executive officer, as our acting chief financial officer.

On January 14, 2014, the Company and Mr. Caragol agreed to amend his employment contract and reduce his annual salary for the remainder of its term to $200,000, per annum, in exchange for 143 shares of Series I Preferred Stock, with a face value of $143,000. The Company also granted Mr. Caragol 100 shares of Series I Preferred Stock as a tax equalization payment to compensate Mr. Caragol for taxes paid on unrealized stock compensation during past years.

Outstanding Equity Awards as Of December 31, 2013

The following table provides information as of December 31, 2013 regarding unexercised stock options and restricted stock outstanding held by Mr. Caragol:

Outstanding Equity Awards as of December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. Caragol	2,000	—	—	$250.00	8/21/2016	—	—	—	—
	—	—	—	—	—	300,000	$8,280	—	—
	—	—	—	—	—	—	—	200,000	$5,520

(1)

Pursuant to Mr. Caragol’s employment agreements we are obligated to grant to Mr. Caragol an aggregate of 500,000 shares of restricted stock over a 4 year period as follows: (i) 100,000 shares upon execution of the agreement, which shall vest on January 1, 2014, (ii) 100,000 shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 100,000 shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 100,000 shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 100,000 shares on January 1, 2015, which shall vest on January 1, 2016. Upon a change in control or in the event that Mr. Caragol terminates his employment for “constructive termination” (as such term is defined his employment agreement) or in the event we terminate his employment without cause, the restricted stock described above shall be issued within five (5) business days of such triggering event and all of the restricted stock shall vest immediately. If Mr. Caragol resigns, is terminated for cause, or his employment is terminated due to his death or disability, Mr. Caragol will forfeit the restricted shares discussed above.

(2)	Computed by multiplying the closing market price of a share of our common stock on December 31, 2013, or $0.0276, by the number of shares of common stock that have not vested.

Director Compensation

The following table provides compensation information for persons serving as members of our Board of Directors during 2013:

2013 Director Compensation

Name	Fees		Stock Awards		Option	Non-Equity	Nonqualified	All Other		Total
	Earned		($) (2)		Awards	Incentive Plan	Deferred	Compensation		($)
	or Paid				($)	Compensation	Compensation	($) (3)
	in Cash					($)	Earnings
	($)(1)
Jeffrey S. Cobb	41,000	(4)	30,750	(8)	0	0	0	75,000	(4)	146,750
Barry M. Edelstein	27,000	(5)	30,750	(9)	0	0	0	75,000	(5)	132,750
Michael E. Krawitz	52,000	(6)	51,250	(10)	0	0	0	285,000	(6)	388,250
Ned L. Siegel	47,000	(7)	61,500	(11)	0	0	0	75,000	(7)	183,500

(1)

During 2013 $167,000 of these fees were paid through the conversion of amount owed to Series I Preferred Shares and transfer VeriTeQ Corporation common shares owned by the Company as part of the liability reduction plan. These fees are comprised of $5,000 per quarter, per director. Mr. Siegel and Mr. Krawitz as chairs of the audit committee and compensation committee, respectively, received $2,500 per quarter in addition to the base fee. Additionally, the directors earned $1,000 per telephonic meeting and $2,000 per in person meeting. During 2013 there were 20 meetings of the Board of Directors.

(2)	The dollar amount of these awards reflected in the table represents the aggregate grant date fair value.

(3)

The amount shown includes aggregate of (i) $510,000 as compensation for out-of-pocket tax expense for previous equity awards as part of the tax equalization plan. These amounts wer settled on September 30, 2013 through the issuance of the Company's Series I Preferred Stock and the issuance of Company owned shares of VeriTeQ Corporation, as more fully described below.

(4)	On September 30, 2013 total compensation of $116,000 was settled by the Company issuing 38 shares of Series I Preferred Stock worth $38,000 and through the transfer of 41,667 shares of VeriTeQ Corporation common stock owned by the company worth $75,000. The remaining fees were deferred.
(5)	On September 30, 2013 total compensation of $102,000 was settled by the Company transferring of 56,666 shares of VeriTeQ Corporation common stock owned by the Company worth $102,000. The Company also issued an additional 4,167 shares of VeriTeQ Corporation common stock owned by the Company to settle $7,500 of accrued fees from 2012
(6)	On September 30, 2013 total compensation of $337,000 was settled by the Company issuing 51 shares of Series I Preferred Stock worth $51,000 and through the transfer of 158,611 shares of VeriTeQ Corporation common stock owned by the company worth $285,500.
(7)	On September 30, 2013 total compensation of $122,000 was settled by the Company issuing 14 shares of Series I Preferred Stock worth $14,000 and through the transfer of 55,556 shares of VeriTeQ Corporation common stock owned by the company worth $100,000. Additionally, during 2013, $5,000 was paid in cash. The remaining fees were deferred.

(8)	Mr. Cobb was granted 60,000 shares of our common stock on January 8, 2013, which vest on January 1, 2016. On December 31, 2013, Mr. Cobb was granted 500,000 shares of restricted common stock which vest on January 31, 2014. Additionally, Mr. Cobb was granted 25 shares of Series I convertible preferred stock, which vest on January 1, 2016. These grants were components of 2014 director’s compensation, and as such these amounts have not been included in 2013 Director Compensation.
(9)	Mr. Edelstein was granted 60,000 shares of our common stock on January 8, 2013, which vest on January 1, 2016.

(10)	Mr. Krawitz was granted 100,000 shares of our common stock on January 8, 2013, which vest on January 1, 2016. On December 31, 2013, Mr. Krawitz was granted 500,000 shares of restricted common stock which vest on January 31, 2014. Additionally, Mr. Krawitz was granted 25 shares of Series I convertible preferred stock, which vest on January 1, 2016. These grants were components of 2014 director’s compensation, and as such these amounts have not been included in 2013 Director Compensation.
(11)	Mr. Siegel was granted 100,000 shares of our common stock on January 8, 2013, which vest on January 1, 2016. On December 31, 2013, Mr. Siegel was granted 500,000 shares of restricted common stock which vest on January 31, 2014. Additionally, Mr. Siegel was granted 25 shares of Series I convertible preferred stock, which vest on January 1, 2016. These grants were components of 2014 director’s compensation, and as such these amounts have not been included in 2013 Director Compensation.

On February 21, 2013, the Board of Directors approved the 2013 Board Compensation Plan, effective January 1, 2013, which included: (i) quarterly compensation of $5,000 to each director, (ii) quarterly compensation of $2,500 for the chairs of the audit and compensation committees, (iii) a per meeting fee of $2,000 for each in person Board meeting and $1,000 for each telephonic meeting, and (iv) a Tax Equalization plan, granting tax equalization payments to the Board members totaling $510,000.  The fees and equalization payments were intended to be made at such time as we have a reasonable level of working capital.

On September 30, 2013, the Board of Directors of the Company agreed to satisfy $1,003,000 of accrued compensation owed to its directors, officers and management (collectively, the “Management”) through a Liability Reduction Plan (the “Plan”). Under this Plan the Company’s Management agreed to accept a combination of PositiveID Corporation Series I Convertible Preferred Stock (the “Series I Preferred Stock”) and to accept the transfer of Company-owned shares of common stock in Digital Angel Corporation (“Digital Angel”), a Delaware corporation, in settlement of accrued compensation.

Subject to the Plan $590,000 of accrued compensation was settled through the commitment to transfer 327,778 shares of VeriTeQ common stock (out of the 1,199,532 total shares of VeriTeQ common stock that are issuable to the Company upon the conversion of VeriTeQ’s Series C convertible preferred stock owned by the Company). The Series C conversion was completed on October 22, 2013. The VeriTeQ shares were valued at $1.80 (adjusted to reflect the 1 for 30 reverse split by VeriTeQ on October 22, 2013), which was a 21% discount to the closing bid price on September 30, 2013, to reflect liquidity discount and holding period restrictions. The closing bid price on the day of conversion was $2.28; on January 28, 2014 the closing bid price was $0.71.

Six members of Management participated in this conversion, including all four of the Company’s current board of directors and one of its former directors. The former director, Mr. Edelstein, resigned from our Board on July 8, 2013 to join VeriTeQ's board. The board and Management participated as follows:

Name	Position	Total Liability Converted($)	VeriTeQ Shares Transferred	Value of VeriTeQ Shares at September 30,2013	Value of VeriTeQ Shares at January 28, 2014
William J. Caragol	Chairman and Chief Executive Officer	$10,000	5,556	$12,667	$3,945
Michael E. Krawitz	Director	285,500	158,611	361,633	112,614
Jeffrey S. Cobb	Director	75,000	41,667	95,000	29,584
Barry Edelstein	Former Director	109,500	60,833	138,700	43,191
Ned L. Siegel	Director	100,000	55,556	126,667	39,445
Allison F. Tomek	SVP of Corporate Development	10,000	5,556	12,667	3,945
Total		$590,000	327,779	$747,334	$232,724

Subject to the Plan 413 shares of Series I Preferred Stock were issued in settlement of $413,000 of accrued compensation. The conversion price of the Series I shares was fixed at $0.036, which was the closing bid price on the day of conversion. The Series I preferred shares were issued to six members of the Company’s Management, including all four members of the current board of directors. The directors’ and management participation is detailed as follows:

Name	Position	Total Liability Converted($)	Preferred Series I Issued	Common Shares Issuable Upon Conversion	Total Votes
William J. Caragol	Chairman and Chief Executive Officer	$250,000	250	6,944,444	173,611,100
Michael E. Krawitz	Director	51,000	51	1,416,667	35,416,675
Jeffrey S. Cobb	Director	38,000	38	1,055,556	26,388,900
Ned L. Siegel	Director	14,000	14	388,889	9,722,225
Lyle Probst	President, MFS	40,000	40	1,111,111	27,777,775
Allison F. Tomek	SVP of Corporate Development	20,000	20	555,556	13,888,900
Total		$413,000	413	11,472,223	286,805,575

The Series I Preferred Stock has voting rights equivalent to twenty-five votes per common share equivalent. As of January 28, 2014, the Series I Preferred Stock, inclusive of the shares issued above and those issued subsequently, has the right to 891.4 million votes, or 95% of the total vote. As a result Management has voting control over the Company.

Equity Compensation Plan Information

The following table presents information regarding options and rights outstanding under equity our compensation plans as of December 31, 2013:

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price per share of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	406,732	$2.83	107,888
Equity compensation plans not approved by security holders(2)	1,002,667	$0.37	—
Total	1,409,399	$2.83	107,888

(1)	A narrative description of the material terms of our equity compensation plans is set forth in Note 6 to our consolidated financial statements for the year ended December 31, 2012.

(2)

We have made grants outside of our equity plans and have outstanding warrants exercisable for 3,085,620 shares of our common stock. These warrants were granted as an inducement for financing or for the rendering of consulting services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of January 28, 2014 by:

●	each of our directors;

●	each of our named executive officers;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 28, 2014 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 53,709,202 shares of our common stock outstanding as of January 28, 2014. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o PositiveID Corporation, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. As a result of the voting rights associated with the Company’s 809 shares of Series I Preferred Stock, the named executive officers and directors have the right to 715.0 million votes as the result of their Series I holdings. The percentage of voting rights in the table below assumes that all Series I shares held by directors and named officers are voted in any instance requiring shareholder vote.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)	Percent of Voting Rights (%)
Five Percent Stockholders:
William J. Caragol (1)	24,330,156	31.9%	60.1%
Ironridge Global Technology Co., a division of Ironridge Global IV, Ltd. (2)	5,365,549	9.9%	9.9%

Named Executive Officers and Directors:
William J. Caragol (1)	24,330,156	31.9%	60.1%
Jeffrey S. Cobb (3)	2,693,530	4.8%	5.6%
Michael E. Krawitz (4)	3,108,015	5.5%	6.6%
Ned L. Siegel (5)	2,068,239	3.8%	3.8%
Executive Officers and Directors as a group (4 persons)(6)	32,199,939	39.1%	76.0%

(1)

Mr. Caragol beneficially owns 24,330,156 shares, which includes 10,000 shares issuable upon the exercise of warrants and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 28, 2014. Mr. Caragol has sole voting power over 1,651,916 shares of our common stock. Mr. Caragol has sole dispositive power over 223,000 shares of our common stock. Mr. Caragol lacks dispositive power over 1,426,916 shares which are restricted as to transfer until January 1, 2015 (200,000 shares), and January 1, 2016 (1,226,916 shares). Mr. Caragol owns 631 shares of Series I preferred stock, which may convert to 22,668,240 shares of common stock. The Series I preferred stock vests on January 1, 2016.

(2)

Ironridge Global Partners, LLC, or IGP, and IGP's managing members Brendan T. O'Neil, Richard H. Kreger, John C. Kirkland and Keith Coulston may be deemed to beneficially own shares of common stock beneficially owned by Ironridge Global IV, Ltd., or IV, and shares of common stock beneficially owned by Ironridge Global III, LLC, or III, including shares issuable to III upon conversion of the Series F Preferred Stock. The address of the principal business office of IV is Harbour House, 2nd Floor, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands VGlliO. The address of the principal business office of IGP, III, and Messrs. O'Neil, Kreger and Coulston is 425 California Street, Suite 1010, San Francisco, California 94104. The address of the principal business office of Mr. Kirkland is 88I Alma Real Drive, Suite 305, Los Angeles, California 90272. Voting and dispositive power with respect to the shares owned by IV is exercised by David Sims and Peter Cooper, Directors. Voting and dispositive power with respect to shares of our common stock owned by III is exercised by Mr. O'Neil and Mr. Coulston. However, for so long as III or IV or any of their affiliates, or Ironridge, hold any shares of our common stock, they are prohibited from, among other actions: (1) voting any shares of our common stock owned or controlled by them, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the issuer; (2) engaging or participating in any actions or plans that relate to or would result in, among other things, (a) acquiring additional securities of us, alone or together with any other person, which would result in them collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of our total outstanding common stock or other voting securities, (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, (c) a sale or transfer of a material amount of assets, (d) changes in our present board of directors or management, (e) material changes in our capitalization or dividend policy, (f) any other material change in our business or corporate structure, (g) actions which may impede the acquisition of control us by any person or entity, (h) causing a class of our securities to be delisted, (i) causing a class of our equity securities to become eligible for termination of registration; or (3) any actions similar to the foregoing. Each ofiGP and Messrs. O'Neil, Kreger, Kirkland and Coulston disclaims beneficial ownership or control of any of the securities listed above. IGP and Messrs. O'Neil, Kreger, Kirkland and Coulston directly own no shares of the issuer. However, by reason of the provisions of Rule 13d-3 of the Exchange Act, as amended, IGP or Messrs. O'Neil, Kreger, Kirkland and Coulston may be deemed to beneficially own or control the shares owned by III and IV. Messrs. O'Neil, Kreger and Kirkland are each managing directors ofiii and IV, and managing directors, members and 30% beneficial owners of IGP. Mr. Coulston is a director, member and IO"/o beneficial owner of IGP. IGP is a member and beneficial owner of III, and a stockholder and beneficial owner of IV.

For purposes of calculating the percent of class, we have assumed that there were a total of 53,709,202 shares of our common stock outstanding such that 5,365,549 shares beneficially owned would represent approximately 9.99% of the outstanding common stock after such issuance. The 9.99% ownership limitation does not prevent Ironridge from selling some of its holdings and then receiving additional shares. In this way, Ironridge could sell more than the 9.99% ownership limitation while never holding more than this limit. The Series F Preferred Stock has a provision precluding III from converting any shares of Series F Preferred Stock if such conversion would result in Ironridge being deemed to beneficially own or control more than 9.99% of our outstanding common stock. Subject to the foregoing overall limitation, shares include (I) 5,365,549 shares of common stock beneficially owned by Ironridge, (2) 48,571,395 shares of common stock issuable upon conversion of 750 shares of the Series F Preferred Stock, and (3) a number of shares of common stock issuable upon conversion of any additional shares of Series F Preferred Stock that we may choose to issue in lieu of cash as payment of the 7.65% dividends on the Series F Preferred Stock.

(3)

Includes 574,800 shares of our common stock and 37,750 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 28, 2014. Mr. Cobb lacks dispositive power over 60,000 shares, which are restricted until January 1, 2016. Mr. Cobb owns 63 shares of Series I preferred stock, which may convert to 2,080,980 shares of common stock. The Series I preferred stock vests on January 1, 2016.

(4)

Includes 622,800 shares of our common stock and 36,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 28, 2014. Mr. Krawitz lacks dispositive power over 100,000 shares, which are restricted until January 1, 2016. Mr. Krawitz owns 76 shares of Series I preferred stock, which may convert to 2,449,215 shares of common stock. The Series I preferred stock vests on January 1, 2016.

(5)

Includes 631,076 shares of our common stock and 36,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 28, 2014. Mr. Siegel lacks dispositive power over 120,000 shares, which are restricted until January 1, 2016. Mr. Siegel owns 39 shares of Series I preferred stock, which may convert to 1,401,163 shares of common stock. The Series I preferred stock vests on January 1, 2016.

(6)

Includes shares of our common stock beneficially owned by current executive officers and directors and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of January 28, 2014, in each case as set forth in the footnotes to this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since the beginning of our fiscal year 2011, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

Related Party Transactions

VeriTeQ Transaction

On January 11, 2012, VeriTeQ Acquisition Corporation, or VeriTeQ, which is owned and controlled by our former chairman and chief executive officer, Scott Silverman, purchased all of the outstanding capital stock of PositiveID Animal Health, or Animal Health, in exchange for a secured promissory note in the amount of $200,000, or the Note, and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest, to which no value was ascribed. The Note accrues interest at 5% per annum. Payments under the Note were to begin on January 11, 2013 and are due and payable monthly, and the Note matures on January 11, 2015. The Note is secured by substantially all of the assets of Animal Health pursuant to a security agreement dated January 11, 2012, or the VeriTeQ Security Agreement. Mr. Caragol was a director of VeriTeQ Acquisition Corporation until July 8, 2013. Mr. Krawitz a director of the Company was a director of VeriTeQ Acquisition and continues as a director of VeriTeQ Corporation, its successor.

In connection with the sale, we entered into a license agreement with VeriTeQ dated January 11, 2012, or the Original License Agreement, which granted VeriTeQ a nonexclusive, perpetual, nontransferable, license to utilize our biosensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System,” or the Patent, for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management. Pursuant to the Original License Agreement, we were to receive royalties in the amount of 10% on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of 20% on gross revenues that are generated under the Development and Supply Agreement between us and Medical Components, Inc., or Medcomp, dated April 2, 2009, to be calculated quarterly with royalty payments due within 30 days of each quarter end. The total cumulative royalty payments under the agreement with Medcomp will not exceed $600,000.

We also entered into a shared services agreement with VeriTeQ on January 11, 2012, or the Shared Services Agreement, pursuant to which we agreed to provide certain services to VeriTeQ in exchange for $30,000 per month. The term of the Shared Services Agreement commenced on January 23, 2012. The first payment for such services is not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000. On June 25, 2012, the Shared Services Agreement was amended, pursuant to which all amounts owed to us under the Shared Services Agreement as of May 31, 2012 were converted into shares of common stock of VeriTeQ. In addition, effective June 1, 2012, the level of shared services was decreased and the monthly charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000. Furthermore, on June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a nonexclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 $400,000; 2014 $800,000; and 2015 and thereafter $1,600,000.

On August 28, 2012, we entered into an Asset Purchase Agreement with VeriTeQ, or the VeriTeQ Asset Purchase Agreement, whereby VeriTeQ purchased all of the intellectual property, including patents and patents pending, related to our embedded biosensor portfolio of intellectual property. Under the VeriTeQ Asset Purchase Agreement, we are to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the embedded biosensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. In 2012, there are no minimum royalty requirements. Minimum royalty requirements thereafter, and through the remaining life of any of the patents and patents pending, are identical to the minimum royalties due under the Original License Agreement.

Simultaneously with the VeriTeQ Asset Purchase Agreement, we entered into a license agreement with VeriTeQ which granted us an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the VeriTeQ Asset Purchase Agreement, the Original License Agreement, as amended June 26, 2012, was terminated. Also on August 28, 2012, the VeriTeQ Security Agreement was amended, pursuant to which the assets sold by us to VeriTeQ under the VeriTeQ Asset Purchase Agreement and the related royalty payments were added as collateral under the Security Agreement.

On August 28, 2012, the Shared Services Agreement was further amended, pursuant to which, effective September 1, 2012, the level of services provided was decreased and the monthly charge for the shared services under the Shared Services Agreement was reduced from $12,000 to $5,000. On April22, 2013, the Company entered into a non-binding letter agreement with VeriTeQ in which the Company agreed to provide up to an additional $60,000 of support during April and May 2013.

The new agreements and amendments to existing agreements between the Company and VeriTeQ Acquisition Corporation on August 28, 2012 were entered into to transfer ownership of the underlying intellectual property, primarily patents, to VeriTeQ, with a license back to the Company for the one application that the Company retained. The royalty rates set in the original license were maintained and the rates in the Shared Services Agreement, as amended, were adjusted to reflect a decreased level of support between the two companies. The intent of these agreements and amendments was to better position VeriTeQ Acquisition Corporation for a third party capital transaction and were negotiated at arm's length. No additional financial consideration was conveyed in conjunction with these agreements and amendments. It was the Company's intent in its transactions with VeriTeQ Corporation to maximize and monetize its returns for the benefit of the Company.

On July 8, 2013, the Company entered into a Letter Agreement with VeriTeQ, to amend certain terms of several agreements between PositiveID and VeriTeQ. The Letter Agreement amended certain terms of the Shared Services Agreement entered into between PositiveID and VeriTeQ on January 11, 2012, as amended; the Asset Purchase Agreement entered into on August 28, 2012, as amended; and the Secured Promissory Note dated January 11, 2012.  The Letter Agreement defines the conditions of termination of the Shared Services Agreement, including payment of the approximate $290,000 owed from VeriTeQ to PositiveID, the elimination of minimum royalties payable to PositiveID under the Asset Purchase Agreement, as well as certain remedies if VeriTeQ fails to meet certain sales levels, and to amend the Note, which has a current balance of $228,000, to include a conversion feature under which the Note may be repaid, at VeriTeQ’s option, in equity in lieu of cash. The agreements entered into on July 8, 2013 were negotiated in conjunction with VeriTeQ Acquisition Corporation’s merger transaction with Digital Angel Corporation, resulting in a public company now called VeriTeQ Corporation. The terms of the agreements were made to benefit both the Company and VeriTeQ. The Company benefitted as its equity interest in VeriTeQ became an equity interest in a public company, allowing future realization of the Company’s holdings. No additional financial consideration was conveyed in conjunction with these agreements and amendments. The changes were also a condition to closing of the merger agreement set by Digital Angel, VeriTeQ’s merger partner.

During October 2013 VeriTeQ arranged a financing with a group of eight buyers (the “Buyers”). In conjunction with that transaction the Buyers offered the Company a choice of either selling its interest in VeriTeQ, including 871,754 shares and its convertible promissory note (which had a balance of $203,694 at the time of the transaction), which was convertible into 135,793 shares of VeriTeQ stock, for $750,000, or alternatively, to lock up its shares for a period of one year. The Board of Directors of the Company considered a number of factors, including the Company’s liquidity and access to capital, and the prospects for return on the VeriTeQ shares in twelve months. The Board concluded that it was in the best interest of Company to sell its interest in VeriTeQ to the Buyers.

As a result, on November 8, 2013 the Company entered into a letter agreement (the “November Letter Agreement”) with VeriTeQ and on November 13, 2013, the Company entered into a Stock Purchase Agreement (“SPA”) with the Buyers. On November 13, 2013 VeriTeQ entered into a financing transaction with Hudson Bay Master Fund Ltd. (“Hudson”) and other participants, including most of the Buyers.

Pursuant to the SPA, the Company sold its remaining shares of VeriTeQ common stock (871,754) and the convertible note owed from VeriTeQ to the Company (convertible into 135,793 shares of VeriTeQ common stock). Total proceeds from the sale were $750,000, which were received by November 18, 2013. On November 13, 2013, the aggregate market value of the 871,754 shares of VeriTeQ common stock was $1.8 million, and the aggregate market value of 135,793 shares of Common Stock underlying the promissory note was $276,000. As of January 14, 2014 the VeriTeq shares and shares underlying the convertible note (1,007,547 shares) had a value of $886,641. No officers or directors that received shares of VeriTeQ common stock on September 30, 2013 sold shares to any of the Buyers.

Pursuant to the November Letter Agreement, VeriTeQ is required to deliver to the Company a warrant to purchase 300,000 shares of VeriTeQ common stock at price of $2.84. The warrant will have the same terms as the warrant being entered into between Hudson and VeriTeQ, including a term of 5 years and customary pricing reset provisions. The Company has not yet received the warrant. The November Letter Agreement also specified that the remaining outstanding payable balance owed from VeriTeQ to the Company would be repaid pursuant to the following schedule: (a) $100,000 paid upon VeriTeQ raising capital in excess of $3 million (excluding the November 18, 2013 financing with Hudson), (b) within 30 and 60 days after the initial $100,000 payment, VeriTeQ shall pay $50,000 each (total of and additional $100,000) to the Company, and (c) the remaining balance of the payable (approximately $12,000) will be paid within 90 days after the initial $100,000 payment. The Letter Agreement also included several administrative corrections to previous agreements between the Company and VeriTeQ. We have requested the issuance of the warrant from VeriTeQ owed to PositiveID pursuant to the November Letter Agreement and VeriTeQ has not yet delivered such warrant. The warrant strike price is currently $2.84 per share, which is significantly out of the money. PositiveID intends to fully enforce its rights and VeriTeQ’s obligation to deliver the warrant.

Issuance of Series I Convertible Preferred Stock Resulting in Management’s Voting Control of the Company

On September 30, 2013, the Board of Directors of the Company agreed to satisfy $1,003,000 of accrued compensation owed to its directors, officers and management (collectively, the “Management”) through a Liability Reduction Plan (the “Plan”). Under this Plan the Company’s Management agreed to accept a combination of PositiveID Corporation Series I Convertible Preferred Stock (the “Series I Preferred Stock”) and to accept the transfer of Company-owned shares of common stock in Digital Angel Corporation (“Digital Angel”), a Delaware corporation, in settlement of accrued compensation.

Subject to the Plan $590,000 of accrued compensation was settled through the commitment to transfer 327,778 shares of VeriTeQ common stock (out of the 1,199,532 total shares of VeriTeQ common stock that are issuable to the Company upon the conversion of VeriTeQ’s Series C convertible preferred stock owned by the Company). The Series C conversion was completed on October 22, 2013. The VeriTeQ shares were valued at $1.80 (adjusted to reflect the 1 for 30 reverse split by VeriTeQ on October 22, 2013), which was a 21% discount to the closing bid price on September 30, 2013, to reflect liquidity discount and holding period restrictions. The closing bid price on the day of conversion was $2.28; on January 28, 2014 the closing bid price was $0.71.

Six members of Management participated in this conversion, including all four of the Company’s current board of directors and one of its former directors. The former director, Mr. Edelstein, resigned from our Board on July 8, 2013 to join VeriTeQ's Board. The board and Management participated as follows:

Name	Position	Total Liability Converted($)	VeriTeQ Shares Transferred	Value of VeriTeQ Shares at September 30,2013	Value of VeriTeQ Shares at January 28, 2014
William J. Caragol	Chairman and Chief Executive Officer	$10,000	5,556	$12,667	$3,945
Michael E. Krawitz	Director	285,500	158,611	361,633	112,614
Jeffrey S. Cobb	Director	75,000	41,667	95,000	29,584
Barry Edelstein	Former Director	109,500	60,833	138,700	43,191
Ned L. Siegel	Director	100,000	55,556	126,667	39,445
Allison F. Tomek	SVP of Corporate Development	10,000	5,556	12,667	3,995
Total		$590,000	327,779	$747,334	$232,724

Subject to the Plan 413 shares of Series I Preferred Stock were issued in settlement of $413,000 of accrued compensation. The conversion price of the Series I shares was fixed at $0.036, which was the closing bid price on the day of conversion. The Series I preferred shares were issued to six members of the Company’s Management, including all four members of the current board of directors. The directors’ and management participation is detailed as follows:

Name	Position	Total Liability Converted($)	Preferred Series I Issued	Common Shares Issuable Upon Conversion	Total Votes
William J. Caragol	Chairman and Chief Executive Officer	$250,000	250	6,944,444	173,611,100
Michael E. Krawitz	Director	51,000	51	1,416,667	35,416,675
Jeffrey S. Cobb	Director	38,000	38	1,055,556	26,388,900
Ned L. Siegel	Director	14,000	14	388,889	9,722,225
Lyle Probst	President, MFS	40,000	40	1,111,111	27,777,775
Allison F. Tomek	SVP of Corporate Development	20,000	20	555,556	13,888,900
Total		$413,000	413	11,472,223	286,805,575

On December 31, 2013 the three independent directors were each granted 25 shares of Series I, as a component of their 2014 board compensation. On January 14, 2014 an additional 512 shares of Series I were issued to the Company’s CEO, President and Senior Vice President. Of these shares 381 were issued to the Company’s chief executive officer as follows: (i) 138 shares issued for 2013 incentive compensation, (ii) 143 shares were issued for his agreement to amend his employment contract and reduce his annual salary from the remainder of the term of the contract to $200,000, per annum, and (iii) 100 shares of Series I as a tax equalization payment to compensate Mr. Caragol for taxes paid on unrealized stock compensation during past years. All Series I shares granted vest on January 1, 2016.

The Series I Preferred Stock has voting rights equivalent to twenty five votes per common share equivalent. As a result, the Company’s officers and directors increased their voting control from 7.2% to 95%, as of January 28, 2014. William J. Caragol, our Chief Executive officer and Chairman of the board of Directors was issued 250 shares subject to the Plan, granting him majority control with 54.8% voting control as of September 30, 2013, up from 5.6% as of September 30, 2013.

As of January 28, 2014, our officers, directors and management now have an aggregate of 895.1 million votes on any matter brought to a vote of the holders of common stock, including an aggregate 891.5 million votes, or 95% of the total vote, through the ownership of Series I Preferred Stock, and 3.6 million votes through the ownership of shares of our common stock. As a result, our officers, directors, and management have voting control over the 945.2 million of the outstanding voting shares of the Company. There exists an inherent conflict of interest in the board approval of the issuance of Series I Preferred Stock to officers and directors of the Company, which granted themselves voting control over the Company.

In granting these shares to directors and management the Board considered a number of factors, including the current market rates at which financing is available to early stage companies. It has been the Company’s experience that debt and equity financing for the Company in current market conditions was typically being priced at total discounts to market well in excess of 50%. The Board and management did not wish to receive any discount for the conversion of $613,000 of liabilities, but did seek to have a voting preference that was commensurate with the risk and more importantly continued commitment of the Board and management to the Company. The shares were therefore issued at the closing bid price the day of exchange (subject to signed exchange agreements with each participant), and at a dollar for dollar exchange ($1,000 of liability settled for 1 preferred share).

Caragol Note

On September 7, 2012, we issued a Secured Promissory Note, or the Caragol Note, in the principal amount of $200,000 to William J. Caragol, or Caragol, our chairman and chief executive officer, in connection with a $200,000 loan to us by Caragol. The Caragol Note accrues interest at a rate of 5% per annum, and principal and interest on the Caragol Note are due and payable on September 6, 2013. We agreed to accelerate the repayment of principal and interest in the event that we raise at least $1,500,000 from any combination of equity sales, strategic agreements, or other loans, with no prepayment penalty for any paydown prior to maturity. The Caragol Note was secured by a subordinated security interest in substantially all of our assets of pursuant to a Security Agreement between us and Caragol dated September 7, 2012, or the Caragol Security Agreement. The Caragol Note may be accelerated if an event of default occurs under the terms of the Caragol Note or the Caragol Security Agreement, or upon our insolvency, bankruptcy, or dissolution. As of December 31, 2012, the Company has paid $100,000 of the principal amount of the Caragol Note and all accrued interest owed on the date of payment on December 18, 2012. Additionally, we and Caragol terminated the Caragol Security Agreement effective January 16, 2013. As of January 28, 2014, the outstanding principal and interest on the Caragol Note was $105,639.

Review, Approval or Ratification of Transactions with Related Parties

Our audit committee’s charter requires review and discussion of any transactions or courses of dealing with parties related to us that are significant in size or involve terms or other aspects that differ from those that would be negotiated with independent parties. Our nominating and governance committee’s charter requires review of any proposed related party transactions, conflicts of interest and any other transactions for which independent review is necessary or desirable to achieve the highest standards of corporate governance. It is also our unwritten policy, which policy is not otherwise evidenced, for any related party transaction that involves more than a de minimis obligation, expense or payment, to obtain approval by our Board of Directors prior to our entering into any such transaction. In conformity with our various policies on related party transactions, each of the above transactions discussed in this “Certain Relationships and Related Transactions” section has been reviewed and approved by our Board of Directors.

Director Independence

Our Board of Directors currently consists of four members: William J. Caragol, Jeffrey S. Cobb, Michael E. Krawitz and Ned L. Siegel. Although we are no longer listed on the Nasdaq Capital Market, our Board of Directors has determined that three of our four directors, Messrs. Cobb, Krawitz and Siegel, are independent under the standards of the Nasdaq Capital Market. Mr. Caragol, who is our Chief Executive Officer and acting Chief Financial Officer is not considered independent.

For transactions, relationships or arrangements that were considered by the Board of Directors in determining whether each director was independent, please see “Certain Relationships and Related Transactions — Director and Officer Roles and Relationships” above.

PLAN OF DISTRIBUTION

Ironridge and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. Ironridge may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Ironridge may also sell securities under Rule 144 under the Securities Act , if available, rather than under this prospectus.

Broker-dealers engaged by the Ironridge may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Ironridge (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, Ironridge may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. Ironridge may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any persons deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by Ironrige.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by Ironridge without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Ironridge will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

The authorized capital stock of the Company consists of, 470,000,000 shares of the common stock of which as of the date hereof, 53,709,202 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.001, of which as of the date hereof, 300 shares have been previously designated as Series C Preferred Stock, of which none are currently issued and outstanding, 2,500 shares have been previously designated as Series F Preferred Stock, of which 750 shares are currently issued and outstanding, 500 shares have been previously designated as Series H Preferred Stock, of which none are currently issued and outstanding, and no shares are retired, and 1,000 have been previously designated as Series I Preferred Stock, of which 1,000 shares are currently issued and outstanding.

Common Stock

As of January 28, 2014, 53,709,202 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series C Preferred Stock

On March 14, 2011, we filed a certificate of designations of preferences, rights and limitations of Series C Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 400, par value $0.001. As of January 28, 2014, there were no shares of Series C Preferred Stock outstanding.

The Series C Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to our common stock and any other classes of stock or series of our preferred stock and junior to our existing and future indebtedness. Otherwise, holders of the Series C Preferred Stock were not entitled to receive dividends and have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Holders of Series C Preferred Stock were entitled to receive dividends on each outstanding share of Series C Preferred Stock, which accrues in shares of Series C Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends are payable annually on the anniversary of the issuance date.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series C Preferred Stock were first entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series C Liquidation Value, after which any of our remaining assets shall be distributed among the holders of the other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We could have redeemed, for cash, any or all of the Series C Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series C Preferred Stock, which we refer to as the Series C Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series C Preferred Stock, which we refer to as the Redemption Price. If we exercise this redemption option with respect to any Series C Preferred Stock prior to the fourth anniversary of the issuance of the Series C Preferred Stock, then in addition to the Redemption Price, we must pay to the holder a make-whole price per share equal to the following with respect to such redeemed Series C Preferred Stock:

●	35% of the Series C Liquidation Value if redeemed prior to the first anniversary of the issuance date,
●	27% of the Series C Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,
●	18% of the Series C Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and
●	9% of the Series C Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Shares of Series C Preferred Stock could have been converted into shares of our common stock, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceding the date of notice of conversion by us or the holder. If we exercise the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, we must pay to the holder additional shares with respect to such converted shares:

●	35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date,
●	27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date,
●	18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and
●	9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Series F Preferred Stock

On July 27, 2011, we filed a certificate of designations of preferences, rights and limitations of Series F Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 2,500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series F Preferred Stock. As of January 28, 2014, 2,100 shares have been converted into a total of 15,934,374 shares of common stock and there were 750 shares of Series F Preferred Stock outstanding, all of which were held by the Ironridge Entities. On December 19, 2013 we amended the certificate of designations of preferences, rights and limitations of Series F Preferred Stock to make the mechanics of conversion the same for both the Company and for Ironridge.

The Series F Preferred Stock is convertible into shares of our common stock at the respective Ironridge Entities option or at our option at any time after six-months from the date of issuance of the Series F Preferred Stock.

If we or Ironridge elect to convert the Series F Preferred Stock into common stock and the closing price of our common stock exceeds 150% of the Fixed Conversion Price for any consecutive 20 trading days, we will issue that number of shares of our common stock equal to the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the Fixed Conversion Price. If we or Ironridge elect to convert the Series F Preferred Stock into common stock and the closing price of our common stock is less than 150% of the Fixed Conversion Price, we will issue an initial number of shares of our common stock equal to 130% of the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 100% of the closing price of a share of our common stock on the trading day immediately preceding the date of the conversion notice.

After 20 trading days, the Ironridge Entity shall return, or we shall issue, a number of conversion shares, which we refer to as the Reconciling Conversion Shares, so that the total number of conversion shares under the conversion notice equals the early redemption price set forth below multiplied by the number of shares of subject to conversion, divided by the lower of (i) the Fixed Conversion Price and (ii) 85% of the average of the daily volume weighted average prices of our common stock for the three lowest of the 20 trading days following the issuance of a conversion notice.

The Series F Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, and (3) junior to our existing and future indebtedness. Holders of Series F Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to the Series F Preferred Stock.

Commencing on the date of issuance of any such shares of Series F Preferred Stock, holders of Series F Preferred Stock are entitled to receive dividends on each outstanding share of Series F Preferred Stock, which accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the date of issuance. Accrued dividends are payable upon redemption of the Series F Preferred Stock.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series F Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series F Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge to us that Ironridge issued, as follows. We may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series F Preferred Stock, which we refer to as the Series F Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock, which we refer to as the Redemption Price. Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, we may, at our option, redeem the shares at any time after the six-month anniversary of the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock:

●	149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date,

●	141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date,

●	133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,

●	126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date,

●	119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date,

●	112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and

●	106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series F Preferred Stock at the applicable early redemption price set forth above.

We cannot issue any shares of common stock upon conversion of the Series F Preferred Stock if it would result in an Ironridge Entity being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of our common stock then outstanding. In addition, prior to obtaining stockholder approval, shares of Series F Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series F Preferred Stock, plus any shares previously issued to the Ironridge Entity or its affiliates, would exceed 19.99% of the common stock outstanding on the date of the Preferred Stock Purchase Agreement.

Series H Preferred Stock

On January 13, 2012, we filed a certificate of designations of preferences, rights and limitations of Series H Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series H Preferred Stock. As of January 28, 2014, 500 shares have been converted into a total of 589,016 shares of our common stock and no shares of Series H Preferred Stock were outstanding.

The Series H Preferred Stock was convertible into shares of our common stock at the holder’s option at any time from the date of issuance of the Series H Preferred Stock. If the holder elects to convert, we will issue that number of shares of our common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $3.75, which we refer to as the Series H Conversion Price. There are no resets, ratchets or anti-dilution provisions that adjust the Series H Conversion Price other than the customary adjustments for stock splits.

We could have converted the Series H Preferred Stock into common stock if the closing price of our common stock exceeded 200% of the Series H Conversion Price for any consecutive 20 trading days and the following equity conditions were met:

●

on each day during the period beginning 30 trading days before the date we give the holder notice of conversion and ending 30 trading days after the date of the conversion notice, which we refer to as the Equity Conditions Measuring Period, our common stock is designated for quotation on a trading market and has not been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

●

during the Equity Conditions Measuring Period, we have delivered shares issuable upon all conversions or redemptions of the Series H Preferred Stock in accordance with their terms to the holder on a timely basis;

●

we have no knowledge of any fact that would cause both the registration statement not to be effective and available for the issuance of the conversion shares, Section 3(a)(9) of the Securities Act not to be available for the issuance of the conversion shares and Securities Act Rule 144 not to be available for the resale of all the conversion shares underlying the Series H Preferred Stock;

●	a minimum of $500,000 in aggregate trading volume has traded on the trading market during the 20 trading dates prior to the date of determination; and

●	we are otherwise in compliance with and shall not have breached any provision, covenant, representation or warranty of any transaction document.

Upon such conversion, we will issue that number of shares of our common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the Series H Conversion Price.

The Series H Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to our common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, (3) pari passu in right of dividends and liquidation with respect to the Series F Preferred Stock and (4) junior to our existing and future indebtedness. Shares of Series H Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series H Preferred Stock will be required to amend the terms of the Series H Preferred Stock or to issue any new pari passu or senior equity securities. There are no sinking-fund provisions applicable to the Series H Preferred Stock.

Commencing on the date of issuance of any such shares of Series H Preferred Stock, holders of Series H Preferred Stock were entitled to receive quarterly dividends on each outstanding share of Series H Preferred Stock, which were payable, at our option, in cash or shares of our common stock at a rate equal to 4.5% per annum from the date of issuance. If we opt to pay the dividends in shares of our common stock, although the Series H Preferred Stock certificate of designations does not contain a provision on how the number of shares will be valued, we and Ironridge have orally agreed that the shares will be valued at the lower of the conversion price or a 15% discount to the closing price of our common stock on the trading day immediately preceding the dividend payment date. Accrued dividends were payable on the last business day of each calendar quarter and upon redemption of the Series H Preferred Stock. The dividend rate will adjust upward by 98.2350 basis points for each $0.01 that the price of our common stock falls below $0.125 per share. The dividend rate cannot, however, exceed 10% per annum.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series H Preferred Stock shall first be entitled to be paid out of our assets available for distribution to our stockholders an amount with respect to the Series H Liquidation Value, as defined below, after which any of our remaining assets will be distributed among the holders of our other class or series of stock in accordance with our Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

We could have redeemed the Series H Preferred Stock, for cash, as follows. We could have redeemed any or all of the Series H Preferred Stock at any time after the tenth anniversary of the issuance date at the redemption price per share, which we refer to as the Series H Redemption Price, equal to $1,000 per share of Series H Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series H Preferred Stock, which we refer to as the Series H Liquidation Value. Prior to the tenth anniversary of the issuance of the Series H Preferred Stock, we may, at our option, redeem the shares at any time after the issuance date at a price per share equal to the Series H Liquidation Value plus the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date, less any dividends that have been paid, which we refer to as the Early Redemption Price.

In addition, if we determine to liquidate, dissolve or wind-up our business, or engage in any liquidation event, we must redeem the Series H Preferred Stock at the applicable Early Redemption Price.

We cannot issue any shares of common stock upon conversion of the Series H Preferred Stock if it would have resulted in Ironridge being deemed to beneficially own, within the meaning of Section 13(d) of the Exchange Act, more than 9.99% of the total shares of our common stock then outstanding. The 9.99% ownership limitation does not prevent Ironridge from selling some of its holdings and then receiving additional shares. In this way, Ironridge could sell more than the 9.99% ownership limitation while never holding more than this limit.

Series I Preferred Stock

On September 30, 2013 we filed a certificate of designations of preferences, rights and limitations of Series I Preferred Stock and so designated, as amended, the issuance of up to 1,000 shares of Series I Preferred Stock. The Series I Preferred Stock ranks junior the Company’s Series F Preferred Stock and to all liabilities of the Company and is senior to the Common Stock and any other preferred stock. The Series I Preferred Stock has a stated value per share of $1,000, a dividend rate of 6% per annum and a conversion price equal to the closing bid price of the Company’s Common Stock on the date of issuance. The Series I Preferred Stock is subject to redemption (at stated value, plus any accrued dividends) by the Company after three years or any time after one year, subject to a ten-day notice (to allow holder conversion). The Series I Preferred Stock is convertible into the Company’s Common Stock, at stated value plus accrued dividends, at the closing bid price on September 30, 2013 any time at the option of the holder and by the Company in the event that the Company’s closing stock price exceeds 400% of the conversion price for twenty consecutive trading days. The Series I Preferred Stock has voting rights equal to the number of shares of Common Stock that Series I Preferred Stock is convertible into, times twenty-five. The holders of Series I Preferred Stock will have functional voting control in situations requiring shareholder vote.

On September 30, 2013 the Company issued 413 shares of Series I Preferred Stock in settlement of $413,000 of accrued compensation, owed to its directors, officers and management. These shares of Series I Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001, at a price of $0.036 per share, which was the closing bid price on September 30, 2013. The Series I Preferred Stock will vest on January 1, 2016, subject to acceleration in the event of conversion or redemption.

On December 31, 2013 the Company issued 75 shares of Series I Preferred Stock as a component of director’s compensation for 2014. These shares of Series I Preferred Stock are convertible into shares of the Company’s common stock, at a price of $0.025 per share, which was the closing bid price on December 31, 2013. The Series I Preferred Stock will vest on January 1, 2016, subject to acceleration in the event of conversion or redemption.

On January 14, 2014 the Company issued 512 shares of Series I Preferred Stock to management as: (i) incentive compensation for 2013, (ii) the reduction of the CEO’s contractual salary from $275,000 to $200,000, and (iii) consideration for out of pocket tax payments made for previous years stock compensation. Of the 512 shares issued, the Company’s CEO received 381 shares. These shares of Series I Preferred Stock are convertible into shares of the Company’s common stock, at a price of $0.0245 per share, which was the closing bid price on January 14, 2014. The Series I Preferred Stock will vest on January 1, 2016, subject to acceleration in the event of conversion or redemption.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

Pursuant to our second amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to limited exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock.

Provisions in our certificate of incorporation and by-laws.

Certain provisions of our certificate of incorporation and by-laws could make the acquisition of us by means of a tender offer, or the acquisition of control of us by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Our certificate of incorporation and by-laws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board’s decision regarding a takeover.

Under our certificate of incorporation, 4,995,700 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.

Our by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

OTC Markets

Our common stock is quoted on the OTC Markets under the symbol “PSID.”

Registration Rights

In connection with the execution of the Ironridge Stock Purchase Agreement, on August 26, 2013, as amended on December 18, 2013, the Company and Ironridge also entered into the Ironridge Registration Rights Agreement. Pursuant to the Ironridge Registration Rights Agreement, the Company has agreed to file the registration statement of which this Prospectus is a part with the SEC to register for resale the common shares underlying the 750 shares of Series F Preferred Stock issued pursuant to the Ironridge Stock Purchase Agreement. The Company has also agreed to file a Registration Statement covering the common shares underlying the Series F within 30 days of closing (which deadline was met) and to use its best efforts to get the Registration Statement effective. In the event that the Registration Statement does not become effective by January 10, 2014, then the Company is obligated to issue 150 shares of Series F. If the Registration Statement is not declared effective by January 24, 2014, then the Company is obligated to issue an additional 150 shares of Series F Preferred Stock, as liquidated damages.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is 800-368-5948.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 28, 2014, we had 53,709,202 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

On April 18, 2013, our stockholders approved a reverse stock split within a range of between 1-for-10 to 1-for-25.  On that same date our Board of Directors approved a reverse stock split in the ratio of 1-for-25 and we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended with the Secretary of State of the State of Delaware to affect the reverse stock split.  On April 23, 2013, the reverse stock split became effective.  All share amounts in this Prospectus have been adjusted to reflect the 1-for 25 reverse stock split.

The outstanding shares of our common stock not included in this Prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of January 28, 2014, approximately 50,228,610 remaining shares constitute our public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common stock offered by this Prospectus will be passed upon for us by Szaferman, Lakind, Blumstein, Blades, PC, Lawrenceville, New Jersey.

EXPERTS

The consolidated balance sheets of PositiveID Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, in reliance on the report of such firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this Prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on the OTC Markets, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for the years ended December 31, 2012 and 2011	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2012 and 2011	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011	F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets as of September 30, 2013 (unaudited) and December 31, 2012	F-36

Condensed Consolidated Unaudited Statements of Operations – Three and Nine Months Ended September 30, 2013 and 2012	F-37

Condensed Consolidated Unaudited Statement of Stockholders’ Deficit – Nine Months Ended September 30, 2013	F-38

Condensed Consolidated Unaudited Statements of Cash Flows – Nine Months Ended September 30, 2013 and 2012	F-39

Notes to Condensed Consolidated Unaudited Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

PositiveID Corporation

We have audited the accompanying consolidated balance sheets of PositiveID Corporation (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PositiveID Corporation as of December 31, 2012 and 2011, and the consolidated results of its operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, at December 31, 2012 the Company has a working capital deficiency and an accumulated deficit. Additionally, the Company has incurred operating losses since its inception and expects operating losses to continue during 2013. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 15 to the accompanying consolidated financial statements, the Company effected a reverse stock split on April 23, 2013.

/s/ EisnerAmper LLP

New York, New York

April 16, 2013, except for Note 15, as to which the date is April 23, 2013

POSITIVEID CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$111	$28
Prepaid expenses and other current assets	37	82
Total Current Assets	148	110

Equipment, net	24	44
Pre-paid tax advance	738	—
Goodwill	510	510
Intangibles, net	980	1,385
Other assets	11	417
Total Assets	$2,411	$2,466

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$967	$1,020
Deferred revenue	1,000	—
Accrued expenses and other current liabilities	1,350	1,375
Short-term debt, net of discount	221	—
Note payable	716	—
Warrant liability	93	—
Accrued preferred stock dividends payable	99	24
Tax contingency	337	400
Total Current Liabilities	4,783	2,819

Contingent earn-out liability	645	538
Tax contingency	743	—
Stock obligation to related party	—	4,879

Commitments and contingencies

Stockholders’ Equity (Deficit):
Convertible preferred stock, 5,000,000 shares authorized, $.001 par value; Series F Preferred – 776 and 1,500 shares issued and outstanding at December 31, 2012 and 2011,respectively; liquidation preference of $876 and $1,524 , at December 31, 2012 and 2011, respectively	—	—
Common stock, 470,000,000 shares authorized, $.01 par value; 9,541,174 and 2,159,911 shares issued and outstanding at December 31, 2012 and 2011, respectively	2,385	540
Additional paid-in capital	105,448	82,042
Accumulated deficit	(111,329)	(86,102)
	(3,496)	(3,520
Note receivable for shares issued	(264)	(2,250)
Total Stockholders’ Deficit	(3,760)	(5,770)
Total Liabilities and Stockholders’ Deficit	$2,411	$2,466

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2012	2011
Revenue	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
Selling, general and administrative	6,541	10,849
Research and development	861	784
Impairment of capitalized cost	357	—
Stock compensation to related party (see Note 9)	—	4,879
Total operating expenses	7,759	16,512
Operating loss from continuing operations	(7,759)	(16,512)

Other income (expense), net	(224)	88
Loss from continuing operations	(7,983)	(16,424)

Discontinued operations:
Income (loss) from discontinued operations	(10)	498
Impairment of goodwill	—	(555)
Total loss from discontinued operations	(10)	(57)
Net loss	(7,993)	(16,481)

Preferred stock dividends	(75)	(221)
Beneficial conversion dividend on preferred stock	(17,234)	—
Net loss attributable to common stockholders	$(25,302)	$(16,702)

Loss from continuing operations per common share attributable to common stockholders	$(4.60)	$(10.85)
Loss from discontinued operations per common share	—	(0.04)
Loss per common share attributable to common stockholders – basic and diluted	$(4.60)	$(10.89)
Weighted average shares outstanding – basic and diluted	5,495	1,540

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2012 and 2011

(In thousands)

	Preferred Stock		Common Stock				Note	Total
	Shares (not in thousands)	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Receivable For Shares Issued	Stockholders’ Equity (Deficit)
Balance at January 1, 2011	230	$—	1,322	$330	$74,002	$(69,621)	$(3,105)	$1,606
Net loss	—	—	—	—	—	(16,481)	—	(16,481)
Stock based compensation	—	—	137	34	3,400	—	—	3,434
Issuance of Series B Preferred shares	190	—	—	—	1,900	—	—	1,900
Issuance of common stock for note receivable	—	—	147	37	2,528	—	(2,565)	—
Common stock issued pursuant to acquisition of Easy Check	—	—	8	2	112	—	—	114
Issuance of Series C Preferred shares, net of costs	140	—	—	—	1,228	—	—	1,228
Redemption of Series B Preferred shares	(420)	—	—	—	(5,465)	—	5,670	205
Issuance of common stock pursuant to acquisition of MicroFluidic Systems	—	—	134	34	1,212	—	—	1,246
Issuance of Series F Preferred shares, net of costs	1,500	—	—	—	883	—	—	883
Issuance of common stock for cash and note receivable	—	—	272	68	2,432	—	(2,250)	250
Common stock issued for Series C Preferred conversion	(140)	—	140	35	31	—	—	66
Accrual of preferred stock dividends	—	—	—	—	(221)	—	—	(221)
Balance at December 31, 2011	1,500	$—	2,160	$540	$82,042	$(86,102)	$(2,250)	$(5,770)
Net loss	—	—	—	—	—	(7,993)	—	(7,993)
Stock based compensation	—	—	992	248	1,473	—	—	1,721
Issuance of Series F Preferred shares, net of costs	600	—	—	—	100	—	—	100
Issuance of Series H Preferred shares, net of costs	500	—	20	5	381	—	—	386
Common stock issued for Series F Preferred conversion	(1,324)	—	3,185	796	(846)	—	1,986	1,936
Beneficial conversion dividends for Series F Preferred conversion	—	—	—	—	15,525	(15,525)	—	—
Common stock issued for Series H Preferred conversion and payment of Ironridge note receivable	(500)	—	589	147	(147)	—	—	—
Beneficial conversion dividends for Series H Preferred conversion	—	—	—	—	1,709	(1,709)	—	—
Issuance of Common Stock pursuant to Ironridge stock purchase agreement	—	—	1,000	250	127	—	—	377
Issuance of common stock pursuant to acquisition of MicroFluidic Systems	—	—	18	5	64	—	—	69
Issuance of Common Stock in satisfaction of related party stock obligations	—	—	1,363	341	5,000	—	—	5,341
Issuance of Common Stock for Optimus loaned shares	—	—	140	35	(35)	—	—	—
Cost of debt related to financing agreement	—	—	74	18	20	—	—	38
Beneficial conversion factor on Debt discount related to financing agreement	—	—	—	—	50	—	—	50
Debt discount related to financing agreement	—	—	—	—	66	—	—	66
Issuance of warrant pursuant to financing agreement, at fair value	—	—	—	—	(93)	—	—	(93)
Issuance of warrant pursuant to advisory agreement	—	—	—	—	87	—	—	87
Accrual of preferred stock dividends	—	—	—	—	(75)	—	—	(75)
Balance at December 31, 2012	776	—	9,541	2,385	105,448	(111,329)	(264)	(3,760)

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net loss	$(7,993)	$(16,481)
Add: Loss from discontinued operations	10	57
Loss from continuing operations	(7,983)	(16,424)
Adjustments to reconcile loss from continuing operations to net cash provided by/(used in) operating activities:
Depreciation and amortization	431	272
Stock-based compensation	1,721	3,434
Stock issued to advisor for acquisition	69	365
Warrants issued to advisors	87	—
Stock compensation to related party	—	4,879
In-process research and development expense	—	114
Impairment of capitalized cost	357	—
Impairment of goodwill	—	555
Increase (decrease) in fair value of contingent earn-out liability	107	(212)
Changes in operating assets and liabilities:
(Decrease) increase in prepaid expenses and other current assets	36	(258)
Increase in accounts payable and accrued expenses	1,139	1,136
Increase in deferred revenue	1,000	—
Net cash used in discontinued operations	(10)	(540)
Net cash used in operating activities	(3,046)	(6,679)
Cash flows from investing activities:
Acquisition of MicroFluidic Systems	—	(24)
Proceeds from sale of NationalCreditReport.com	—	675
Proceeds from sale of equipment	—	54
Purchase of equipment	(5)	(23)
Net cash provided by (used in) investing activities	(5)	682
Cash flows from financing activities:
Proceeds from equity financings, net of fees	2,791	4,261
Proceeds from debt financing, net of fees	343	—
Net cash provided by financing activities	3,134	4,261
Net increase/(decrease) in cash and cash equivalents	83	(1,736)
Cash and cash equivalents, beginning of year	28	1,764
Cash and cash equivalents, end of year	$111	$28

See accompanying notes to consolidated financial statements.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

1.   Organization and Basis of Presentation

PositiveID (the “Company” or “PositiveID”), through its wholly owned subsidiary MicroFluidic Systems (“MFS”), develops molecular diagnostic systems for bio-threat detection and rapid medical testing. The Company, through MFS, also develops fully automated pathogen detection systems and assays to detect a range of biological threats. The Company’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) system is an airborne bio-threat detection system developed for the homeland defense industry, to detect biological weapons of mass destruction.  MFS is also developing automated pathogen detection systems for rapid diagnostics, both for clinical and point of need applications.

PositiveID is a Delaware corporation formed in 2001. The Company commenced operations in 2002 as VeriChip Corporation. In 2007, the Company completed an initial public offering of its common stock.

In July 2008, the Company completed the sale of all of the outstanding capital stock of its subsidiary, Xmark Corporation (“Xmark”), which at the time was principally all of the Company’s operations to Stanley Canada Corporation (“Stanley”), a wholly-owned subsidiary of Stanley Black and Decker. The sale transaction was closed for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, the Company recorded a gain on the sale of Xmark of $6.2 million, with $4.5 million of that gain deferred until the escrow was settled in 2009.

Following the completion of the sale, the Company retired all of its outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and the Company’s officers and management for $9.1 million. In August 2008, the Company paid a special dividend to its stockholders of $15.8 million.

In November 2008, the Company entered into an Asset Purchase Agreement (“APA”) with Digital Angel Corporation and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel Corporation, which collectively are referred to as “Digital Angel.” The terms of the APA included the Company’s purchase of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. The Company also received covenants from Digital Angel Corporation and Destron Fearing that will permit the use of intellectual property of Digital Angel related to the Company’s health care business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. The Company paid Digital Angel $500,000 at the closing of the APA, which was recorded in the financials as research and development expense.

Also, in November 2008, R & R Consulting Partners LLC, a company controlled by the Company’s then chairman and chief executive officer, purchased 214,222 shares of common stock from Digital Angel, at which point in time Digital Angel ceased being a stockholder.

In September 2009, the Company, VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), and Steel Vault Corporation, a Delaware corporation (“Steel Vault”), signed an Agreement and Plan of Reorganization (the “Merger Agreement”), dated September 4, 2009, as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). Upon the consummation of the Merger, all outstanding shares, options and warrants of Steel Vault’s common stock were converted into approximately 0.2 million shares of common stock, 0.1 million options, and 18,200 million warrants of the Company. At the closing of the Merger, the Company changed its name to PositiveID Corporation.

In February 2010, the Company acquired the assets of Easy Check Medical Diagnostics, LLC (“Easy Check”), which included the glucose breath analysis system and the iglucose wireless communication system. The Company issued 12,000 shares of common stock in February 2010, with a fair value of $351,000, as consideration for the purchase.  The purchase agreement also included certain contingent payments and cash royalties based on future revenues. (See Note 4)

In May 2011, the Company entered into a Stock Purchase Agreement to acquire MFS, pursuant to which MFS became a wholly-owned subsidiary of the Company.

Beginning with the acquisition of MFS, the Company began a process to focus its operations on diagnostics and detection.  Since acquiring MFS, the Company has (i) sold substantially all of the assets of NationalCreditReport.com, which it had acquired in 2009, (ii) sold its VeriChip and HealthLink (personal health record) businesses, and (iii) entered into an exclusive license for its iglucose technology.  The Company will continue to seek either strategic partners or acquirers for its GlucoChip (glucose sensing microchip) and its glucose breath detection system.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

On August 31, 2011 we received notification that our stock was being delisted from the Nasdaq Capital Market and on September 1, 2011 our stock began trading on the OTC Bulletin Board.

Going Concern

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2012, the Company had a working capital deficiency of approximately $4.6 million and an accumulated deficit of $111.3 million, compared to a working capital deficiency of $2.7 million and an accumulated deficit of approximately $86 million as of December 31, 2011.  The Company has incurred operating losses prior to and since the merger that created PositiveID. The current operating losses are the result of selling, general and administrative expenses and research and development expenses. The Company expects its operating losses to continue through 2013. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing to fund the continued development of its products and to support working capital requirements. Until the Company is able to achieve operating profits, the Company will continue to seek to access the capital markets.  In 2012 and 2011, the Company raised approximately $7.4 million from the issuance of convertible preferred stock, common stock under an equity line financing, and convertible debt.  Subsequent to year end December 31, 2012 the Company has raised approximately $1.0 million, net, from a new promissory note, convertible debt, preferred stock conversions, and its equity line financing.  Additionally, in March 2013 the Company received $750,000 under the Boeing License Agreement with Boeing and expects to receive an additional $750,000 in April 2013.  During 2013, the Company will need to raise additional capital, including capital not currently available under its current financing agreements in order to execute its business plan.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to continue to access capital to provide funds to meet its working capital requirements for the near-term future. In addition and if necessary, the Company could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that the Company will be able to derive sufficient funding under the Ironridge facilities or be successful in negotiating additional sources of equity or credit for its long term capital needs. The Company’s inability to have continuous access to such financing at reasonable costs could materially and adversely impact its financial condition, results of operations and cash flows, and result in significant dilution to the Company’s existing stockholders. The Company’s consolidated financial statements do not include any adjustments relating recoverability of assets and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Discontinued Operations

In connection with the Company’s sale of its NationalCreditReport.com business in July 2011, its results of operations have been presented as discontinued operations in the accompanying consolidated statements of operations (see Note 3). Related amounts for prior periods presented have been reclassified to conform to the current period presentation. The Company currently operates in one business segment.

2.  Summary of Significant Accounting Policies

Principles of Consolidations

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Although these estimates are based on knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about lives of intangible and other long-lived assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities, and the determination of whether any impairments is to be recognized on intangible, among others.

Concentration of Credit Risk

The Company maintained its cash in one financial institution during the years ended December 31, 2012 and 2011. Balances were insured up to Federal Deposit Insurance Corporation (“FDIC”) limits. At times, cash deposits exceeded the federally insured limits.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Equipment

Equipment is carried at cost less accumulated depreciation, computed using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the shorter of the lease term or useful life, software is depreciated over 2 years, and equipment is depreciated over periods ranging from 3 to 5 years. Repairs and maintenance which do not extend the useful life of the asset are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.

Intangible Assets

Intangible assets are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful lives. As of December 31, 2012, customer contracts and relationships are being amortized over 3 years, patents are being amortized over 5 years, and non-compete agreements are being amortized over 2 years. Intangible assets consist of the following as of December 31, 2012 and 2011 (in thousands):

		December 31,
		2012		2011
	Gross Carrying Amount	Accumulated Amortization	Net	Accumulated Amortization	Net

Customer contracts and relationships	$230	$(121)	$109	$(45)	$185
Patents	1,223	(387)	836	(143)	1,080
Non-compete agreements	169	(134)	35	(49)	120
	$1,622	$(642)	$980	$(237)	$1,385

Amortization of intangible assets amounted to approximately $406,000 and $237,000 for the year ended December 31, 2012 and 2011 respectively. Estimated future amortization expense is as follows (in thousands):

2013	356
2014	277
2015	245
2016	102
$980

The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its definite-lived intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. The Company uses an estimate of the related undiscounted cash flows attributable to such asset over the remaining life of the asset in measuring whether the asset is recoverable.

The Company records goodwill as the excess of the purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. The Company’s reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. Goodwill of a reporting unit is tested for impairment at year-end, or between testing dates if an impairment condition or event is determined to have occurred.

In assessing potential impairment of the intangible assets and goodwill recorded in connection with the MFS acquisition as of December 31, 2011 and 2012, management considered the likelihood of future cash flows attributable to such assets, including but not limited to the probability and extent of MFS’s participation in the Department of Homeland Security’s BioWatch Generation 3 program, for which a draft Request for Proposal was released in the first quarter of 2013. Based on its analysis, management has concluded, based on information currently available, that no impairment of the intangible assets or goodwill exists as of December 31, 2012.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, collectability of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of the Company’s deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met.

To the extent the Company sells products that may consist of multiple deliverables, the revenue recognition is subject to specific guidance. A multiple-deliverable arrangement is separated into more than one unit of accounting if the following criteria are met:

●	the delivered item(s) has value to the client on a stand-alone basis; and

●

if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is a relative selling price for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative selling price.

Reclassification

During the fourth quarter of 2012, the Company revised its allocation method for the expenses of its MFS subsidiary between Research and Development (“R&D”) expenses and Selling, General and Administrative (“SGA”) expenses.  As a result, the Company has made reclassification of such expenses in its quarterly reporting for 2011 and 2012 increasing R&D and decreasing SGA. The three-month expense amounts as reported in the Company’s Forms 10-Q, for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012 were changed by approximately $150,000, $140,000 and $135,000, respectively.  Additionally, the three-month expense amounts as reported in the Company’s Forms 10-Q and 10-K, for the quarters ended December 31, 2011, September 30, 2011, and June 30, 2011 were changed by approximately $150,000, $115,000 and $40,000, respectively.  There was no impact on the Company’s operating loss, balance sheet or cash flow statements in any period.

Additionally, certain items previously reported in the consolidated financial statement captions have been reclassified to conform to the current financial statement presentation.

Stock-Based Compensation

Stock-based compensation expenses are reflected in the Company’s consolidated statements of operations under selling, general and administrative expenses and research and development expenses.

Income Taxes

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting of income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets when the Company determines realization is not currently judged to be more likely than not.

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition purposes by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.  Accordingly, the Company reports a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken on a tax return and recognizes interest and penalties, if any, related to uncertain tax positions as interest expense. The Company does not have any uncertain tax positions at December 31, 2012 and 2011.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Research and Development and Software Development Costs

Research and development costs are expensed as incurred and consist of development work associated with the Company’s existing and potential products. The Company’s research and development expenses relate primarily to share based compensation to project partners, payroll costs for engineering personnel and costs associated with various projects, including testing, developing prototypes and related expenses.

The Company accounts for software development costs by capitalizing qualifying costs from the time technological feasibility is established until the product is available for general release to customers. Capitalized software development costs related to the Company’s iglucose wireless communication system totaled nil and $299,000 as of December 31, 2012 and 2011, respectively, and are included in other assets in the accompanying consolidated balance sheets.  In conjunction with the Company’s decision to seek a strategic alternative such as the sale or license of the iglucose product and its associated intellectual property, the Company recorded an impairment charge of $357,000 in 2012 to reduce the balance to its net realizable value. Any proceeds from a future sale or license royalties will be recorded as income in future periods.

Accrued Expenses

Accrued expenses and other current liabilities consisted of the following as of December 31, 2012 and 2011 (in thousands):

	December 31, 2012	December 31, 2011
Accrued compensation	$1,107	$1,183
Other	158	192
	$1,265	$1,375

Loss Per Common Share

The Company presents basic income (loss) per common share and, if applicable, diluted income (loss) per share. Basic income (loss) per common share is based on the weighted average number of common shares outstanding during the year and after preferred stock dividend requirements. The calculation of diluted income (loss) per common share assumes that any dilutive convertible preferred shares outstanding at the beginning of each year or the date issued were convertible at those dates, with preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options and warrants for which the average period market price exceeds the exercise price, less shares that could have been purchased by the Company with related proceeds.

The following common shares issuable under potentially dilutive securities outstanding as of December 31, 2012 and 2011 were not included in the computation of dilutive loss per common share because the effect would have been anti-dilutive (in thousands):

	December 31, 2012	December 31, 2011
Common shares issuable under:
Convertible preferred stock	62	120
Stock options	429	166
Warrants	463	12
Unvested restricted common stock	215	182
	1,170	480

3.   Discontinued Operations

In conjunction with the Company’s focus on its detection, diagnostic and diabetes management businesses, the Company began to limit the activities of its prior ID Security segment, which included its wholly-owned NationalCreditReport.com subsidiary. In early 2011, the Company ceased acquiring new subscribers for its NationalCreditReport.com business, and in the second quarter of 2011, the Company began actively marketing the business for sale. On July 22, 2011, the Company completed the sale of substantially all of the assets of NationalCreditReport.com for $750,000 in cash. The buyer retained $75,000 from the purchase price pending the final determination of indemnification obligations for a period of eighteen months from the closing date. In October 2012, the Company received $63,000 as full and final settlement of the retained amount.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

In connection with the decision to sell the NationalCreditReport.com business, the carrying value of the subsidiary’s net assets was written down to their estimated fair value, determined based upon the proceeds realized upon the sale in July 2011. As a result, an impairment of the carrying value of goodwill of approximately $555,000 was recognized during the second quarter of 2011 and is included in the loss from discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2011.

Historical revenue related to the NationalCreditReport.com business and included in the income (loss) from discontinued operations in the accompanying consolidated statements of operations totaled approximately $988,000 for the year ended December 31, 2011.

4.   Acquisitions

Microfluidic Acquisition

On May 23, 2011, the Company acquired all of the outstanding capital stock of MFS in a transaction accounted for using the purchase method of accounting (the “Acquisition”). Since MFS's inception, its key personnel have had an important role in developing technologies to automate the process of biological pathogen detection. MFS’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications is complementary to the Company’s portfolio of virus detection and diabetes management products in development.

As consideration for the consummation of the Acquisition, the Company paid $250,000 to fund certain accounts payable of MFS (of which approximately $24,000 was paid to selling shareholders) and issued 95,000 shares of common stock of the Company (the “Stock Consideration”). Additionally, the Company issued a total of 38,857 shares of common stock in 2011 to its advisors for brokerage services rendered in conjunction with the Acquisition. The Company incurred a nonrecurring charge of approximately $550,000 related to the direct costs of the Acquisition, consisting of the $365,000 value of the shares of common stock issued to its advisors and $185,000 of cash costs, which is recorded in operating expenses in the accompanying consolidated statements of operations for the year ended December 31, 2011.

In connection with the Acquisition, the Company is also required to make certain earn-out payments, up to a maximum of $7,000,000, payable in shares of the Company’s common stock, upon certain conditions over the next three years (the “Earn-Out Payment”). The earn-out for 2012 and 2011 were based upon the value of contracts obtained by MFS through December 31, 2012 and 2011, subject to a maximum Earn-Out Payment of $3,000,000. MFS did not obtain any contracts as of December 31, 2012 and 2011 and thus no Earn-Out Payment was required for 2012 and 2011. The earn-out for years 2013-2014 is based on MFS achieving certain earnings targets for the respective year, subject to a maximum Earn-Out Payment of $2,000,000 per year and an overall cumulative remaining maximum Earn-Out Payment of $4,000,000. However, the Company is prohibited from making any Earn-Out Payment until stockholder approval is obtained, if the aggregate number of shares to be issued exceeds 19.99% of the Company’s common stock outstanding immediately prior to the closing. In the event the Company is unable to obtain any required stockholder approval, the Company is obligated to pay the applicable Earn-Out Payment in cash to the sellers. In addition, the Company may pay any applicable Earn-Out Payment in cash at its option.

The estimated purchase price of the Acquisition totaled approximately $1,653,000, comprised of (i) $24,000 in cash, (ii) Stock Consideration of $879,000 based on a stock price of $9.25 per share, and (iii) contingent consideration of approximately $750,000. The fair value of the contingent consideration was estimated based upon the present value of the probability-weighted expected future payouts under the earn-out arrangement. On October 31, 2011, the Company entered into an agreement with two of the selling MFS shareholders pursuant to which the two individuals waived their right to any earn-out compensation for 2011 in settlement of the closing working capital adjustment provisions of the purchase agreement. The two individuals represented approximately 68% of the selling shareholder interests, and thus any earn-out for 2011 was to be reduced by such percentage. No earn-out was achieved for 2012 and 2011, the fair value of the contingent consideration was reassessed to approximately $645,000 and $538,000 as of December 31, 2012 and 2011, respectively, with a corresponding debit of $107,000 and credit of $212,000 to selling, general and administrative expense in the Company’s consolidated statements of operations for the years ended December 31, 2012 and 2011, respectively.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Under the purchase method of accounting, the estimated purchase price of the Acquisition was allocated to MFS’s net tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of the date of the completion of the Acquisition, as follows (in thousands):

Assets acquired:
Net tangible assets	$125
Customer contracts and relationships	230
Patents	1,223
Non-compete agreement	169
Goodwill	510
2,257
Liabilities assumed:
Current liabilities	(604)
Total estimated purchase price	$1,653

The estimated fair values of certain assets and liabilities were determined by management based upon a third-party valuation. No portion of the intangible assets, including goodwill, is expected to be deductible for tax purposes.

The results of operations of MFS are included in the Company’s consolidated statements of operations from the date of the acquisition of May 23, 2011, including $0 of revenue and approximately $888,000 of loss for year ended December 31, 2011. The following supplemental pro forma information of the Company assumes that the Acquisition had occurred as of January 1, 2011 (in thousands except per share data):

Year Ended December 31, 2011
(unaudited)
Revenue	$235
Net loss attributed to common shareholders	(17,088)
Loss per common share – basic and diluted	$(11.00)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the Acquisition had occurred on the dates indicated or that may result in the future. The pro forma revenue reflected primarily relates to revenue reported by MFS, substantially all of which was generated under two contracts with an agency of the U.S. Government. The two contracts were completed by March 31, 2011 and as of December 31, 2012 and 2011, MicroFluidic had no active revenue-generating contracts.

Easy Check Asset Purchase

In February 2010, the Company purchased the assets of Easy-Check Medical Diagnostic Technologies Ltd., which was comprised of the intellectual property related to a breath glucose measurement device and the iglucose wireless communication system. The Company issued 12,000 shares of common stock in connection with the purchase with a fair value of $351,000 based on a stock price of $29.25per share. The entire purchase price was expensed as in-process research and development as the development of these projects had not yet reached technological feasibility and had no alternative future uses. The Company did not purchase any tangible assets from Easy Check.

In February 2011, the Company amended the purchase agreement and paid the seller of the assets an additional 8,000 shares of its common stock valued at $114,000, based on a stock price of $14.25 per share. The agreement lowered the potential royalty on future income from these products from 25% to 10%. The additional consideration was expensed as in-process research and development as the related projects had not yet reached technological feasibility at the time of the amendment.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

5.   Financing Agreements

Optimus Financing

On September 29, 2009, the Company entered into a Convertible Preferred Stock Purchase Agreement (the “Optimus Purchase Agreement”) with Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus was committed to purchase up to $10 million shares of convertible Series A Preferred Stock of the Company in one or more tranches.

To facilitate the transactions contemplated by the Optimus Purchase Agreement, R & R Consulting Partners, LLC (“R&R”), a company controlled by Scott R. Silverman, the Company’s former chairman and chief executive officer, loaned shares of common stock of the Company to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to stock loan agreements between R & R and Optimus. R & R was paid a $100,000 fee in October 2009 and was to be paid 2% as interest for the fair value of the loaned shares for entering into the stock loan arrangement.  R & R could demand return of some or all of the borrowed shares (or an equal number of freely tradable shares of common stock) at any time on or after the six-month anniversary date such borrowed shares were loaned to Optimus, but no such demand could be made if there are any shares of Series A Preferred Stock then outstanding. If a permitted return demand was made, Optimus was required to return the borrowed shares (or an equal number of freely tradable shares of common stock) within three trading days after such demand. Optimus could return the borrowed shares in whole or in part, at any time or from time to time, without penalty or premium. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R loaned Optimus 52,000, 32,000 and 24,000shares, respectively, of Company common stock.

On September 29, 2009, the Company exercised the first tranche of the Optimus financing, pursuant to which it issued 296 shares of Series A Preferred Stock, for a purchase price of approximately $3.0 million. In support of this tranche, R & R loaned Optimus 52,000 shares of common stock. The tranche closed on October 13, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800,000. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Series A Preferred Stock, for a purchase price of approximately $1.7 million. In support of this tranche, R & R loaned Optimus approximately 56,000 shares of common stock.

On May 12, 2010, R & R demanded the return of 109,178 shares loaned to Optimus.  Also on May 12, 2010, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series A Preferred Stock into 109,178 shares of Company common stock.  Optimus returned these shares to R & R in repayment of the loan. The conversion of the Series A Preferred Stock was determined by a fixed conversion price that was determined at the time of the two tranche closings, which were approximately $76.75 and $40 per share, respectively. The Company was required to issue make-whole shares to Optimus equal to 35% of the Series A Liquidation Value ($10,000 per share of Series A Preferred Stock) because the Series A Preferred Stock was redeemed prior the first anniversary of the issuance date.  On October 13, 2010, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.  No shares of Series A Preferred Stock remained outstanding as of December 31, 2010.

On March 14, 2011, the Company entered into an Amended and Restated Convertible Preferred Stock Purchase Agreement (the “Amended Optimus Purchase Agreement”) with Optimus. The Amended Optimus Purchase Agreement amended and restated the Optimus Purchase Agreement, and, among other things, specifically (i) replaced the Series A Preferred Stock issuable under the Purchase Agreement with Series C Preferred Stock with substantially similar terms, and (ii) reduced the maximum amount of preferred stock issuable to Optimus under the Optimus Purchase Agreement from $10 million to $8.7 million, of which $4.7 million was previously issued in 2009 as described above.

Under the terms of the Amended Optimus Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Optimus with a notice to purchase shares of Series C Preferred Stock (the “Notice”).   Optimus was obligated to purchase such Series C Preferred Stock on the twentieth trading day after any Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, such as the Nasdaq or the over the counter bulletin board, (ii) the representations and warranties of the Company set forth in the Amended Optimus Purchase Agreement are true and correct as if made on each tranche date, and (iii) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock. In the event the closing bid price of the Company’s common stock during any one or more of the nineteen trading days following the delivery of a Notice were to fall below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determined not to complete the tranche closing, then the Company could, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued would reset at the lowest closing bid price for such nineteen trading day period.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

On March 14, 2011, the Company delivered a Notice to Optimus to sell 140 shares of Series C Preferred Stock for a purchase price of approximately $1.4 million.   In support of this tranche, R & R loaned 109,178 shares, Mr. Silverman loaned 2,822 shares and William Caragol, the Company’s current chairman and chief executive officer, loaned 28,000 shares of Company common stock to Optimus (the “Loaned Shares”). On April 12, 2011, the tranche closed and the Company received proceeds of approximately $1.4 million, less $100,000 paid to Optimus to waive the requirement under the Amended Optimus Purchase Agreement that the conversion price of the Series C Preferred Stock issued in the tranche be reset at the lowest closing bid price for the nineteen trading days following the tranche notice date, which was March 14, 2011, due to the closing bid price of a share of the Company’s common stock falling below 75% during such nineteen trading day period.

On October 12, 2011, R & R, Mr. Caragol and Mr. Silverman demanded the return of the Loaned Shares from Optimus. Also on October 12, 2011, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series C Preferred Stock into 140,000 shares of common stock. The conversion of the Series C Preferred Stock was determined by a fixed conversion price that was determined at the time of the tranche closing, which was approximately $10 per share. On October 17, 2011, Optimus failed to return the Loaned Shares within three trading days of the demand by R & R, Mr. Silverman and Mr. Caragol as required under the terms of the Amended Optimus Purchase Agreement. No shares of Series C Preferred Stock remained outstanding as of December 31, 2012 and 2011.

On January 27, 2012, the Company issued an aggregate of 140,000 shares of common stock to R & R Consulting Partners, LLC, Mr. Silverman and Mr. Caragol in exchange for the Loaned Shares. The securities that were originally issued upon conversion remain outstanding but have no voting, dividend, distribution or other rights of common stockholders. Further, Optimus has indicated in a public filing the absence of beneficial ownership of the 140,000 shares of common stock.  The Company believes that, while the transfer agent has not yet cancelled the original 140,000 shares, no requirements exist that legally prevent such cancellation from being effectuated.

The Company believes that the transactions undertaken with Optimus as discussed herein were in compliance with applicable securities laws at the time of the financing transactions, including Section 5 of the Securities Act. If a violation did occur in connection with Optimus' resale of the common stock it received in connection with these financings, security holders who purchased these securities would have certain remedies available to them, including the right to rescind the purchase of those securities within the applicable statute of limitations, which under the Securities Act is one year commencing on the date of violation of the federal registration requirements. The Company believes that the federal statute of limitations on sales of shares of the Company’s common stock has expired for sales made under the 2009 Optimus transactions, and that the federal statute of limitations on sales of shares of the Company’s common stock expired in 2012 for sales made under the March 2011 Optimus transaction. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. The Company is applying a contingency accounting model in determining whether a liability exists for this matter. Under this model, the Company evaluates whether a violation of the applicable securities laws has occurred resulting in a rescission right and whether a claim for a potential violation will be asserted. The Company has determined that there is a remote likelihood as to whether a violation has occurred. If the Company were required to pay security holders for rescission of their purchase of such securities, it could have a material adverse effect on the Company’s financial condition and results of operations. The Company is not presently able to accurately determine an estimated amount for any potential rescission liability associated with the resale of the loaned shares by Optimus in the event that the transaction were to be found to violate Section 5 of the Securities Act as it does not have knowledge of the amount and timing of such resales, nor information regarding the state or states in which such resales may have occurred. The Company believes that the range of prices at which Optimus sold the loaned shares was between $12.5-$80.5 per share related to the 2009 Optimus transactions and between $2.75-$15.75 per share related to the 2011 Optimus transaction. No adjustment has been made in the accompanying consolidated financial statements related to the outcome of this contingency.

Certificate of Designations for Series C Preferred Stock

On March 14, 2011, pursuant to the Amended Optimus Purchase Agreement, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock with the Secretary of State of the State of Delaware.  The Company is authorized to issue 400 shares of Series C Preferred Stock and the shares Series C of Preferred Stock may not be converted if the shares of common stock issuable upon conversion of the Series C Preferred Stock plus any shares previously issued to Optimus or its affiliates would exceed 19.99% of the common stock outstanding as calculated and determined in accordance with Nasdaq Marketplace rules.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Ranking and Voting. The Series C Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to the Company’s Common Stock and any other classes of stock or series of preferred stock of the Company, and junior to existing and future indebtedness of the Company. Otherwise, holders of the Series C Preferred Stock will not be entitled to receive dividends and will have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Conversion. One or more shares of the Series C Preferred Stock may be converted into shares of Common Stock of the Company, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceding the Notice date (the “Conversion Price”) by the Company or Optimus. If the Company or Optimus exercises this conversion option with respect to any Series C Preferred Stock, the Company will issue to Optimus the number of shares of Common Stock equal to (x) $10,000 per share of Series C Preferred Stock multiplied by (y) the number of shares of Series C Preferred Stock subject to the Notice divided by (z) the Conversion Price with respect to such shares. If the Company exercises the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, the Company must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.

Dividends and Other Distributions. Commencing on the first anniversary of the date of issuance of any such shares of Series C Preferred Stock, holders of Series C Preferred Stock shall be entitled to receive dividends on each outstanding share of Series C Preferred Stock, which shall accrue in shares of Series C Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable annually on the anniversary of the issuance date. No dividend shall be payable with respect to shares of Series C Preferred Stock that are redeemed for cash or converted into shares of Common Stock prior to the first anniversary of the issuance date with respect to such shares.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Series C Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series C Liquidation Value (as defined below), after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificates of Designations and Certificate of Incorporation.

Redemption. The Company may redeem, for cash, any or all of the Series C Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series C Preferred Stock (the “Series C Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Series C Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Series C Preferred Stock prior to the fourth anniversary of the issuance of such Series C Preferred Stock, then in addition to the Redemption Price, the Company must pay to Optimus a make-whole price per share equal to the following with respect to such redeemed Series C Preferred Stock: (i) 35% of the Series C Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series C Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the Series C Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the Series C Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

The Common Stock issuable upon conversion of the Series C Preferred Stock, if any, will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Socius Financing

On April 28, 2010, the Company entered into a Preferred Stock Purchase Agreement (the “Socius Preferred Purchase Agreement”) with Socius Capital Group, LLC doing business as Socius Technology Capital Group, LLC (“Socius Technology”) under which Socius Technology was committed to purchase up to $4.2 million in shares of non-convertible Series B Preferred Stock of the Company (the “Series B Preferred Stock”) in one or more tranches (each a “Preferred Tranche”), at $10,000 per share of Series B Preferred Stock. Under the terms of the Socius Preferred Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Socius Technology with a notice to purchase such Series B Preferred Stock (“Preferred Notice”). Socius Technology was obligated to purchase such Series B Preferred Stock on the third trading day after the Preferred Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed for and trading on a trading market, (ii) the representations and warranties of the Company set forth in the Socius Preferred Purchase Agreement are true and correct as if made on each Preferred Tranche date, and (iii) Socius Technology shall have received a commitment fee of $105,000 payable on the first tranche closing date (collectively, the “Closing Conditions”). Commencing on the date of issuance of any such shares of Series B Preferred Stock, holders of Series B Preferred Stock were entitled to receive dividends on each outstanding share of Series B Preferred Stock, which accrued in shares of Series B Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends were to be payable upon redemption of the Series B Preferred Stock.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

 On April 28, 2010, the Company entered into a Stock Purchase Agreement (the “Socius Stock Agreement”) with Socius CG II, Ltd., a Bermuda exempted company (“Socius”) under which Socius was committed to purchase in connection with any Preferred Tranche, up to that number of shares of common stock equal in dollar amount to 100% of the applicable Preferred Tranche amount (the “Common Tranche”), at a per share price equal to the average of the individual daily volume weighted average price calculated over the ten trading days preceding the applicable tranche notice of the common stock on the date the Company provides notice of such tranche (the “Investment Price”). Under the Agreement, the Company also agreed to issue in connection with any Common Tranche, two-year warrants to purchase shares of common stock equal in dollar amount to 35% of the applicable Common Tranche, at an exercise price per share equal to the Investment Price.

Socius could pay the Investment Price for the common stock, at Socius’ option, in cash or a secured promissory note. Socius could pay the warrant exercise price, at Socius’ option, in cash, a secured promissory note, or, if applicable, by cashless exercise. The promissory note bore interest at 2.0% per year calculated on a simple interest basis. The entire principal balance and interest thereon was due and payable on the fourth anniversary of the date of the promissory note, but no payments were due so long as the Company was in default under the Socius Preferred Purchase Agreement or the warrants or if there were any shares of Series B Preferred Stock issued or outstanding. The promissory note was secured by the borrower’s right, title and interest in all outstanding shares of the Company’s common stock and other securities with a fair market value equal to the principal amount of the promissory note. The Company’s right to deliver a tranche notice to Socius pursuant to the Socius Stock Agreement was subject to the Closing Conditions and also that no purchase would result in Socius and its affiliates beneficially owning more than 9.99% of the Company’s common stock. Unless the Company obtained stockholder approval or Socius obtained an opinion of counsel that stockholder approval was not required, Socius could not exercise a warrant if, as a result of such exercise, the aggregate number of shares of common stock issued upon exercise of all warrants it held plus the aggregate number of shares of common stock issued under the Socius Stock Agreement would exceed 19.99% of the Company’s common stock outstanding.

On April 29, 2010, the Company presented Socius Technology with a Preferred Notice to purchase $2.3 million of Series B Preferred Stock in a Preferred Tranche. Upon the closing of the Preferred Tranche, which occurred on May 4, 2010, the Company issued 230 shares of Series B Preferred Stock. In connection with the Preferred Notice, the Company also presented Socius with a notice to purchase $2.3 million of common stock and warrants to purchase 24,030 shares of common stock. The Company issued 68,657 shares of common stock at an Investment Price of $33.50 per share, paid in the form a secured promissory note, and warrants to purchase 24,030 shares of common stock to Socius, at an exercise price equal to the Investment Price of $33.50 per share, which warrants Socius exercised on April 29, 2010 and paid in the form of a secured promissory note.  There was no beneficial conversion feature as the fair value of the secured promissory notes approximated the fair value of the common stock and warrants issued on the date of issuance.  The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

On January 13, 2011, the Company presented Socius Technology with a Preferred Notice to purchase approximately $1.7 million of Series B Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, the Company issued 168 shares of Series B Preferred Stock. In connection with the Preferred Notice the Company also presented Socius with a notice to purchase $1.7 million of common stock. The Company issued 97,391 shares of common stock at an Investment Price of $17.25 per share, paid in the form of a secured promissory note, and warrants to purchase 34,087 shares of common stock to Socius, at an exercise price equal to the Investment Price of $17.25 per share, which warrants Socius exercised on January 13, 2011 and paid in the form of a secured promissory note. The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

On January 28, 2011, the Company presented Socius Technology with a Preferred Notice to purchase approximately $0.2 million of Series B Preferred Stock in a Preferred Tranche.  Upon the closing of the Preferred Tranche, the Company issued 22 shares of Series B Preferred Stock. In connection with the Preferred Notice, the Company also presented Socius with a notice to purchase $0.2 million of common stock. The Company issued 11,429 shares of common stock at an Investment Price of $19.25 per share, paid in the form of a secured promissory note, and warrants to purchase 4,000 shares of common stock to Socius, at an exercise price equal to the Investment Price of $19.25 per share, which warrants Socius exercised on January 28, 2011 and paid in the form of a secured promissory note. The promissory note was secured by the shares of Series B Preferred Stock issued to Socius.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

On May 11, 2011, the Company presented Socius with a notice of redemption of the 420 shares of Series B Preferred Stock held by Socius for a redemption price of $4.2 million and a premium for early redemption of $1.3 million. The consideration for the redemption was the cancelation of the promissory notes which were equal to the value of the Series B Preferred Stock held by Socius and any accrued dividends due and owing on the shares redeemed. No shares of Series B Preferred Stock remained outstanding as of December 31, 2012.

Certificate of Designations for Series B Preferred Stock

On April 28, 2010, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Series B Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to the Company’s Common Stock, and any other classes of stock or series of preferred stock of the Company except as set forth in clause (ii), and (ii) junior to the Company’s Series A Preferred Stock and all existing and future indebtedness of the Company. Holders of the Series B Preferred Stock will not have rights to vote on any matters, questions or proceedings, including, without limitation, the election of directors.

Conversion. The Series B Preferred Stock is not convertible into Common Stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Series B Preferred Stock, holders of Series B Preferred Stock shall be entitled to receive dividends on each outstanding share of Series B Preferred Stock, which shall accrue in shares of Series B Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Series B Preferred Stock. However, so long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions may be paid, declared or set apart with respect to the Series B Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series B Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series B Liquidation Value, as defined below, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificates of Designations and Certificate of Incorporation.

Redemption. The Company may redeem, for cash or by an offset against any outstanding note payable from Socius to the Company that was issued by Socius, any or all of the Series B Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Series B Preferred Stock (the “Series B Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Series B Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Series B Preferred Stock prior to the fourth anniversary of the issuance of such Series B Preferred Stock, then in addition to the Redemption Price, the Company must pay to Socius a make-whole price per share equal to the following with respect to such redeemed Series B Preferred Stock: (i) 35% of the Series B Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series B Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the Series B Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the Series B Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.

On August 11, 2011, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock.

Ironridge 2011 Common Stock Purchase Agreement

On July 27, 2011, the Company entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global Technology, a division of Ironridge Global IV, Ltd. (“Ironridge”) under which the Company could deliver a notice to Ironridge exercising its right to require Ironridge to purchase shares up to $2.5 million of its common stock at a price per share equal to $9.175. The purchase price was equal to 102% of the per share closing bid price of the Company’s common stock as reported on a public market on the trading day immediately before the date the Company announced that it entered into the Common Stock Agreement, which was July 27, 2011.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Ironridge could pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note, except that at least $250,000 of the purchase price was required to be paid in cash. The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as the Company is in default under the Common Stock Agreement or the Series F Agreement (defined below) or if there are any shares of Series F Preferred Stock issued or outstanding. The promissory note is secured by Ironridge's right, title and interest in all shares legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

The Company’s right to deliver a tranche notice to Ironridge pursuant to the Common Stock Agreement was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Common Stock Agreement, and (iii) the Company’s representations and warranties set forth in the

Common Stock Agreement are true and correct in all material respects. The Company may not deliver a notice to Ironridge to purchase shares of its common stock if the total number of shares of common stock owned or deemed beneficially owned by Ironridge and its affiliates would result in Ironridge owning or being deemed to beneficially own more than 9.99% of all such common stock and other voting securities as would be outstanding on the date of exercise.

On July 28, 2011, the Company presented Ironridge with a notice to purchase $2.5 million of its common stock under the Common Stock Agreement. Ironridge paid $250,000 in cash and the remaining $2.25 million in a promissory note, the terms of which are described above. The Company issued an aggregate of 272,480 shares of its common stock to Ironridge in connection with the July 28, 2011 notice. No further shares may be sold under the Common Stock Agreement. In connection with the conversion of 1,324 shares of Series F Preferred Stock during 2012, a total of $1.9 million of the promissory note was repaid. The remaining $264,000 of the promissory note was repaid during early 2013 in connection with the conversion of 376 shares of Series F Preferred Stock.

Ironridge Series F Preferred Stock Financing

On July 27, 2011, the Company also entered into a Preferred Stock Purchase Agreement (the “Series F Agreement”) with Ironridge Global III, LLC (“Ironridge Global” and together with Ironridge, the “Ironridge Entities”), under which Ironridge Global was committed to purchase for cash up to $1.5 million in shares of the Company’s redeemable, convertible Series F Preferred Stock (the “Series F Preferred Stock”) at $1,000 per share of Series F Preferred Stock.  The Series F Preferred Stock is convertible into shares of the Company’s common stock at the option of the holder at a fixed conversion price of $12.50 per common share. The conversion price if the Company elects to convert the Series F Preferred Stock is subject to adjustment based on the market price of the Company's common stock and any applicable early redemption price at the time the Company converts.

Ironridge Global's obligation to purchase the Series F Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Series F Agreement, (iii) the Company’s representations and warranties set forth in the Series F Agreement are true and correct in all material respects; and (iv) the trading price of the Company’s common stock has not fallen below 70% of the closing price on the trading day immediately before the date it announced that it entered into the Series F Agreement (the “Condition”).

Under the terms of the Series F Agreement, as amended on August 12, 2011 (the “Waiver”), and from time to time and at the Company’s sole discretion, the Company may present Ironridge Global with a notice to purchase such Series F Preferred Stock.  Upon receipt of a notice, Ironridge Global was obligated to purchase the Series F Preferred Stock in installments as follows: (i) $500,000 on August 15, 2011; (ii) $500,000 on the earlier of (1) 20 trading days after August 15, 2011 and (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on a public market; and (iii) $500,000 on the earlier of (1) 20 trading days after the closing of the second tranche above, (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on a public market subsequent to the closing of the second tranche above, and (3) September 26, 2011, with the requirement that cash for that tranche be received by the Company on or before September 30, 2011. On August 15, 2011, Ironridge Global funded the first $500,000 installment, pursuant to which the Company issued 500 shares of Series F Preferred Stock to Ironridge Global.

On September 16, 2011, the Company entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) with Ironridge Global, which superseded the Waiver. Pursuant to the First Amendment, Ironridge Global was obligated to purchase the Series F Preferred Stock in installments as follows: (1) 130 preferred shares on the trading day (“First Closing”) following the later of (i) 10 trading days after September 7, 2011 and (ii) the trading day that aggregate trading volume of the Company's common stock after September 7, 2011, as reported by Bloomberg, equals or exceeds $500,000; (2) 290 preferred shares on the trading day (“Second Closing”) the earlier of (i) 10 trading days after the First Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the First Closing, as reported by Bloomberg, equals or exceeds $1 million; (3) 290 preferred shares on the trading day (“Third Closing”) following the earlier of (i) 10 trading days after the Second Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Second Closing, as reported by Bloomberg, equals or exceeds $1 million; and (4) 290 preferred shares on the trading day (“Fourth Closing”) following the earlier of (i) 10 trading days after the Third Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Third Closing, as reported by Bloomberg, equals or exceeds $1 million (each of the First, Second, Third and Fourth Closings, a “Purchase Closing”). Each of the respective time periods between each Purchase Closing and the prior Purchase Closing shall be the respective “Calculation Period.”

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

If the sole condition precedent to a Purchase Closing not satisfied is that the Condition is not met, the Company could, at its sole option, elect at any time to proceed with an alternate Purchase Closing, in which case, with respect to such Purchase Closing:

●	The Condition will not apply with respect to that Purchase Closing;
●

The Calculation Period will (i) commence on the trading day after Ironridge Global receives written notice of Company’s election, and (ii) exclude any trading day on which the Company’s common stock trades below $5.00 per share; and

●

The price per preferred share will be equal to the lesser of (a) $1,000, and (b) an amount equal to (i) $1,000, multiplied by (ii) 85% of the average of the daily volume-weighted average prices (the “VWAP”) during the Calculation Period, divided by (iii) $6.425.

Pursuant to the First Amendment, the price per preferred share with respect to the First Closing was equal to the lesser of: (a) $1,000; and (b) an amount, not below zero, equal to (i) $1,000, multiplied by (ii) 85% of the average of the VWAPs during the period between September 7, 2011 through the First Closing minus $5.00, divided by (iii) $1.425. The First Closing occurred on September 20, 2011, pursuant to which the Company issued 130 shares of Series F Preferred Stock to Ironridge Global for a nominal purchase price.

On November 14, 2011, the Second Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $193,000. On November 18, 2011, the Third Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $243,000. On December 5, 2011, the Fourth Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $188,000. Overall, the Company issued a total of 1,500 shares of Series F Preferred Stock to Ironridge Global under the Series F Agreement.

On July 12, 2012, the Company also entered into an agreement with Ironridge pursuant to which 500 shares of Series F Preferred Stock were issued to Ironridge. The $500,000 value which represents the fair value of the preferred shares was recorded as a charge to stockholder’s equity.

On September 12, 2012, the Company also entered into an agreement with Ironridge pursuant to which 100 shares of Series F Preferred Stock were issued to Ironridge. The Series F Preferred Stock were issued as a waiver to satisfy any penalties resulting from the Company’s late delivery of shares under a conversion of Series F Preferred Stock by Ironridge. The $100,000 value, which represent the fair value of the preferred shares, was recorded as other expense in the statement of operations.

During 2012, the Company had converted 1,324 shares of Series F Preferred Stock pursuant to which 3.2 million shares of common stock were issued. Additionally, during early 2013, 376 shares of Series F Preferred Stock were converted. Through March 31, 2013, the Company has converted a total of 1,700 shares of Series F Preferred Stock, pursuant to which the Company issued a total of 4,917,590 shares of common stock to the Ironridge Entities. As of March 31, 2013 there were 400 shares of Series F Preferred Stock outstanding.

In connection with the 2012 conversions, the Company recorded a beneficial conversion dividend during the year ended December 31, 2012 totaling approximately $15.5 million, representing the excess of fair value of the Company’s common stock at the date of issuance of the converted Series F Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Certificate of Designations for Series F Preferred Stock

On July 27, 2011, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Company’s common stock; (b) junior in right of dividends and liquidation with respect to the Series C Preferred Stock; and (c) junior to all existing and future indebtedness of the Company. Holders of Series F Preferred Stock have no voting rights and no preemptive rights. There are no sinking-fund provisions applicable to the Series F Preferred Stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Series F Preferred Stock, holders of Series F Preferred Stock are entitled to receive dividends on each outstanding share of Series F Preferred Stock, which accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series F Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding up after payment or provision for payment of the Company’s debts and other liabilities, pari passu with any distribution or payment made to the holders of the Company’s common stock, the holders of Series F Preferred Stock shall be entitled to be paid out of the Company’s assets available for distribution to the Company’s stockholders an amount with respect to the Series F Liquidation Value, as defined below, after which any of the Company’s remaining assets will be distributed among the holders of the Company’s other classes or series of stock in accordance with its Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

Redemption. The Company may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge Global to the Company that Ironridge Global issued, as follows.  The Company may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series F Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock (the “Series F Liquidation Value”).  Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, the Company may redeem the shares at any time after six months from the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock: (i) 149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,  (iv) 126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date, (v) 119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date, (vi) 112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and  (vii) 106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

In addition, if the Company determines to liquidate, dissolve or wind-up its business, or engage in any deemed liquidation event, it must redeem the Series F Preferred Stock at the applicable early redemption price set forth above.

Conversion.   The Series F Preferred Stock is convertible into shares of the Company’s common stock at Ironridge Global's option or at the Company’s option at any time after six months from the date of issuance of the Series F Preferred Stock.  The fixed conversion price is equal to $12.50 per share which represented a premium of 32% over the closing price of the Company’s common stock on the trading day immediately before the date the Company announced the entry into the Series F Agreement (the “Series F Conversion Price”).

If Ironridge Global elects to convert, the Company will issue that number of shares of its common stock equal to the Series F Liquidation Value multiplied by the number of shares subject to conversion, divided by the Series F Conversion Price.

If the Company elects to convert the Series F Preferred Stock into common stock and the closing bid price of the Company’s common stock exceeds 150% of the Series F Conversion Price for any 20 consecutive trading days, the Company will issue that number of shares of its common stock equal to the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the Series F Conversion Price.  If the Company elects to convert the Series F Preferred Stock into common stock and the closing bid price of the Company’s common stock is less than 150% of the Series F Conversion Price, the Company will issue an initial number of shares of its common stock equal to 130% of the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series F Conversion Price and (ii) 100% of the closing bid price of a share of the Company’s common stock on the trading day immediately before the date of the conversion notice.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

After 20 trading days, Ironridge Global shall return, or the Company shall issue, a number of conversion shares (the “Series F Reconciling Conversion Shares”), so that the total number of conversion shares under the conversion notice equals the early redemption price set forth above multiplied by the number of shares of subject to conversion, divided by the lower of (i) the Series F Conversion Price and (ii) 85% of the average of the daily volume-weighted average prices of the Company’s common stock for the 20 trading days following Ironridge Global's receipt of the conversion notice.  However, if the trading price of the Company’s common stock during any one or more of the 20 trading days following Ironridge Global's receipt of the conversion notice falls below 70% of the closing bid price on the day prior to the date the Company gives notice of its intent to convert, Ironridge Global will return the Series F Reconciling Conversion Shares to the Company and the pro rata amount of the conversion notice will be deemed canceled.

The Company cannot issue any shares of common stock upon conversion of the Series F Preferred Stock if it would result in Ironridge Global being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of common stock then outstanding.  Furthermore, until stockholder approval is obtained or the holder obtains an opinion of counsel reasonably satisfactory to the Company and its counsel that such approval is not required, both the holder and the Company are prohibited from delivering a conversion notice if, as a result of such exercise, the aggregate number of shares of common stock to be issued, when aggregated with any common stock issued to holder or any affiliate of holder under any other agreements or arrangements between the Company and the holder or any applicable affiliate of the holder, such aggregate number would, under NASDAQ Marketplace rules (or the rules of any other exchange where the common stock is listed), exceed the Cap Amount (meaning 19.99% of the common stock outstanding on the date of the Series F Agreement). If delivery of a conversion notice is prohibited by the preceding sentence because the Cap Amount would be exceeded, the Company must, upon the written request of the holder, hold a meeting of its stockholders within sixty (60) days following such request, and use its best efforts to obtain the approval of its stockholders for the transactions described herein.

2012 Ironridge Series H Preferred Financing

On January 13, 2012, the Company, entered into a Preferred Stock Purchase Agreement (the “Series H Agreement”) with Ironridge, under which Ironridge was committed to purchase for cash $500,000 in shares of the Company’s redeemable, convertible Series H Preferred Stock (the “Series H Preferred Stock”) at $1,000 per share of Series H Preferred Stock.

Each share of Series H Preferred Stock was convertible into shares of the Company’s common stock at any time by the holder at a conversion price of $3.75 per share. The Series H Preferred Stock accrued dividends in the amount of 4.5% per annum, subject to increase if the closing price of the Company’s common stock fell below $3.125 per share, up to a maximum rate of 10% per annum. The dividends were payable quarterly, at the Company’s option, in cash or shares of the Company’s common stock. The holder of the Series H Preferred Stock could have converted the Series H Preferred Stock into shares of the Company’s common stock at any time at an initial conversion price of $3.75 per share plus a make-whole adjustment equal to accrued but unpaid dividends and dividends that otherwise would be due through the 10th anniversary of the Series H Preferred Stock. The Company could have converted the Series H Preferred Stock if the closing price of the Company’s common stock exceeded 200% of the conversion price, and certain other conditions were met. The holder was prohibited, however, from converting the Series H Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder together with its affiliates, would have owned more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding.

In connection with the conversions of Series H Preferred Stock, 500 shares were converted during 2012, pursuant to which the Company issued a total of 589,016 shares of common stock to Ironridge. As of December 31, 2012, no shares of Series H Preferred Stock were outstanding.

Certificate of Designations for Series H Preferred Stock

On January 12, 2012, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series H Preferred Stock (the “Series H Certificate of Designations”) with the Secretary of State of the State of Delaware and the number of shares so designated is 500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series H Preferred Stock. A summary of the Series H Certificate of Designations is set forth below:

Ranking and Voting. The Series H Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, (1) senior with respect to dividends and pari passu in right of liquidation to the Company’s common stock, (2) junior in right of dividends and liquidation with respect to the Series C Preferred Stock, (3) pari passu in right of dividends and liquidation with respect to the Series F Preferred Stock and (4) junior to the Company’s existing and future indebtedness. Shares of Series H Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series H Preferred Stock will be required to amend the terms of the Series H Preferred Stock or to create or issue any shares of any other series of preferred stock which would rank senior or pari passu with the Series H Preferred Stock. There are no sinking-fund provisions applicable to the Series H Preferred Stock.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Series H Preferred Stock, holders of Series H Preferred Stock are entitled to receive quarterly dividends on each outstanding share of Series H Preferred Stock, which are payable, at the Company’s option, in cash or shares of the Company’s common stock at a rate equal to 4.5% per annum from the date of issuance. Accrued dividends are payable on the last business day of each calendar quarter and upon redemption of the Series H Preferred Stock. The dividend rate will adjust upward by 98.2350 basis points for each $0.01 that the price of the Company’s common stocks falls below $3.13 per share, up to a maximum rate of 10% per annum.

Liquidation. Upon any liquidation, dissolution or winding up after payment or provision for payment of the Company’s debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Series H Preferred Stock shall first be entitled to be paid out of the Company’s assets available for distribution to the Company’s stockholders an amount with respect to the Series H Liquidation Value, (as defined below), after which any of the Company’s remaining assets will be distributed among the holders of its other class or series of stock in accordance with its Certificates of Designations and Second Amended and Restated Certificate of Incorporation, as amended.

Conversion. The Series H Preferred Stock is convertible into shares of the Company’s common stock at holder's option at any time from the date of issuance of the Series H Preferred Stock. If the holder elects to convert, the Company will issue that number of shares of its common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $3.75 (“Series H Conversion Price”). There are no resets, ratchets or anti-dilution provisions that adjust the Series H Conversion Price other than the customary adjustments for stock splits.

The Company may convert the Series H Preferred Stock into common stock if the closing price of the Company’s common stock exceeds 200% of the Series H Conversion Price for any consecutive 20 trading days and certain equity conditions are met:

Upon such conversion, the Company will issue that number of shares of the Company’s common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the Series H Conversion Price.

Redemption. The Company may redeem any or all of the Series H Preferred Stock for cash at any time after the tenth anniversary of the issuance date at the redemption price per share (the “Series H Redemption Price”), equal to $1,000 per share of Series H Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series H Preferred Stock (the “Series H Liquidation Value”). Prior to the tenth anniversary of the issuance of the Series H Preferred Stock, the Company may, at its option, redeem the shares at any time after the issuance date at a price per share equal to the Series H Liquidation Value plus the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date, less any dividends that have been paid (the “Early Redemption Price”).

In addition, if the Company determines to liquidate, dissolve or wind-up the Company’s business, or engage in any liquidation event, it must redeem the Series H Preferred Stock at the applicable Early Redemption Price.

The Company cannot issue any shares of common stock upon conversion of the Series H Preferred Stock if it would result in the holder being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of common stock then outstanding.

Ironridge's obligation to purchase the Series H Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed for and trading on a trading market, (ii) no uncured default exists under the Series H Agreement, and (iii) the Company’s representations and warranties set forth in the Series H Agreement are true and correct in all material respects. On January 17, 2012, Ironridge funded the $500,000 purchase price, pursuant to which the Company issued 500 shares of Series H Preferred Stock to Ironridge. Through December 31, 2012, Ironridge had converted all 500 shares of Series H Preferred Stock, pursuant to which the Company issued a total of 589,016 shares of common stock to Ironridge. In connection with the conversions, the Company recorded a total of $1.7 million of beneficial conversion dividend as of December 31, 2012, representing the excess of the fair value of the Company’s common stock at the date of issuance of the converted Series H Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion.

2012 Ironridge Securities Purchase Agreement

On January 13, 2012, the Company also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Ironridge whereby Ironridge agreed to purchase up to $10 million of shares of the Company’s common stock from time to time over a 24-month period. Under the terms of the Securities Purchase Agreement, Ironridge was not be obligated to purchase shares of the Company’s common stock unless and until certain conditions were met, including but not limited to the SEC declaring effective a Registration Statement (the “First Ironridge Registration Statement”) on Form S-1 and the Company maintaining an effective First Ironridge Registration Statement which registers Ironridge’s resale of any shares purchased by it under the facility, including the Commitment Fee Shares and Success Fee Shares (each as defined in the Securities Purchase Agreement). The customary terms and conditions associated with Ironridge’s registration rights were set forth in a Registration Rights Agreement that was also entered into by the parties on January 13, 2012.  As the First Ironridge Registration Statement never went effective, the agreement was terminated on April 26, 2012. It was replaced by an agreement that was substantially equivalent (see the Stock Purchase Agreement below).

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

2012 Ironridge Stock Purchase Agreement

On July 12, 2012, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Ironridge whereby Ironridge agreed to purchase up to $10 million of shares of the Company’s common stock from time to time over a 24-month period. Under the terms of the Stock Purchase Agreement, Ironridge was not obligated to purchase shares of the Company’s common stock unless and until certain conditions were met, including but not limited to the Company maintaining an effective Registration Statement (the Second Ironridge Registration Statement”) on Form S-1which registers Ironridge’s resale of any shares purchased by it under the facility, including the Commitment Fee Shares (as defined below). The customary terms and conditions associated with Ironridge’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on July 12, 2012 (the “Second Ironridge Registration Rights Agreement”).

On August 13, 2012, the Second Ironridge Registration Statement was declared effective by the SEC. Fifteen (15) trading days after the Second Ironridge Registration Statement was declared effective, the Company had the right to sell and issue to Ironridge, and Ironridge is obligated to purchase from the Company, up to $10 million of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). Ironridge will do continuous drawdowns of 80,000 shares under the facility until the Company sends a notice suspending the draw down notice. The draw down pricing period is the number of consecutive trading days necessary for 240,000 shares of the Company’s stock to trade. Only one draw down will be allowed in each draw down pricing period. The purchase price for the shares will be 90% of the average of the daily VWAP on each trading day during the draw down pricing period preceding such current draw down pricing period, not to exceed the arithmetic average of any three daily VWAPs during the draw down pricing period preceding such current draw down pricing period. For purposes of a recommencement following a suspension, the purchase price shall be the lower of the foregoing and the closing price of the Company’s common stock on the trading day prior to the recommencement date; and for purposes of the first draw down the purchase price shall mean the VWAP for the 15 consecutive trading days after the effective date of the Second Ironridge Registration Statement. The Company will deliver the shares sold to Ironridge by the third trading day following the draw down pricing period. Ironridge is entitled to liquidate damages in connection with certain delays in the delivery of any draw down shares. The Stock Purchase Agreement also provides for a commitment fee to Ironridge of 120,000 shares of the Company’s common stock (the “Commitment Fee Shares”). The Company issued 1,000,000 shares to Ironridge under the equity line during 2012 (inclusive of the commitment shares), for which it received $379,220 in proceeds. Subsequent to the year end, the Company issued 360,000 shares under the equity line and had received $153,040 in proceeds.

Conditions to Ironridge’s obligation to purchase shares including the following: trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ironridge must be paid in full; the Second Ironridge Registration Statement must be effective with respect to Ironridge’s resale of all shares purchased under the facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ironridge to own more than 9.99% of the then outstanding shares of the Company’s common stock.

The Stock Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others) or if the Company files for protection from its creditors. The Company may terminate the Stock Purchase Agreement with three days’ notice if Ironridge fails to fund any properly noticed draw down with five trading days.

Under the Second Ironridge Registration Rights Agreement the Company granted to Ironridge certain registration rights related to the shares issuable in accordance with the Stock Purchase Agreement. Under the Registration Rights Agreement, the Company agreed to prepare and file with the SEC one or more registration statements for the purpose of registering the resale of the maximum shares of common stock issuable pursuant to the Stock Purchase Agreement (the “Registrable Securities”). The Company is also required to amend such registration statement or file with the SEC such additional registration statement(s) as necessary to allow the continued registered resale of all the Registrable Securities.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

JMJ Financing

On August 14, 2012, the Company entered into a financing arrangement pursuant to which it may borrow up to $400,000 in convertible, unsecured debt, at the discretion of the lender. The Company issued a promissory note in favor of a lender with a principal sum of $445,000 (with a $45,000 original issue discount).  The debt is to be issued at a 10% discount, matures twelve months from the date funded, has a one time 10% interest charge if not paid within 90 days, and is convertible at the option of the lender into shares of the Company’s common stock at the lesser of $0.50 per share or 75% of the lowest closing price in the 25 trading days prior to conversion.  The note might be accelerated if an event of default occurs under the terms of the note, including the Company’s failure to pay principal and interest when due, certain bankruptcy events or if the Company is delinquent in its SEC filings.

On August 15, 2012, the Company borrowed an initial $100,000 under the arrangement, in connection with which it issued to the lender immediately exercisable warrants to purchase 111,111 shares of common stock at an initial exercise price of $0.45 per share.  Debt was recorded at a discount in the amount of $32,888, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $111,000. Additionally, a liability of $49,000 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $100,000 note there is a beneficial conversion feature of approximately $25,000, which will be amortized over the one year term of the note. The amortization expense recorded as of year-end was approximately $10,000.

On November 8, 2012, the Company borrowed an additional $100,000 under the agreement, in connection with which it issued the lender immediately exercisable warrants to purchase 100,000 shares of common stock at an initial exercise price of $0.50 per share.  As an inducement to enter into the loan the Company issued the lender 74,000 shares of common stock with a fair value of $37,925 at the time of issuance, which will be amortized over the one year life of the note.  The debt was recorded at a discount in the amount of $32,683, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $110,000. Additionally, a liability of $49,000 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $100,000 note there is a beneficial conversion feature of approximately $25,000, which will be amortized over the one year term of the note. The impact of the amortization for the year-end was nominal.

On February 27, 2013, the Company borrowed an additional $75,000 under the agreement, in connection with which it issued the lender immediately exercisable warrants to purchase 68,182 shares of common stock at an initial exercise price of $0.55 per share.

Other Financing

On September 7, 2012, the Company issued a Secured Promissory Note (the “Caragol Note”) in the principal amount of $200,000 to William J. Caragol (“Caragol”), the Company’s chairman and chief executive officer, in connection with a $200,000 loan to the Company by Caragol. The Caragol Note accrues interest at a rate of 5% per annum, and principal and interest on the Caragol Note are due and payable on September 6, 2013. The Company agreed to accelerate the repayment of principal and interest in the event that the Company raises at least $1,500,000 from any combination of equity sales, strategic agreements, or other loans, with no prepayment penalty for any paydown prior to maturity. The Caragol Note was secured by a subordinated security interest in substantially all of the assets of the Company pursuant to a Security Agreement between the Company and Caragol dated September 7, 2012 (the “Caragol Security Agreement”). The Caragol Note may be accelerated if an event of default occurs under the terms of the Caragol Note or the Caragol Security Agreement, or upon the insolvency, bankruptcy, or dissolution of the Company. As of December 31, 2012, the Company has paid $100,000 of the principal amount of the Caragol Note and all accrued interest owed on the date of payment on December 18, 2012.  Additionally, the Company and Caragol terminated the Caragol Security Agreement effective January 16, 2013.

6.   Stockholders’ Equity

Authorized Common Stock

As of December 31, 2011, the Company was authorized to issue 70 million shares of common stock, $0.01 par value. On January 27, 2012, the Company’s stockholders approved an increase in the number of authorized shares of common stock of the Company from 70 million shares to 175 million shares. On May 31, 2012, the Company’s stockholders approved a further increase in the number of authorized shares of common stock of the Company from 175 million shares to 470 million shares.

On March 11, 2013, the Company issued a proxy statement soliciting stockholder approval authorizing to Board of Directors to effect a reverse stock split of our common stock at a ratio in the range of 1-for-10 to 1-for-25.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Stock Option Plans

On November 10, 2009, the Company adopted the VeriChip 2009 Stock Incentive Plan (the “VeriChip 2009 Plan”). Under the VeriChip 2009 Plan, the number of shares for which options, SARs or performance shares may be granted is 0.3million. As of December 31, 2012, approximately 0.3 million options and shares have been granted under the VeriChip 2009 Plan. As of December 31, 2012, 2,240 remaining shares may be granted under the VeriChip 2009 Plan.

On August 26, 2011, the Company’s stockholders approved and adopted the PositiveID Corporation 2011 Stock Incentive Plan (the “2011 Plan”). The 2011 Plan provides for awards of incentive stock options, nonqualified stock options, restricted stock awards, performance units, performance shares, SARs and other stock-based awards to employees and consultants. As of December 31, 2012, approximately 840,000 options and shares have been granted under the 2011 Plan, and approximately 156,000 remaining shares may be granted under the 2011 Plan. Awards to employees under the Company’s stock option plans generally vest over a two-year period, with pro-rata vesting upon the anniversary of the grant. Awards of options have a maximum term of ten years and the Company generally issues new shares upon exercise.

In addition, as of December 31, 2012, 0.4 million warrants to purchase the Company’s common stock have been granted outside of the Company’s plans, which remain outstanding as of December 31, 2012. These warrants were granted at exercise prices ranging from $05.75 to $22.0 per share, are fully vested and are exercisable for a period from seven to nine years.

On November 10, 2009, the Company assumed all of Steel Vault Corporation’s (“Steel Vault”) obligations under the SysComm International Corporation 2001 Flexible Stock Plan, as amended and restated, and each option outstanding thereunder, provided that the obligation to issue shares of the Company’s common stock, as adjusted to reflect the exchange ratio set forth in the merger with Steel Vault, was substituted for the obligation to issue shares of Steel Vault common stock.  On November 10, 2009, pursuant to the merger with Steel Vault, approximately 0.3 million outstanding Steel Vault options were converted into 0.1 million Company options. These options were granted at exercise prices ranging from $9.0 to $50.0 per share, are fully vested and are exercisable for a period up to ten years from the vesting date.

A summary of option activity under the Company’s option plans for the years ended December 31, 2012 and 2011 is as follows (in thousands, except per share amounts):

	2012		2011
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding on January 1	166	$40.0	128	$50.8
Granted	283	$1.0	51	$6.0
Exercised	—	$—	—	$—
Forfeited	(19)	$14.1	(14)	$15.0
Outstanding at end of year	429	$15.1	165	$40.0
Exercisable at end of year	220	$29.1	116	$54.5
Shares available for grant at end of year	263		208

The following table summarizes information about stock options at December 31, 2012 (in thousands, except weighted-average amounts):

	Outstanding Stock Options			Exercisable Stock Options
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.00 to $9.00	359	10.1	$2.4	150	$4.28
$9.25 to $15.5	32	7.1	$10.3	32	$10.1
$17.00 to $49.75	7	3.6	$27.5	7	$27.5
$50.00 to $143.75	14	4.6	$139.9	14	$139.9
Above $143.75	17	2.1	$194.5	17	$194.5
	429	9.3	$15.5	220	$29.1
Vested options	220	8.0	$29.1

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

The weighted average per share fair value of grants made in 2012 and 2011 under the Company’s incentive plans was $1.0 and $6.0, respectively.

There are inherent uncertainties in making estimates about forecasts of future operating results and identifying comparable companies and transactions that may be indicative of the fair value of the Company’s securities. The Company believes that the estimates of the fair value of its common stock options at each option grant date were reasonable under the circumstances.

The Black-Scholes model, which the Company uses to estimate the fair value of the options it grants, requires the Company to make several key judgments including:

●	the value of the Company’s common stock;

●	the expected life of issued stock options;

●	the expected volatility of the Company’s stock price;

●	the expected dividend yield to be realized over the life of the stock option; and

●	the risk-free interest rate over the expected life of the stock options.

The Company’s computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of the Company’s common stock.

The fair values of the options granted were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	2012	2011
Expected dividend yield	—	—
Expected stock price volatility	126%	118%
Risk-free interest rate	1.12%	1.35%
Expected term (in years)	6.0	6.0

A summary of restricted stock outstanding under the stockholder approved plans outstanding as of December 31, 2012 and 2011 and changes during the years then ended is presented below (in thousands):

	2012	2011
Unvested at January 1	182	265
Issued	426	137
Vested	(392)	(220)
Forfeited	(1)	—
Unvested at end of period	215	182

Warrants

On November 10, 2009, pursuant to the merger with Steel Vault, all outstanding Steel Vault warrants were converted into approximately 12,000 Company warrants. These warrants were granted at exercise prices ranging from $15.0 to $22.0 per share, are fully vested and are exercisable for a period of five years from the vest date. The warrants expire in 2014.

On August 15, 2012, pursuant to the JMJ Financial financing agreement, the Company issued immediately exercisable warrants to purchase 111,111shares of common stock at an initial exercise price of $0.45 per share and are exercisable for a period of five years from the vest date. The warrants expire in 2017.

On November 8, 2012, pursuant to the JMJ Financial financing agreement, the Company issued immediately exercisable warrants to purchase 100,000 shares of common stock at an initial exercise price of $0.50 per share and are exercisable for a period of five years from the vest date. The warrants expire in 2017.

On December 19, 2012, pursuant to an advisory agreement with Secure Strategy Group, the Company committed to issue immediately exercisable warrants to purchase 240,000 shares of common stock at an initial exercise price of $0.75 per share and are exercisable for a period of five years from the vest date. As of March 31, 2013, the Company has not issued the warrants. The warrants will expire in 2017.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

On February 27, 2013, pursuant to the JMJ Financial financing agreement, the Company issued immediately exercisable warrants to purchase 68,182 shares of common stock at an initial exercise price of $0.55 per share and are exercisable for a period of five years from the vest date. The warrants expire in 2018.

Stock-Based Compensation

Stock-based compensation expense for awards granted is recognized on a straight-line basis over the requisite service period based on the grant-date fair value. Forfeitures are estimated at the time of grant and require the estimates to be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recorded compensation expense related to stock options and restricted stock of approximately $1,722,000 and $3,434,000 for the years ended December 31, 2012 and 2011, respectively. The intrinsic value for all options outstanding was approximately nil and nil as of December 31, 2012 and 2011, respectively.

During the year ended December 31, 2012, the Company issued, under the 2011 Plan, an aggregate of 275,200 shares of restricted stock to employees valued between $0.50 and $4.75 per share, and recorded related stock-based compensation of approximately $118,183. During the year ended December 31, 2011, the Company issued, under the VeriChip 2009 Plan, an aggregate of 14,800 shares of restricted stock to employees valued between $9.50 and $13.75 per share, and recorded related stock-based compensation of approximately $2,680,000.

During the year ended December 31, 2012, the Company issued, outside of the approved employee stock incentive plans, an aggregate of 503,206 shares of restricted stock and, under the 2011 Plan, an aggregate of 52,000 shares of restricted stock to consultants and advisors valued between $0.25 and $3.75 per share and recorded related stock-based compensation of approximately $756,000. During the year ended December 31, 2011, the Company issued, outside of the approved employee stock incentive plans, an aggregate of 88,171 shares of restricted stock and, under the 2011 Plan, an aggregate of 34,000 shares of restricted stock to consultants and advisors valued between $3.25 and $14.25 per share and recorded related stock-based compensation of approximately $601,000. Stock compensation expense recorded related to option grants to employees and consultants were $390,000 for the year ended December 31, 2012. Stock compensation expense related to option grants to employees and consultants for the year ended December 31, 2011 was not significant.

7.   Income Taxes

The Company accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following (in thousands):

	December 31,
	2012	2011
Deferred tax assets (liabilities):
Accrued expenses and reserves	$528	$674
Stock-based compensation	284	3,369
Intangibles	(227)	(369)
Property and equipment	(1)	(4)
Net operating loss carryforwards	26,185	23,241
Gross deferred tax assets	26,769	26,911
Valuation allowance	(26,769)	(26,911)
Net deferred taxes	$—	$—

The valuation allowance for U.S. deferred tax assets decreased by approximately $0.1 million and $1.8 million in 2012 and 2011, respectively, due mainly to the generation of U.S. net operating losses. As a result of the Company’s history of incurring operating losses a full valuation allowance against the net deferred tax asset has been recorded at December 31, 2012 and 2011.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2012	2011
Statutory tax benefit	(34)	(34)
State income taxes, net of federal effects	(4)	(4)
Permanent items	1	1
Change in deferred tax asset valuation allowance	37	37
Provision for income taxes	—	—

As of December 31, 2012, the Company had U.S. federal net operating loss carry forwards of approximately $71.6 million (including approximately $9.8 million from Steel Vault through the date of the Merger) for income tax purposes that expire in various amounts through 2032. The Company also has approximately $45.9 million of state net operating loss carryforwards that expire in various amounts through 2032.

Based upon the change of ownership rules under IRC Section 382, the Company experienced a change of ownership in December 2007 exceeding the 50% limitation threshold imposed by IRC Section 382. The Company experienced subsequent changes in ownership during 2008 through 2012 as a result of the Company issuing common shares which could potentially result in additional changes of ownership under IRC Section 382. The acquired net operating losses of Steel Vault are subject to a similar limitation under IRC Section 382. As a result the Company’s future utilization of its net operating loss carryforwards will be significantly limited as to the amount of use in any particular year, and consequently may be subject to expiration.

The Company files consolidated tax returns in the United States federal jurisdiction and in the various states in which it does business. In general, the Company is no longer subject to U.S. federal or state income tax examinations for years before December 31, 2009.

In July 2008, the Company completed the sale of all of the outstanding capital stock of Xmark to Stanley. In January 2010, Stanley received a notice from the Canadian Revenue Agency (“CRA”) that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008.  This review covers all periods that the Company owned Xmark.

In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions attributable to allocations from related companies on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million.

On January 20, 2012, the Company received an indemnification claim notice from Stanley related to the matter. The Company does not agree with the position taken by the CRA, and filed a formal appeal related to the matter on March 8, 2012.In addition, on March 28, 2012, Stanley received assessments for withholding taxes on deemed dividend payments in respect of the disallowed management fee totaling approximately $0.2 million, for which we filed a formal appeal on June 7, 2012. In October 2012, the Company submitted a Competent Authority filing to the U.S. IRS seeking relief in the matter. In connection with the filing of the appeals, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. The Company has also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit an additional upfront payment of approximately $220,000. Pursuant to a letter agreement dated March 7, 2012, the Company has agreed to repay Stanley for the upfront payments, plus interest at the rate of five percent per annum, in 24 equal monthly payments beginning on June 1, 2012. To the extent that the Company and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or the Company as applicable.  Based on the Company’s review of the correspondence and evaluation of the supporting detail, it does not believe that the ultimate resolution of this matter will have a material negative impact on the Company’s historical tax liabilities or results of operations. The Company has established an accrual of $400,000 for this contingency, which management believes is adequate.  This accrual was reclassified as a liability to Stanley and recorded in the tax contingency line in the consolidated balance sheets, and a prepaid tax advance to Stanley in the amount of $738,000 has been recorded, as of December 31, 2012.

During 2012 and continuing into 2013, the Company has been delinquent in its payments to Stanley.  The Company and Stanley have agreed to monthly payments of approximately $26,000 per month for 2013.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

8.   Commitments and Contingencies

Lease Commitments

The Company leases certain office space under noncancelable operating leases, including the Company’s corporate offices in Delray Beach, Florida under a lease scheduled to expire in August 2015 and office space for the Company’s MFS subsidiary in Pleasanton, California under a lease scheduled to expire in April 2015. Rent expense under operating leases totaled approximately $241,000 and $365,000 for the years ended December 31, 2012 and 2011, respectively. Future minimum lease payments under operating leases at December 31, 2012 are as follows (in thousands):

2013	$123
2014	127
2015	55
$305

Legal Proceedings

The Company is a party to certain legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against the Company relating to the Company or to the Company’s intellectual property rights and intellectual property licenses could have a material adverse effect on the Company’s business, financial condition and operating results.

9.   Employment Contracts and Stock Compensation to Related Parties

On November 10, 2010, the Company’s compensation committee (the “Compensation Committee”) approved a five year Employment and Non-Compete Agreement for Scott R. Silverman, the Company’s former chairman and chief executive officer, and a five year Employment and Non-Compete Agreement for Mr. Caragol. Beginning in 2011, Mr. Silverman and Mr. Caragol were to receive a base salary of $375,000 and $225,000, respectively. During the term, each executive was entitled to receive a minimum annual bonus for each calendar year of the term in an amount equal to a minimum of one (1) times such executive’s base salary. Additionally, the Compensation Committee had the authority to approve a discretionary bonus for each year of the term. Pursuant to the agreements, Mr. Silverman and Mr. Caragol received 40,000 and 30,000 shares of restricted stock, respectively. These restricted shares vested 50% on January 1, 2012 and 50% on January 1, 2013.

On September 30, 2011, the Company entered into a First Amendment to Employment and Non-Compete Agreement (the “First Silverman Amendment”) with Mr. Silverman in connection with Mr. Silverman’s ceasing to be the Company’s chief executive officer. The First Silverman Amendment amended the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and provided for, among other things, the issuance of restricted stock of the Company to Mr. Silverman in the aggregate amount of approximately $3.4 million (the “Restricted Stock”) in lieu of contractually-committed cash salary and bonus for 2012 through 2015. The Restricted Stock was to be issued based upon the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment. The Restricted Stock was subject to registration rights and price protection provisions, and was to be granted upon the earlier of (i) a reverse stock split or (ii) the receipt of stockholder approval to increase the number of authorized shares of common stock of the Company to at least 7 million shares. The Restricted Stock was price protected through the date on which the registration statement registering such shares became effective, such that if the value of the Restricted Stock at such time was less than the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment, additional shares were to be issued to subsidize any shortfall. In connection with the execution of the First Silverman Amendment, a non-cash charge of approximately $3.4 million was recorded in the third quarter of 2011, for which a corresponding liability has been established in the accompanying consolidated balance sheet as of December 31, 2011. On January 27, 2012, the Company issued the Restricted Stock to Mr. Silverman, totaling 0.7 million shares.

On December 6, 2011, the Compensation Committee approved an Amended and Restated Employment, Consulting and Non-Compete Agreement (the “Amended and Restated Agreement”) between the Company and Mr. Silverman in connection with Mr. Silverman’s negotiated departure from the Board of Directors of the Company as of December 6, 2011 and his continued service as consultant to the Company until March 1, 2012. The Amended and Restated Agreement amends and restates the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and the First Silverman Amendment, and provides for, among other things, clarification of the terms of Mr. Silverman’s separation from the Company and continued vesting of Mr. Silverman’s unvested stock grants. The Company also granted Mr. Silverman a security interest in substantially all of the Company’s assets (the “Silverman Security Agreement”) until such time as the stock obligations under the Amended and Restated Agreement are fulfilled. In 2012, the Company recorded an expense of $123,271 for this stock based compensation.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Under the Amended and Restated Agreement, the Company agreed to satisfy certain contractual obligations of $461,538 (the “Contractual Obligations”) through the issuance of 98,724 shares of common stock from the 2011 Plan to Mr. Silverman (the “Contractual Obligations Stock”) on January 2, 2012. If the Company received $1,000,000 of proceeds from a financing transaction or a series of financing transactions between December 6, 2011 and the date in which a registration statement registering the Contractual Obligations Stock became effective, the Company was required to pay Mr. Silverman $100,000 in cash compensation in 2012 and Mr. Silverman would return 21,392 shares of common stock to the Company. If a registration statement for the Contractual Obligations Stock did not become effective on or before March 31, 2012, Mr. Silverman could have returned the Contractual Obligations Stock in exchange for cash compensation in the amount of $461,538, less any cash compensation payments made to Mr. Silverman as described herein. On January 2, 2012, the Company issued the Contractual Obligations Stock to Mr. Silverman. The Company filed a registration statement on Form S-1 for resale of the Restricted Stock (the “Silverman Registration Statement”) with the SEC on January 31, 2012, as amended February 2, 2012 and February 13, 2012.

On March 23, 2012, the Board of Directors approved a First Amendment to Amended and Restated Employment, Consulting and Non-Compete Agreement (the “First Amendment to Amended and Restated Agreement”) between the Company and Mr. Silverman in connection with the elimination of any and all price protection provisions under the Amended and Restated Agreement and any other further registration rights obligations. Under the First Amendment to Amended and Restated Agreement the Company agreed to issue 540,000 shares of Restricted Stock of the Company to Mr. Silverman on March 23, 2012 (the “Price Protection Shares”). The Price Protection Shares were issued in order to (i) eliminate any and all price protection provisions under the Amended and Restated Agreement, including, but not limited to, any price protection provisions relating to a reverse stock split, and (ii) any further registration rights obligations.  The Price Protection Shares were included on a pre-effective amendment to the Silverman Registration Statement which was filed with the SEC on March 28, 2012 and declared effective by the SEC on April 10, 2012. Upon effectiveness of the Silverman Registration Statement, the Silverman Security Agreement terminated. In connection with the issuance of the Price Protection Shares, a non-cash charge of approximately $1.5 million was recorded in the fourth quarter of 2011, based on the fair value of the shares at the date of issuance and for which a corresponding liability has been established in the accompanying consolidated balance sheet as of December 31, 2011.

On December 6, 2011, the Compensation Committee approved a First Amendment to Employment and Non-Compete Agreement (the “First Caragol Amendment”) between the Company and Mr. Caragol in connection with Mr. Caragol’s assumption of the position of Chairman of the Board of the Company effective December 6, 2011. The First Caragol Amendment amends the Employment and Non-Compete Agreement dated November 11, 2010, between the Company and Mr. Caragol and provides for, among other things, the elimination of any future guaranteed raises and bonuses, other than a 2011 bonus of $375,000 to be paid beginning January 1, 2012 in twelve (12) equal monthly payments. If in the reasonable discretion of the Board of Directors, the Company is unable to make the scheduled cash bonus payments, the Company shall have the option of (i) delaying payment(s), (ii) paying Mr. Caragol in Restricted Stock of the Company, or (iii) reaching some other mutually agreeable resolution with Mr. Caragol. The First Caragol Amendment obligates the Company to grant to Mr. Caragol an aggregate of 500,000 shares of Restricted Stock over a 4 year period as follows: (i) 100,000 shares upon execution of the First Caragol Amendment, which shall vest on January 1, 2014, (ii) 100,000 shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 100,000 shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 100,000  shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 100,000 shares on January 1, 2015, which shall vest on January 1, 2016. We and Mr. Caragol agreed to delay the issuance of the first and second restricted share grants, for a total of 200,000 shares, until we had available shares under one of our stock incentive plans. The restricted shares were granted on October 4, 2012. Upon a change in control or in the event that Mr. Caragol terminates his employment for “constructive termination” (as such term is defined his employment agreement) or in the event we terminate his employment without cause, the restricted stock described above shall be issued within five (5) business days of such triggering event and all of the restricted stock shall vest immediately. If Mr. Caragol resigns, is terminated for cause, or his employment is terminated due to his death or disability, Mr. Caragol will forfeit the restricted shares discussed above. During 2012, the Company recorded $361,598 as an expense related to these grants.

Effective September 28, 2012, the employment of Bryan D. Happ (“Happ”), the Company’s former chief financial officer, terminated. In connection with the termination of Happ’s Employment and Non-Compete Agreement dated September 30, 2011, the Company and Happ entered into a Separation Agreement and General Release (the “Separation Agreement”) on September 28, 2012. Pursuant to the Separation Agreement, Happ will receive payments totaling $404,423 (the “Compensation”), consisting of past-due accrued and unpaid salary and bonus amounts plus termination compensation. Of the Compensation, $100,000 was paid in 200,000 shares of restricted common stock of the Company (such shares not issued under a stockholder approved plan) and $304,423 will be paid in cash. The cash balance of $304,423 will be repaid at a rate of $3,700 per bi-weekly pay period, subject to accelerated payment under certain events tied to significant cash receipts by the Company. During the three months ended September 30, 2012, the Company recorded a charge of $289,000, to record the equity and cash components of this obligation. Additionally, the Company recorded a charge of $67,341 to reflect the accelerated vesting of Happ’s stock options. As of March 31, 2013, the Company had paid $94,335 towards its cash obligation to Happ.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

Also effective September 28, 2012, the Company appointed Mr. Caragol, as the Company’s acting chief financial officer.

10.   Agreements with The Boeing Company

On December 20, 2012, the Company entered into a Sole and Exclusive License Agreement (the “Boeing License Agreement”), a Teaming Agreement (“Teaming Agreement”), and a Security Agreement (“Boeing Security Agreement”) with The Boeing Company (“Boeing”).

The Boeing License Agreement provides Boeing the exclusive license to manufacture and sell PositiveID’s M-BAND airborne bio-threat detector for the U.S. Department of Homeland Security’s BioWatch Generation 3 opportunity, as well as other opportunities (government or commercial) that may arise in the North American market.  As consideration for entering into the Boeing License Agreement, Boeing agreed to pay a license fee of $2.5 million (the “Boeing License Fee”) to the Company in three installments, of which $1.75 million has been paid and the last payment is scheduled to be paid on April 15, 2013. The $1 million of the license fee received in December 2012 has been recorded as deferred revenue.

Under the Teaming Agreement, the Company retained exclusive rights to serve as the reagent and assay supplier of the M-BAND systems to Boeing. PositiveID also retained all rights to sell M-BAND units, reagents and assays in international markets.

Pursuant to the Boeing Security Agreement, the Company granted Boeing a security interest in all of its assets, including the licensed products and intellectual property rights (as defined in the Boeing License Agreement), to secure PositiveID’s performance under the Boeing License Agreement.

11.   Supplementary Cash Flow Information

For the years ended December 31, 2012 and 2011, the Company had the following non-cash investing and financing activities (in thousands):

	Years Ended December 31,
	2012	2011
Non-cash financing and investing activities:
Accrued dividends payable	$75	$154
Conversion of liability to promissory note	849	—
Issuance of common stock for MFS Acquisition	—	879
Issuance of common stock for commitment fee	32	—
	$956	$1,033

12.    Sale of Subsidiary to Related Party

On January 11, 2012, VeriTeQ Acquisition Corporation (“VeriTeQ”), which is owned and controlled by Mr. Silverman, purchased all of the outstanding capital stock of PositiveID Animal Health (“Animal Health”) in exchange for a secured promissory note in the amount of $200,000 (the “Note”) and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest, to which no value was ascribed. Our chief executive officer, Mr. Caragol, also serves on the Board of Directors of VeriTeQ. The Note accrues interest at 5% per annum. Payments under the Note were begin on January 11, 2013 and are due and payable monthly, and the Note matures on January 11, 2015. The Note is secured by substantially all of the assets of Animal Health pursuant to a Security Agreement dated January 11, 2012 (the “VeriTeQ Security Agreement”). The Company has not recorded the Note or any accrued interest in its consolidated balance sheet as of December 31, 2012, and currently plans to recognize the $200,000 gain represented by the Note as the Note is collected. As of March 31, 2013, VeriTeQ had not yet made payment on the Note.

In connection with the sale, the Company entered into a license agreement with VeriTeQ (the “Original License Agreement”) which grants VeriTeQ a non-exclusive, perpetual, non-transferable, license to utilize the Company’s bio-sensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System” (the “Patent”) for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  Pursuant to the Original License Agreement, the Company was to receive royalties in the amount of 10% on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of 20% on gross revenues that are generated under the Development and Supply Agreement between the Company and Medical Components, Inc. (“Medcomp”) dated April 2, 2009. The total cumulative royalty payments under the agreement with Medcomp will not exceed $600,000.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

The Company also entered into a shared services agreement with VeriTeQ on January 11, 2012 (the “Shared Services Agreement”), pursuant to which the Company agreed to provide certain services to VeriTeQ in exchange for $30,000 per month.  The term of the Shared Services Agreement commenced on January 23, 2012. The first payment for such services is not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000. The balance due from VeriTeQ under the Shared Services Agreement, including certain expenses paid by the Company on behalf of VeriTeQ, totaled approximately $160,000 as of May 31, 2012, which was not recorded in the Company’s balance sheet and was to be recorded on a cash basis as collected. On June 25, 2012, the Shared Services Agreement was amended, pursuant to which all amounts owed to the Company under the Shared Services Agreement as of May 31, 2012 were converted into 2,285,779 shares of common stock of VeriTeQ, to which no value was ascribed. In addition, effective June 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000.  Furthermore, on June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 - $400,000; 2014 - $800,000; and 2015 and thereafter - $1,600,000.

On August 28, 2012, the Company entered into an Asset Purchase Agreement with VeriTeQ (the “VeriTeQ Asset Purchase Agreement”), whereby VeriTeQ purchased all of the intellectual property, including patents and patents pending, related to the Company’s embedded biosensor portfolio of intellectual property. There were no proceeds received in connection with this sale and the intellectual property had a book value of nil. Under the VeriTeQ Asset Purchase Agreement, the Company is to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the embedded biosensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. In 2012, there are no minimum royalty requirements. Minimum royalty requirements thereafter, and through the remaining life of any of the patents and patents pending, are identical to the minimum royalties due under the Original License Agreement.

Simultaneously with the VeriTeQ Asset Purchase Agreement, the Company entered into a license agreement with VeriTeQ granting the Company an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the VeriTeQ Asset Purchase Agreement, the Original License Agreement, as amended June 26, 2012, was terminated. Also on August 28, 2012, the VeriTeQ Security Agreement was amended, pursuant to which the assets sold by the Company to VeriTeQ under the VeriTeQ Asset Purchase Agreement and the related royalty payments were added as collateral under the VeriTeQ Security Agreement.

On August 28, 2012, the Shared Services Agreement was further amended, pursuant to which, effective September 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $12,000 to $5,000.  As of December 31, 2012, VeriTeQ owed the Company $ 138,000 for shared services for which no revenue has been recorded.

13.   Conversion of Liability to Promissory Note

On July 9, 2012, the Company issued a Secured Promissory Note (the “H&K Note”) in the principal amount of $849,510 to Holland & Knight LLP (“Holland & Knight”), its external legal counsel, in support of amounts due and owing to Holland & Knight as of June 30, 2012. The H&K Note is non-interest bearing, and principal on the H&K Note is due and payable as soon as practicably possible by the Company. The Company has agreed to remit payment against the H&K Note immediately upon each occurrence of any of the following events: (a) completion of an acquisition or disposition of any of the Company’s assets or stock or any of the Company’s subsidiaries’ assets or stock with gross proceeds in excess of $750,000, (b) completion of any financing with gross proceeds in excess of $1,500,000, (c) receipt of any revenue in excess of $750,000 from the licensing or development of any of the Company’s or the Company’s subsidiaries’ products, or (d) any liquidation or reorganization of the Company’s assets or liabilities. The amount of payment to be remitted by the Company shall equal one-third of the gross proceeds received by the Company upon each occurrence of any of the above events, until the principal is repaid in full. If the Company receives $3,000,000 in gross proceeds in any one financing or licensing arrangement, the entire principal balance shall be paid in full.  The H&K Note was secured by substantially all of the Company’s assets pursuant to a security agreement between the Company and Holland & Knight dated July 9, 2012.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

In conjunction with the Boeing License Agreement with and the Teaming Agreement, Holland & Knight agreed to terminate its security interest.  As of December 31, 2012, the Company had repaid $125,000 of the H&K Note and has repaid $250,000 of the H&K Note in total as of March 31, 2013.

14.   Subsequent Events

Securities Purchase Agreement

Effective as of January 16, 2013, the Company entered into a Securities Purchase Agreement (the “TCA Purchase Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), pursuant to which TCA may purchase from the Company up to $5,000,000 senior secured, convertible, redeemable debentures (the “Debentures”). A $550,000 Debenture was purchased by TCA on January 16, 2013 (the “First Debenture”).

The maturity date of the First Debenture is January 16, 2014, subject to adjustment (the “Maturity Date”). The First Debenture bears interest at a rate of twelve percent (12%) per annum. The Company, at its option, may repay the principal, interest, fees and expenses due under the Debenture with no penalty or premium and in full and for cash, at any time prior to the Maturity Date, with three (3) business days advance written notice to the holder. At any time while the Debenture is outstanding, but only upon the occurrence of an event of default under the TCA Purchase Agreement or any other transaction documents, the holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, redemption premium and any other sums due and payable under the First Debenture or any other transaction document (such total amount, the “Conversion Amount”) into shares of the Company’s common stock at a price equal to (i) the Conversion Amount divided by (ii) eighty-five (85%) of the average daily volume weighted average price of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion. The Debenture also contains a provision whereby TCA may not own more than 4.99% of the Company’s common stock at any one time.

As consideration for entering into the TCA Purchase Agreement, the Company paid to TCA (i) a transaction advisory fee in the amount of $22,000, (ii) a due diligence fee equal to $10,000, and (iii) document review and legal fees in the amount of $12,500.

As further consideration, the Company agreed to issue to TCA that number of shares of the Company’s common stock that equals $100,000 (the “Incentive Shares”). For purposes of determining the number of Incentive Shares issuable to TCA, the Company’s common stock was valued at the volume weighted average price for the five (5) trading days immediately prior to the date of the TCA Purchase Agreement, as reported by Bloomberg. It is the intention of the Company and TCA that the value of the Incentive Shares shall equal $100,000. In the event the value of the Incentive Shares issued to TCA does not equal $100,000 after a twelve month evaluation date, the TCA Purchase Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to the Company’s treasury) to adjust the number of Incentive Shares issued.

In connection with the TCA Purchase Agreement, the Company entered into a Security Agreement (the “TCA Security Agreement”) with TCA. As security for the Company’s obligations to TCA under the Debentures, the TCA Purchase Agreement and any other transaction document, the TCA Security Agreement grants to TCA a continuing, second priority security interest in all of the Company’s assets and property, wheresoever located and whether now existing or hereafter arising or acquired. This security interest is subordinate to the security interest of The Boeing Company, who has a secured interest supporting that certain Boeing License Agreement.

License of iglucose

In February 15, 2013, the Company entered into an agreement the (“SGMC Agreement”) with SGMC, Easy Check, Easy-Check Medical Diagnostic Technologies Ltd., an Israeli company, and Benjamin Atkin, an individual (“Atkin”), pursuant to which the Company licensed its iglucose™ technology to SGMC for up to $2 million based on potential future revenues of glucose test strips sold by SGMC.  These revenues will range between $0.0025 and $0.005 per strip. A person with diabetes who tests three times per day will use over 1,000 strips per year.

Pursuant to the SGMC Agreement, the Company granted SGMC an exclusive right and license to the intellectual property rights in the iglucose patent applications; a non-exclusive right and license to use and make a “white label” version of the iglucose websites; a non-exclusive right and license to use all documents relating to the iglucose 510(k) application to the Food and Drug Administration of the United States Government; and an exclusive right and license to the iglucose trademark. The Company has also agreed to transfer to SGMC all right, title, and interest in the www.iglucose.com and www.iglucose.net domain names.

POSITIVEID CORPORATION

Notes to Consolidated Financial Statements

In consideration for the rights and licenses discussed above, and the transfer of the domain names, SGMC shall pay to PositiveID the amount set forth below for each glucose test strip sold by SGMC and any sublicensees of SGMC for which results are posted by SGMC via its communications servers (the “Consideration”):

i.	$.0025 per strip sold until SGMC has paid aggregate Consideration of $1,000,000; and
ii.

$.005 per strip sold thereafter until SGMC has paid aggregate Consideration of $2,000,000; provided, however, that the aggregate Consideration payable by SGMC pursuant to the SGMC Agreement shall in no event exceed $2,000,000.

Intercreditor Agreement

On March 18, 2013, the Company entered into an Intercreditor and Non-Disturbance Agreement (the “Intercreditor Agreement”) among PositiveID and MFS; VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., and IFTH NJ Sub, Inc. Boeing, and TCA. The Intercreditor Agreement sets forth the agreement of Boeing and TCA as to their respective rights and obligations with respect to the Boeing Collateral (as described below) and the TCA Collateral (as described below) and their understanding relative to their respective positions in the Boeing Collateral and the TCA Collateral and clarifies that Boeing’s lien under the Boeing Security Agreement relates to the Company’s M-BAND technology.

The “Boeing Collateral” includes, among other things, all Intellectual Property Rights (as defined in the Intercreditor Agreement) in the M-BAND Technology (as defined in the Intercreditor Agreement), including without limitation certain patents and patent applications set forth in the Intercreditor Agreement. The TCA Collateral includes any and all property and assets of PositiveID. The liens of Boeing on the Boeing Collateral are senior and prior in right to the liens of TCA on the Boeing Collateral and such liens of TCA on the Boeing Collateral are junior and subordinate to the liens of Boeing on the Boeing Collateral.

15. Reverse Stock Split

On April 18, 2013, the Company’s stockholders approved a reverse stock split within a range of between 1-for-10 to 1-for-25.  On that same date the Company’s Board of Directors approved a reverse stock split, and the Company amended its certificate of incorporation to effect a 1-for-25 reverse stock split of its common stock.  On April 23, 2013, the reverse stock split became effective.  As a result of the reverse stock split, all previously reported share amounts, including options in the accompanying financial statements and related notes have been retrospectively restated to reflect the reverse stock split.

POSITIVEID CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$98	$111
Prepaid expenses and other current assets	27	37
Total Current Assets	125	148

Equipment, net	14	24
Prepaid tax advance	732	738
Goodwill	510	510
Intangibles, net	703	980
Other assets	11	11
Total Assets	$2,095	$2,411

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$604	$967
Deferred revenue	2,500	1,000
Accrued expenses and other current liabilities	1,077	1,449
Convertible debt, net of discount	546	221
Notes payable	695	716
Warrant liability	13	93
Tax contingency	850	337
Total Current Liabilities	6,285	4,783

Tax contingency	—	743
Contingent earn-out liability	489	645
Mandatorily redeemable preferred stock	413	—
Total Liabilities	7,187	6,171

Stockholders’ Deficit:
Convertible preferred stock, 5,000,000 shares authorized, $.001 par value; Series F Preferred – 650 and 776 shares issued and outstanding, liquidation preference of $657 and $876, at September 30, 2013 and December 31, 2012, respectively.	—	—
Common stock, 470,000,000 shares authorized, $.01 par value, 32,915,251 and 9,541,174 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	329	2,385
Additional paid-in capital	117,073	105,448
Accumulated deficit	(122,494)	(111,329)
	(5,092)	(3,496)
Note receivable for shares issued	—	(264)
Total Stockholders’ Deficit	(5,092)	(3,760)
Total Liabilities and Stockholders’ Deficit	$2,095	$2,411

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Selling, general and administrative	450	1,686	3,329	5,489
Research and development	149	185	483	681
Impairment of development costs	—	342	—	342
Total operating expenses	599	2,213	3,812	6,512
Operating loss	(599)	(2,213)	(3,812)	(6,512)

Other expense, net	(196)	(116)	(363)	(55)
Net loss	(795)	(2,329)	(4,175)	(6,567)

Preferred stock dividends	1	(13)	93	(60)
Beneficial conversion dividend on preferred stock	(2,506)	(10,168)	(6,990)	(15,063)
Net loss attributable to common stockholders	$(3,300)	$(12,510)	$(11,072)	$(21,690)

Loss per common share attributable to common stockholders – basic and diluted	$(0.20)	$(2.14)	$(0.74)	$(4.81)

Weighted average shares outstanding – basic and diluted	16,203	5,852	14,929	4,505

See accompanying notes to unaudited condensed consolidated financial statements.

  POSITIVEID CORPORATION

Condensed Consolidated Statement of Stockholders’ Deficit

For the Nine Months Ended September 30, 2013

(In thousands, except share data)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Note Receivable For Shares	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Issued	(Deficit)

Balance at January 1, 2013	776	—	9,541	$2,385	$105,448	$(111,329)	$(264)	$(3,760)

Conversion of Series F Preferred shares and repayment of note receivable	(726)	—	8,692	87	5	—	264	356
Beneficial conversion dividends for Series F Preferred conversion	—	—	—	—	6,990	(6,990)	—	—
Issuance of Series F Preferred Stock pursuant to Stock Purchase Agreement	600	—	—	—	300	—	—	300
Issuance of Common Stock pursuant to convertible note conversion	—	—	2,532	25	218	—	—	243
Beneficial conversion feature and issuance of warrants related to financing agreement	—	—	—	—	19	—	—	19
Cost of debt related to debenture agreement	—	—	244	2	101	—	—	103
Issuance of Common Stock pursuant to stock purchase agreement	—	—	4,716	48	452	—	—	500
Issuance of Common Stock pursuant to debt to equity settlement including discount on shares	—	—	3,638	36	270	—	—	306
Cost of debt related to stock purchase agreement	—	—	144	2	(14)	—	—	(12)
Debt discount pursuant to securities purchase agreement	—	—	—	—	33	—	—	33
Stock-based compensation	—	—	3,408	34	961	—	—	995
Reverse stock-split adjustment	—	—	—	(2,290)	2,290	—	—	—
Net loss	—	—	—	—	—	(4,175)	—	(4,175)

Balance at September 30, 2013	650	$—	32,915	$329	$117,073	$(122,494)	$—	$(5,092)

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

 (Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(4,175)	$(6,567)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	288	323
Stock-based compensation to employees and advisors	607	1,204
Debt discount and cost amortization	426	—
Discount on liability settlement	92	—
Warrants fair-value adjustments	(143)	—
Impairment of capitalized development cost	—	342
Non-cash interest expense	23	4
Changes in operating assets and liabilities:
(Increase) in prepaid expenses and other current assets	(213)	(67)
Increase in accounts payable and accrued expenses	185	2,296
Increase in deferred revenue	1,500	—
Net cash used in operating activities	(1,410)	(2,465)
Cash flows from investing activity:
Purchase of equipment	(3)	(5)
Net cash used in investing activity	(3)	(5)
Cash flows from financing activities:
Proceeds from equity financings, net of fees	1,050	2,328
Proceeds from debt financing, net of fees	688	300
Principal payment of short-term debt	(338)	—
Net cash provided by financing activities	1,400	2,628
Net (decrease) increase in cash and cash equivalents	(13)	158
Cash and cash equivalents, beginning of period	111	28
Cash and cash equivalents, end of period	$98	$186

Supplementary Cash Flow Information:
Non-cash financing and investing activities:
Conversion of promissory note	$242	$—
Issuance of shares for fees	142	—
Issuance of warrants for advisory services	110	—
Payment of accrued compensation payable through issuance of:		—
Common Stock	388	—
Series I Preferred Shares	413	—
	$1,295	$—

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

 1.   Organization and Basis of Presentation

PositiveID, through its wholly owned subsidiary MicroFluidic Systems (“MFS”) (collectively, the “Company” or “PositiveID”), develops molecular diagnostic systems for bio-threat detection, for rapid diagnostic testing, and also develops assays to detect a range of biological threats. The Company’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) system is an airborne bio-threat detection system developed for the homeland defense industry, to detect biological weapons of mass destruction.  The Company is also developing the automated pathogen detection systems Firefly Dx (handheld) and Dragonfly (desktop) for rapid diagnostics, both for point of need and clinical applications.

PositiveID is a Delaware corporation formed in 2001. The Company commenced operations in 2002 as VeriChip Corporation. In 2007, the Company completed an initial public offering of its common stock.

In July 2008, the Company completed the sale of all of the outstanding capital stock of its subsidiary, Xmark Corporation (“Xmark”), which at the time was principally all of the Company’s operations to Stanley Canada Corporation (“Stanley”), a wholly-owned subsidiary of Stanley Black and Decker. The sale transaction was closed for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of approximately $2.9 million, which was adjusted to $2.8 million at settlement of the escrow. Under the terms of the stock purchase agreement, $43.4 million of the proceeds were paid at closing and $4.4 million was released from escrow in July 2009. As a result, the Company recorded a gain on the sale of Xmark of $6.2 million, with $4.5 million of that gain deferred until the escrow was settled in 2009.

Following the completion of the sale, the Company retired all of its outstanding debt for a combined payment of $13.5 million and settled all contractual payments to Xmark’s and the Company’s officers and management for $9.1 million. In August 2008, the Company paid a special dividend to its stockholders of $15.8 million.

In November 2008, the Company entered into an Asset Purchase Agreement (“APA”) with Digital Angel Corporation and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel Corporation, which collectively is referred to as “Digital Angel.” The terms of the APA included the Company’s purchase of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. The Company also received covenants from Digital Angel Corporation and Destron Fearing that will permit the use of intellectual property of Digital Angel related to the Company’s health care business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. The Company paid Digital Angel $500,000 at the closing of the APA, which was recorded in the financials as research and development expense.

In September 2009, the Company, VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), and Steel Vault Corporation, a Delaware corporation (“Steel Vault”), signed an Agreement and Plan of Reorganization (the “Merger Agreement”), dated September 4, 2009, as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). Upon the consummation of the Merger, all outstanding shares, options and warrants of Steel Vault’s common stock were converted into approximately 0.2 million shares of common stock, 0.1 million options, and 18,200 warrants of the Company. At the closing of the Merger, the Company changed its name to PositiveID Corporation.

In February 2010, the Company acquired the assets of Easy Check Medical Diagnostics, LLC (“Easy Check”), which included the glucose breath analysis system and the iglucose wireless communication system. The Company issued 12,000 shares of common stock in February 2010, with a fair value of $351,000, as consideration for the purchase.  The purchase agreement also included certain contingent payments and cash royalties based on future revenues.

In May 2011, the Company entered into a Stock Purchase Agreement to acquire MFS, pursuant to which MFS became a wholly-owned subsidiary of the Company.

Beginning with the acquisition of MFS, the Company began a process to focus its operations on molecular diagnostics and detection.  Since acquiring MFS, the Company has (i) sold substantially all of the assets of NationalCreditReport.com in 2011, which it had acquired in the merger that formed PositiveID in 2009, (ii) sold its VeriChip and HealthLink (personal health record) businesses in 2012, and (iii) entered into an exclusive license for its iglucose technology in 2013.  The Company will continue to seek either strategic partners or acquirers for its GlucoChip (glucose sensing microchip) and its glucose breath detection system.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

Authorized Common Stock (Reverse Stock Split)

As of September 30, 2013, the Company was authorized to issue 470 million shares of common stock.  On April 18, 2013, the Company’s stockholders approved a reverse stock split within a range between 1-for-10 to 1-for-25. On that same date, the Company’s Board of Directors approved a reverse stock split in the ratio of 1-for- 25 and the Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the reverse stock split. The reverse split only affected outstanding common stock and the number of authorized shares was not adjusted. On April 23, 2013, the reverse stock split became effective.  All share amounts in our historical financial statements have been adjusted to reflect the 1-for-25 reverse stock split.

Going Concern

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2013, the Company had a working capital deficiency of approximately $6.2 million and an accumulated deficit of $122.5 million, compared to a working capital deficiency of $4.6 million and an accumulated deficit of $111.3 million as of December 31, 2012.  The Company has incurred operating losses since its inception, and has not generated revenue from continuing operations since 2009. The current operating losses are the result of research and development expenses and selling, general and administrative expenses. The Company expects its operating losses to continue through at least the next twelve months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing to fund the continued development of its products and to support working capital requirements.  Until the Company is able to achieve operating profits, the Company will continue to seek to access the capital markets.  In 2012 and 2011, the Company raised approximately $7.4 million from the issuance of convertible preferred stock, common stock under an equity line financing, and convertible debt.  During the nine months ended September 30, 2013, the Company has raised $1.4 million, net of $0.3 million principal payments, from a debenture, convertible notes, preferred stock conversions, and through its equity line financings (See Note 4).  Additionally, in March and April 2013 the Company received $1,500,000 in two equal installments, under its license agreement with The Boeing Company (see Note 9).  During 2014, the Company will need to raise additional capital in order to execute its business plan.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to continue to access capital to provide funds to meet its working capital requirements for the near-term future. In addition and if necessary, the Company could reduce and/or delay certain discretionary research, development and related activities and costs. However, there can be no assurances that the Company will be able to negotiate additional sources of equity or credit for its long term capital needs. The Company’s inability to have continuous access to such financing at reasonable costs could materially and adversely impact its financial condition, results of operations and cash flows, and result in significant dilution to the Company’s existing stockholders. The Company’s consolidated financial statements do not include any adjustments relating recoverability of assets and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated balance sheet as of December 31, 2012 has been derived from the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying unaudited condensed consolidated financial statements as of September 30, 2013 and for the three and nine months ended September 30, 2013 and 2012 have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) necessary for a fair presentation for the periods presented have been reflected as required by Regulation S-X, Rule 10-01.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

The unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Common Share

Basic and diluted loss per common share for all periods presented is calculated based on the weighted average common shares outstanding for the period. The following potentially dilutive securities were outstanding as of September 30, 2013 and 2012 and were not included in the computation of dilutive loss per common share because the effect would have been anti-dilutive (in thousands):

	September 30,
	2013	2012
Convertible preferred stock	56,018	3,359
Stock options	409	419
Warrants	1,086	123
Unvested and restricted shares common stock	5,544	15
	63,057	3,916

Segment Information

The Company operates in a single market segment.

Reclassification

During the fourth quarter of 2012, the Company revised its allocation method for the expenses of its MFS subsidiary between Research and Development (“R&D”) expenses and Selling, General and Administrative (“SGA”) expenses.  As a result, the Company has made reclassification of such expenses in its quarterly reporting for 2011 (not presented herein) and 2012 increasing R&D and decreasing SGA. The three-month expense amounts as reported in the Company’s Forms 10-Q, for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012 were changed by approximately $150,000, $140,000 and $135,000, respectively.   There was no impact on the Company’s operating loss, balance sheet or cash flow statements in any period.

Additionally, certain items previously reported in the consolidated financial statement captions have been reclassified to conform to the current financial statement presentation.

3. Acquisitions/Dispositions

MicroFluidic Systems Acquisition

On May 23, 2011, the Company acquired all of the outstanding capital stock of MFS in a transaction accounted for using the purchase method of accounting (the “Acquisition”).  Since MFS’s inception, its key personnel have had an important role in developing technologies to automate the process of biological pathogen detection.

As consideration for the consummation of the Acquisition, the Company paid $250,000 to fund certain accounts payable of MFS (of which approximately $24,000 was paid to selling shareholders) and issued 95,000 shares of common stock of the Company (the “Stock Consideration”). The Company issued a total of 38,857 shares of common stock in 2011 to its advisors for brokerage services rendered in conjunction with the Acquisition. The Company incurred a charge in 2011 of approximately $550,000 related to the direct costs of the Acquisition, consisting of the $365,000 value of the shares of common stock issued to its advisors and $185,000 of cash costs. The Company issued an additional 18,406 shares of common stock to the advisors during the first quarter of 2012, pursuant to which a charge of approximately $69,000 was recorded.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

In connection with the Acquisition, the Company is also required to make certain earn-out payments, up to a maximum of $4,000,000 payable in shares of the Company’s common stock, upon certain conditions over 2013 and 2014 (the “Earn-Out Payment”). There was also opportunity for the MFS sellers to achieve Earn-Out Payments in 2011 and 2012.  Targets were not met in either of these two years.  The earn-out for years 2013-2014 is based on MFS achieving certain earnings targets for the respective year, subject to a maximum Earn-Out Payment of $2,000,000 per year and an overall cumulative maximum Earn-Out Payment of $4,000,000.  Additionally, approximately two-thirds of the earn-out is capped at $8.00 per share.  Further, the Company is prohibited from making any Earn-Out Payment until stockholder approval is obtained if the aggregate number of shares to be issued exceeds 19.99% of the Company’s common stock outstanding immediately prior to the closing. In the event the Company is unable to obtain any required stockholder approval, the Company is obligated to pay the applicable Earn-Out Payment in cash to the sellers. In addition, the Company may pay any Earn-Out Payment in cash at its option.

The estimated purchase price of the Acquisition totaled approximately $1,653,000, comprised of (i) $24,000 in cash, (ii) Stock Consideration of $879,000 based on a stock price of $9.25 per share, and (iii) contingent consideration of approximately $750,000. The fair value of the contingent consideration was estimated based upon the present value of the probability-weighted expected future payouts under the earn-out arrangement. On October 31, 2011, the Company entered into an agreement with two of the selling MFS shareholders pursuant to which the two individuals waived their right to any earn-out compensation for 2011 in settlement of the closing working capital adjustment provisions of the purchase agreement.

Sale of Subsidiary to Related Party

On January 11, 2012, VeriTeQ Acquisition Corporation (“VeriTeQ Acquisition”), which is controlled by Scott R. Silverman, our former Chairman and Chief Executive Officer, purchased all of the outstanding capital stock of PositiveID Animal Health (“Animal Health”) in exchange for a secured promissory note in the amount of $200,000 (the “Note”) and 4 million shares of common stock of VeriTeQ Acquisition representing a 10% ownership interest, to which no value was ascribed. Our chief executive officer, William J. Caragol, served on the Board of Directors of VeriTeQ until July 8, 2013. The Note accrues interest at 5% per annum. Payments under the Note were to begin on January 11, 2013 and are due and payable monthly, and the Note matures on January 11, 2015. The Note was secured by substantially all of the assets of Animal Health pursuant to a Security Agreement dated January 11, 2012 (the “VeriTeQ Security Agreement”). On July 8, 2013 VeriTeQ Acquisition Corporation merged with Digital Angel Corporation. The name of the merged company is now VerTeQ Corporation “VeriTeQ”. The Company has not recorded the Note or any accrued interest in its consolidated balance sheet as of September 30, 2013, and currently plans to recognize the $200,000 gain represented by the Note as the Note is collected. As of September 30, 2013, VeriTeQ had not yet made payment on the Note.

In connection with the sale, the Company entered into a license agreement with VeriTeQ (the “Original License Agreement”) which grants VeriTeQ a non-exclusive, perpetual, non-transferable, license to utilize the Company’s bio-sensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System” (the “Patent”) for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management.  Pursuant to the Original License Agreement, the Company was to receive royalties in the amount of 10% on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of 20% on gross revenues that are generated under the Development and Supply Agreement between the Company and Medical Components, Inc. (“Medcomp”) dated April 2, 2009. The total cumulative royalty payments under the agreement with Medcomp will not exceed $600,000.

The Company also entered into a shared services agreement with VeriTeQ on January 11, 2012 (the “SSA”), pursuant to which the Company agreed to provide certain services, including administrative, rent, accounting, business development and marketing, to VeriTeQ in exchange for $30,000 per month. The SSA has also included working capital advances from time to time. The term of the Shared Services Agreement commenced on January 23, 2012. The first payment for such services was not payable until VeriTeQ receives gross proceeds of a financing of at least $500,000. The balance due from VeriTeQ under the SSA, including certain expenses paid by the Company on behalf of VeriTeQ, totaled approximately $160,000 as of May 31, 2012, which was not recorded in the Company’s balance sheet and was to be recorded on a cash basis as collected. On June 25, 2012, the level of resources provided under the SSA was reduced and the agreement was amended, pursuant to which all amounts owed to the Company under the SSA as of May 31, 2012 were converted into 2,285,779 shares of common stock of VeriTeQ, to which no value was ascribed. In addition, effective June 1, 2012, the monthly charge for the shared services under the SSA was reduced from $30,000 to $12,000.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

On June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements as follows: 2013 - $400,000; 2014 - $800,000; and 2015 and thereafter - $1,600,000.

On August 28, 2012, the Company entered into an Asset Purchase Agreement (“APA”) with VeriTeQ (the “VeriTeQ Asset Purchase Agreement”), whereby VeriTeQ purchased all of the intellectual property, including patents and patents pending, related to the Company’s embedded biosensor portfolio of intellectual property. There were no proceeds received in connection with this sale and the intellectual property had a book value of nil. Under the VeriTeQ APA, the Company is to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the embedded biosensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. In 2012, there are no minimum royalty requirements. Minimum royalty requirements thereafter, and through the remaining life of any of the patents and patents pending, are identical to the minimum royalties due under the Original License Agreement, as amended.

Simultaneously with the VeriTeQ APA, the Company entered into a license agreement with VeriTeQ granting the Company an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the VeriTeQ APA, the Original License Agreement, as amended June 26, 2012, was terminated. Also on August 28, 2012, the VeriTeQ Security Agreement was amended, pursuant to which the assets sold by the Company to VeriTeQ under the VeriTeQ APA and the related royalty payments were added as collateral under the VeriTeQ Security Agreement.

On August 28, 2012, the SSA was further amended to align with the level of services being provided, pursuant to which, effective September 1, 2012, the monthly charge for the shared services under the SSA was reduced from $12,000 to $5,000.  As of December 31, 2012 and September 30, 2013, VeriTeQ owed the Company $138,000 and $ 211,000, respectively, for shared services and working capital advances, for which no revenue has been recorded.

On July 8, 2013, the Company entered into a letter agreement with VeriTeQ which amended certain terms of the SSA, the APA, and the Note dated January 11, 2012. The letter agreement effectively terminates the SSA, including a payment of $63,000 toward the current outstanding balance for past shared services. The $63,000 was recorded as income, as an offset to the selling, general and administration expense line in the quarter ended September 30, 2013. The letter agreement also eliminates minimum royalties payable to PositiveID under the APA, with remedies for the Company to recover ownership or license of the underlying patents if VeriTeQ fails to meet certain sales levels. Further, the letter agreement amended the Note, which had a balance of $228,000, to include a conversion feature under which the Note may be repaid, at VeriTeQ’s option, in equity in lieu of cash. Also, on July 8, 2013, the Company’s 6,285,779 shares of common stock in VeriTeQ Acquisition Corporation was converted into 59,976.6 shares of Digital Angel Series C Preferred Stock which were converted into (as a result of VeriTeQ Acquisition Corporation’s merger with Digital Angel Corporation) 1,199,532 shares of VeriTeQ common stock on October 22, 2013

On October 22, 2013 VeriTeQ converted $25,000 of the Note by issuing 500,000 (16,666 giving effect to the reverse split of VeriTeQ Corporation common stock) shares of VeriTeQ Corporation common stock. The Company subsequently sold those shares, in a private transaction for $31,500.

On November 13, 2013 the Company entered into a securities purchase agreement with Hudson Bay Master Fund Ltd. and seven other accredited purchaser, (“Purchasers”) whereby the Company sold its remaining common stock (871,754 shares of VeriTeQ Corporation common stock) and the remaining convertible promissory note (convertible into 135,793 shares of VeriTeQ Corporation common stock) for a purchase price of $750,000. On that same day Purchasers and VeriTeQ Corporation entered into a financing transaction to fund the operations of VeriTeQ. On November 8, 2013, the Company and VeriTeQ entered into a letter agreement which finalized several administrative elements of prior agreements and defined the final repayment schedule of outstanding balances under the Shared Services Agreement. At the point of time that VeriTeQ raises gross proceeds in excess of $3 million (exclusive of the current financing with Purchasers), VeriTeQ will repay the outstanding balance of $211,497 to the Company over a 90 day period. Additionally, the Company will receive stock warrant to purchase 300,000 shares of VeriTeQ Corporation common stock at a strike price of $2.84). The warrant has a life of five years and contains customary pricing reset provisions.

POSITIVEID CORPORATION

 Notes to Condensed Consolidated Financial Statements

License of iglucose

In February 15, 2013, the Company entered into an agreement the (“SGMC Agreement”) with SGMC, Easy Check, Easy-Check Medical Diagnostic Technologies Ltd., an Israeli company, and Benjamin Atkin, an individual (“Atkin”), pursuant to which the Company licensed its iglucose™ technology to SGMC for up to $2 million based on potential future revenues of glucose test strips sold by SGMC.  These revenues will range between $0.0025 and $0.005 per strip. A person with diabetes who tests three times per day will use over 1,000 strips per year.

Pursuant to the SGMC Agreement, the Company granted SGMC an exclusive right and license to the intellectual property rights in the iglucose patent applications; a non-exclusive right and license to use and make a “white label” version of the iglucose websites; a non-exclusive right and license to use all documents relating to the iglucose 510(k) application to the Food and Drug Administration of the United States Government; and an exclusive right and license to the iglucose trademark. The Company has also agreed to transfer to SGMC all right, title, and interest in the www.iglucose.com and www.iglucose.net domain names.

In consideration for the rights and licenses discussed above, and the transfer of the domain names, SGMC shall pay to the Company the amount set forth below for each glucose test strip sold by SGMC and any sublicensees of SGMC for which results are posted by SGMC via its communications servers (the “Consideration”):

(i)	$0.0025 per strip sold until SGMC has paid aggregate Consideration of $1,000,000; and
(ii)

$0.005 per strip sold thereafter until SGMC has paid aggregate Consideration of $2,000,000; provided, however, that the aggregate Consideration payable by SGMC pursuant to the SGMC Agreement shall in no event exceed $2,000,000.

4. Financing Agreements

Optimus Financing

On September 29, 2009, the Company entered into a Convertible Preferred Stock Purchase Agreement (the “Optimus Purchase Agreement”) with Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus was committed to purchase up to $10 million shares of convertible Series A Preferred Stock of the Company in one or more tranches.

To facilitate the transactions contemplated by the Optimus Purchase Agreement, R & R Consulting Partners, LLC (“R&R”), a company controlled by Scott R. Silverman, the Company’s former chairman and chief executive officer, loaned shares of common stock of the Company to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to stock loan agreements between R & R and Optimus. R & R was paid a $100,000 fee in October 2009 and was to be paid 2% as interest for the fair value of the loaned shares for entering into the stock loan arrangement.  R & R could demand return of some or all of the borrowed shares (or an equal number of freely tradable shares of common stock) at any time on or after the six-month anniversary date such borrowed shares were loaned to Optimus, but no such demand could be made if there are any shares of Series A Preferred Stock then outstanding. If a permitted return demand was made, Optimus was required to return the borrowed shares (or an equal number of freely tradable shares of common stock) within three trading days after such demand. Optimus could return the borrowed shares in whole or in part, at any time or from time to time, without penalty or premium. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R loaned Optimus 52,000, 32,000 and 24,000 shares, respectively, of Company common stock.

On September 29, 2009, the Company exercised the first tranche of the Optimus financing, pursuant to which it issued 296 shares of Series A Preferred Stock, for a purchase price of approximately $3.0 million. In support of this tranche, R & R loaned Optimus 52,000 shares of common stock. The tranche closed on October 13, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800,000. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Series A Preferred Stock, for a purchase price of approximately $1.7 million. In support of this tranche, R & R loaned Optimus approximately 56,000 shares of common stock.

 POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

On May 12, 2010, R & R demanded the return of 108,000 shares loaned to Optimus.  Also on May 12, 2010, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series A Preferred Stock into 109,178 shares of Company common stock.  Optimus returned these shares to R & R in repayment of the loan. The conversion of the Series A Preferred Stock was determined by a fixed conversion price that was determined at the time of the two tranche closings, which were approximately $76.75 and $40 per share, respectively. The Company was required to issue make-whole shares to Optimus equal to 35% of the Series A Liquidation Value ($10,000 per share of Series A Preferred Stock) because the Series A Preferred Stock was redeemed prior the first anniversary of the issuance date.  On October 13, 2010, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.  No shares of Series A Preferred Stock remained outstanding as of December 31, 2010.

On March 14, 2011, the Company entered into an Amended and Restated Convertible Preferred Stock Purchase Agreement (the “Amended Optimus Purchase Agreement”) with Optimus. The Amended Optimus Purchase Agreement amended and restated the Optimus Purchase Agreement, and, among other things, specifically (i) replaced the Series A Preferred Stock issuable under the Purchase Agreement with Series C Preferred Stock with substantially similar terms, and (ii) reduced the maximum amount of preferred stock issuable to Optimus under the Optimus Purchase Agreement from $10 million to $8.7 million, of which $4.7 million was previously issued in 2009 as described above.

Under the terms of the Amended Optimus Purchase Agreement, from time to time and at the Company’s sole discretion, the Company could present Optimus with a notice to purchase shares of Series C Preferred Stock (the “Notice”).   Optimus was obligated to purchase such Series C Preferred Stock on the twentieth trading day after any Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, such as the Nasdaq or the over the counter bulletin board, (ii) the representations and warranties of the Company set forth in the Amended Optimus Purchase Agreement are true and correct as if made on each tranche date, and (iii) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock. In the event the closing bid price of the Company’s common stock during any one or more of the nineteen trading days following the delivery of a Notice were to fall below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determined not to complete the tranche closing, then the Company could, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued would reset at the lowest closing bid price for such nineteen trading day period.

On March 14, 2011, the Company delivered a Notice to Optimus to sell 140 shares of Series C Preferred Stock for a purchase price of approximately $1.4 million.   In support of this tranche, R & R loaned 109,178 shares, Mr. Silverman loaned 2,822 shares and William Caragol, the Company’s current chairman and chief executive officer, loaned 28,000 shares of Company common stock to Optimus (the “Loaned Shares”). On April 12, 2011, the tranche closed and the Company received proceeds of approximately $1.4 million, less $100,000 paid to Optimus to waive the requirement under the Amended Optimus Purchase Agreement that the conversion price of the Series C Preferred Stock issued in the tranche be reset at the lowest closing bid price for the nineteen trading days following the tranche notice date, which was March 14, 2011, due to the closing bid price of a share of the Company’s common stock falling below 75% during such nineteen trading day period.

On October 12, 2011, R & R, Mr. Caragol and Mr. Silverman demanded the return of the Loaned Shares from Optimus. Also on October 12, 2011, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Series C Preferred Stock into 140,000 shares of common stock. The conversion of the Series C Preferred Stock was determined by a fixed conversion price that was determined at the time of the tranche closing, which was approximately $10 per share. On October 17, 2011, Optimus failed to return the Loaned Shares within three trading days of the demand by R & R, Mr. Silverman and Mr. Caragol as required under the terms of the Amended Optimus Purchase Agreement. No shares of Series C Preferred Stock remained outstanding as of December 31, 2012 and 2011.

On January 27, 2012, the Company issued an aggregate of 140,000 shares of common stock to R & R, Mr. Silverman and Mr. Caragol in exchange for the Loaned Shares. The securities that were originally issued upon conversion remain outstanding but have no voting, dividend, distribution or other rights of common stockholders. Further, Optimus has indicated in a public filing the absence of beneficial ownership of the 140,000 shares of common stock.  The Company believes that, while the transfer agent has not yet cancelled the original 140,000 shares, no requirements exist that legally prevent such cancellation from being effectuated.

 POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

The Company believes that the transactions undertaken with Optimus as discussed herein were in compliance with applicable securities laws at the time of the financing transactions, including Section 5 of the Securities Act. If a violation did occur in connection with Optimus' resale of the common stock it received in connection with these financings, security holders who purchased these securities would have certain remedies available to them, including the right to rescind the purchase of those securities within the applicable statute of limitations, which under the Securities Act is one year commencing on the date of violation of the federal registration requirements. The Company believes that the federal statute of limitations on sales of shares of the Company’s common stock has expired for sales made under the 2009 Optimus transactions, and that the federal statute of limitations on sales of shares of the Company’s common stock expired in 2012 for sales made under the March 2011 Optimus transaction. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. The Company is applying a contingency accounting model in determining whether a liability exists for this matter. Under this model, the Company evaluates whether a violation of the applicable securities laws has occurred resulting in a rescission right and whether a claim for a potential violation will be asserted. The Company has determined that there is a remote likelihood as to whether a violation has occurred. If the Company were required to pay security holders for rescission of their purchase of such securities, it could have a material adverse effect on the Company’s financial condition and results of operations. The Company is not presently able to accurately determine an estimated amount for any potential rescission liability associated with the resale of the loaned shares by Optimus in the event that the transaction were to be found to violate Section 5 of the Securities Act as it does not have knowledge of the amount and timing of such resales, nor information regarding the state or states in which such resales may have occurred. The Company believes that the range of prices at which Optimus sold the loaned shares was between $12.5-$80.5 per share related to the 2009 Optimus transactions and between $2.75-$15.75 per share related to the 2011 Optimus transaction. No adjustment has been made in the accompanying consolidated financial statements related to the outcome of this contingency. As of September 30, 2013, no shares of Series C Preferred Stock were outstanding.

Ironridge 2011 Common Stock Purchase Agreement

On July 27, 2011, the Company entered into a Common Stock Purchase Agreement (the “Common Stock Agreement”) with Ironridge Global Technology under which the Company could deliver a notice to Ironridge Global Technology exercising its right to require Ironridge Global Technology to purchase shares up to $2.5 million of its common stock at a price per share equal to $9.175. The purchase price was equal to 102% of the per share closing bid price of the Company’s common stock as reported on a public market on the trading day immediately before the date the Company announced that it entered into the Common Stock Agreement, which was July 27, 2011.

Ironridge Global Technology could pay the purchase price for the shares, at Ironridge Global Technology’s option, in cash or a secured promissory note, except that at least $250,000 of the purchase price was required to be paid in cash. The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as the Company is in default under the Common Stock Agreement or the Series F Agreement (defined below) or if there are any shares of Series F Preferred Stock issued or outstanding. The promissory note is secured by Ironridge Global Technology’s right, title and interest in all shares legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

The Company’s right to deliver a tranche notice to Ironridge Global Technology pursuant to the Common Stock Agreement was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Common Stock Agreement, and (iii) the Company’s representations and warranties set forth in the common Stock Agreement are true and correct in all material respects. The Company could not deliver a notice to Global Technology to purchase shares of its common stock if the total number of shares of common stock owned or deemed beneficially owned by Ironridge Global Technology and its affiliates would result in Ironridge Global Technology owning or being deemed to beneficially own more than 9.99% of all such common stock and other voting securities as would be outstanding on the date of exercise.

On July 28, 2011, the Company presented Ironridge Global Technology with a notice to purchase $2.5 million of its common stock under the Common Stock Agreement. Ironridge paid $250,000 in cash and the remaining $2.25 million in a promissory note, the terms of which are described above. The Company issued an aggregate of 272,480 shares of its common stock to Ironridge Global Technology in connection with the July 28, 2011 notice. No further shares may be sold under the Common Stock Agreement. In connection with the conversion of 1,324 shares of Series F Preferred Stock during 2012 (discussed below), a total of $1.9 million of the promissory note was repaid. The remaining $264,000 of the promissory note was repaid during early 2013 in connection with the conversion of 376 shares of Series F Preferred Stock (discussed below).

 POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

Ironridge Series F Preferred Stock Financing

On July 27, 2011, the Company also entered into a Preferred Stock Purchase Agreement (the “Series F Agreement”) with Ironridge Global III, LLC (“Ironridge Global”), under which Ironridge Global was committed to purchase for cash up to $1.5 million in shares of the Company’s redeemable, convertible Series F Preferred Stock (the “Series F Preferred Stock”) at $1,000 per share of Series F Preferred Stock.  The Series F Preferred Stock is convertible into shares of the Company’s common stock at the option of the holder at a fixed conversion price of $12.5 per common share. The conversion price if the Company elects to convert the Series F Preferred Stock is subject to adjustment based on the market price of the Company's common stock and any applicable early redemption price at the time the Company converts.

Ironridge Global's obligation to purchase the Series F Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed and trading on a trading market, (ii) no uncured default exists under the Series F Agreement, (iii) the Company’s representations and warranties set forth in the Series F Agreement are true and correct in all material respects; and (iv) the trading price of the Company’s common stock has not fallen below 70% of the closing price on the trading day immediately before the date it announced that it entered into the Series F Agreement (the “Condition”).

Under the terms of the Series F Agreement, as amended on August 12, 2011 (the “Waiver”), and from time to time and at the Company’s sole discretion, the Company may present Ironridge Global with a notice to purchase such Series F Preferred Stock.  Upon receipt of a notice, Ironridge Global was obligated to purchase the Series F Preferred Stock in installments as follows: (i) $500,000 on August 15, 2011; (ii) $500,000 on the earlier of (1) 20 trading days after August 15, 2011 and (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on a public market; and (iii) $500,000 on the earlier of (1) 20 trading days after the closing of the second tranche above, (2) the number of trading days necessary for an aggregate of $2.0 million of the Company’s common stock to trade on a public market subsequent to the closing of the second tranche above, and (3) September 26, 2011, with the requirement that cash for that tranche be received by the Company on or before September 30, 2011. On August 15, 2011, Ironridge Global funded the first $500,000 installment, pursuant to which the Company issued 500 shares of Series F Preferred Stock to Ironridge Global.

On September 16, 2011, the Company entered into a First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”) with Ironridge Global, which superseded the Waiver. Pursuant to the First Amendment, Ironridge Global was obligated to purchase the Series F Preferred Stock in installments as follows: (1) 130 preferred shares on the trading day (“First Closing”) following the later of (i) 10 trading days after September 7, 2011 and (ii) the trading day that aggregate trading volume of the Company's common stock after September 7, 2011, as reported by Bloomberg, equals or exceeds $500,000; (2) 290 preferred shares on the trading day (“Second Closing”) the earlier of (i) 10 trading days after the First Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the First Closing, as reported by Bloomberg, equals or exceeds $1 million; (3) 290 preferred shares on the trading day (“Third Closing”) following the earlier of (i) 10 trading days after the Second Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Second Closing, as reported by Bloomberg, equals or exceeds $1 million; and (4) 290 preferred shares on the trading day (“Fourth Closing”) following the earlier of (i) 10 trading days after the Third Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Third Closing, as reported by Bloomberg, equals or exceeds $1 million (each of the First, Second, Third and Fourth Closings, a “Purchase Closing”). Each of the respective time periods between each Purchase Closing and the prior Purchase Closing shall be the respective “Calculation Period.”

Pursuant to the First Amendment, the price per preferred share with respect to the First Closing was equal to the lesser of: (a) $1,000; and (b) an amount, not below zero, equal to (i) $1,000, multiplied by (ii) 85% of the average of the VWAPs during the period between September 7, 2011 through the First Closing minus $5.00, divided by (iii) $1.425. The First Closing occurred on September 20, 2011, pursuant to which the Company issued 130 shares of Series F Preferred Stock to Ironridge Global for a nominal purchase price.

On November 14, 2011, the Second Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $193,000. On November 18, 2011, the Third Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $243,000. On December 5, 2011, the Fourth Closing occurred, pursuant to which the Company issued 290 shares of Series F Preferred Stock to Ironridge Global for a purchase price of approximately $188,000. Overall, the Company issued a total of 1,500 shares of Series F Preferred Stock to Ironridge Global under the Series F Agreement.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

On July 12, 2012, the Company also entered into an agreement with Ironridge Technology Co., a division of Ironridge Global IV, Ltd. (“Ironridge,” and together with Ironridge Global Technology and Ironridge Global, the “Ironridge Entities”) pursuant to which 500 shares of Series F Preferred Stock were issued to Ironridge. The $500,000 value which represents the fair value of the preferred shares was recorded as a charge to stockholder’s equity.

On September 12, 2012, the Company also entered into an agreement with Ironridge pursuant to which 100 shares of Series F Preferred Stock were issued to Ironridge. The Series F Preferred Stock were issued as a waiver to satisfy any penalties resulting from the Company’s late delivery of shares under a conversion of Series F Preferred Stock by Ironridge. The $100,000 value, which represent the fair value of the preferred shares, was recorded as other expense in the statement of operations.

On August 26, 2013, the Company also entered into a Stock Purchase Agreement and a Registration Rights Agreement with Ironridge Global IV, Ltd. Pursuant to the Agreements, the Company agreed to issue 450 shares of Series F Preferred Stock (“Series F”) to Ironridge in exchange for $300,000. Additionally, the Company issued 100 shares and 50 shares of Series F as commitment and documentation fees, respectively.

The Company has the option to buy back any shares of Series F at the liquidation value plus accrued dividends, without any premium. The Company has also agreed to file a Registration Statement covering the common shares underlying the Series F within 30 days of closing and to use its best efforts to get the Registration Statement effective. In the event that the Registration Statement is not filed within 30 days after closing or does not become effective within 90 days of closing, then the Company is obligated to issue 150 shares of Series F. If the Registration Statement is not declared effective within 120 days after the closing, then the Company is obligated to issue an additional 150 shares of Series F, as liquidated damages.

Through September 30, 2013, the Company has converted a total of 2,050 shares of Series F Preferred Stock, pursuant to which the Company issued a total of 11,876,925 shares of common stock to the Ironridge Entities. As of September 30, 2013 there were 650 shares of Series F Preferred Stock outstanding.

In connection with the Series F conversions, the Company recorded beneficial conversion dividends during the three months ended September 30, 2013 and 2012 totaling $2.5 million and $ 8.7 million respectively, and during the nine months ended September 30, 2013 and 2012, totaling $6.9 million and $13.4 million, respectively, representing the excess of fair value of the Company’s common stock at the date of issuance of the converted Series F Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion.

Certificate of Designations for Series F Preferred Stock

On July 27, 2011, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series F Preferred Stock with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Series F Preferred Stock, holders of Series F Preferred Stock are entitled to receive dividends on each outstanding share of Series F Preferred Stock, which accrue in shares of Series F Preferred Stock at a rate equal to 7.65% per annum from the date of issuance.  Accrued dividends are payable upon redemption of the Series F Preferred Stock.

Redemption. The Company may redeem the Series F Preferred Stock, for cash or by an offset against any outstanding note payable from Ironridge Global to the Company that Ironridge Global issued, as follows.  The Company may redeem any or all of the Series F Preferred Stock at any time after the seventh anniversary of the issuance date at the redemption price per share equal to $1,000 per share of Series F Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series F Preferred Stock (the “Series F Liquidation Value”).  Prior to the seventh anniversary of the issuance of the Series F Preferred Stock, the Company may redeem the shares at any time after six months from the issuance date at a make-whole price per share equal to the following with respect to such redeemed Series F Preferred Stock: (i) 149.99% of the Series F Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 141.6% of the Series F Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 133.6% of the Series F Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date,  (iv) 126.1% of the Series F Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date, (v) 119.0% of the Series F Liquidation Value if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date, (vi) 112.3% of the Series F Liquidation Value if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, and  (vii) 106.0% of the Series F Liquidation Value if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

In addition, if the Company determines to liquidate, dissolve or wind-up its business, or engage in any deemed liquidation event, it must redeem the Series F Preferred Stock at the applicable early redemption price set forth above.

Conversion.   The Series F Preferred Stock is convertible into shares of the Company’s common stock at the applicable Ironridge Entities option or at the Company’s option at any time after six months from the date of issuance of the Series F Preferred Stock.  The fixed conversion price is equal to $12.50 per share which represented a premium of 32% over the closing price of the Company’s common stock on the trading day immediately before the date the Company announced the entry into the Series F Agreement (the “Series F Conversion Price”).

If an Ironridge Entity elects to convert, the Company will issue that number of shares of its common stock equal to the Series F Liquidation Value multiplied by the number of shares subject to conversion, divided by the Series F Conversion Price.

If the Company elects to convert the Series F Preferred Stock into common stock and the closing bid price of the Company’s common stock exceeds 150% of the Series F Conversion Price for any 20 consecutive trading days, the Company will issue that number of shares of its common stock equal to the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the Series F Conversion Price.  If the Company elects to convert the Series F Preferred Stock into common stock and the closing bid price of the Company’s common stock is less than 150% of the Series F Conversion Price, the Company will issue an initial number of shares of its common stock equal to 130% of the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series F Conversion Price and (ii) 100% of the closing bid price of a share of the Company’s common stock on the trading day immediately before the date of the conversion notice.

After 20 trading days, the Ironridge Entity shall return, or the Company shall issue, a number of conversion shares (the “Series F Reconciling Conversion Shares”), so that the total number of conversion shares under the conversion notice equals the early redemption price set forth above multiplied by the number of shares of subject to conversion, divided by the lower of (i) the Series F Conversion Price and (ii) 85% of the average of the daily volume-weighted average prices of the Company’s common stock for the 20 trading days following the Ironridge Entity’s receipt of the conversion notice.  However, if the trading price of the Company’s common stock during any one or more of the 20 trading days following the Ironridge Entity’s receipt of the conversion notice falls below 70% of the closing bid price on the day prior to the date the Company gives notice of its intent to convert, the Ironridge Entity will return the Series F Reconciling Conversion Shares to the Company and the pro rata amount of the conversion notice will be deemed canceled.

The Company cannot issue any shares of common stock upon conversion of the Series F Preferred Stock if it would result in an Ironridge Entity being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of common stock then outstanding.  Furthermore, until stockholder approval is obtained or the holder obtains an opinion of counsel reasonably satisfactory to the Company and its counsel that such approval is not required, both the holder and the Company are prohibited from delivering a conversion notice if, as a result of such exercise, the aggregate number of shares of common stock to be issued, when aggregated with any common stock issued to holder or any affiliate of holder under any other agreements or arrangements between the Company and the holder or any applicable affiliate of the holder, such aggregate number would, under NASDAQ Marketplace rules (or the rules of any other exchange where the common stock is listed), exceed the Cap Amount (meaning 19.99% of the common stock outstanding on the date of the Series F Agreement). If delivery of a conversion notice is prohibited by the preceding sentence because the Cap Amount would be exceeded, the Company must, upon the written request of the holder, hold a meeting of its stockholders within sixty (60) days following such request, and use its best efforts to obtain the approval of its stockholders for the transactions described herein.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

2012 Ironridge Series H Preferred Financing

On January 13, 2012, the Company, entered into a Preferred Stock Purchase Agreement (the “Series H Agreement”) with Ironridge, under which Ironridge was committed to purchase for cash $500,000 in shares of the Company’s redeemable, convertible Series H Preferred Stock (the “Series H Preferred Stock”) at $1,000 per share of Series H Preferred Stock.

Each share of Series H Preferred Stock was convertible into shares of the Company’s common stock at any time by the holder at a conversion price of $3.75 per share. The Series H Preferred Stock accrued dividends in the amount of 4.5% per annum, subject to increase if the closing price of the Company’s common stock fell below $3.125 per share, up to a maximum rate of 10% per annum. The dividends were payable quarterly, at the Company’s option, in cash or shares of the Company’s common stock. The holder of the Series H Preferred Stock could have converted the Series H Preferred Stock into shares of the Company’s common stock at any time at an initial conversion price of $3.75 per share plus a make-whole adjustment equal to accrued but unpaid dividends and dividends that otherwise would be due through the 10th anniversary of the Series H Preferred Stock. The Company could have converted the Series H Preferred Stock if the closing price of the Company’s common stock exceeded 200% of the conversion price, and certain other conditions were met. The holder was prohibited, however, from converting the Series H Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder together with its affiliates, would have owned more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding.

On January 17, 2012, Ironridge funded the $500,000 purchase price, pursuant to which the Company issued 500 shares of Series H Preferred Stock to Ironridge. Through December 31, 2012, Ironridge had converted all 500 shares of Series H Preferred Stock, pursuant to which the Company issued a total of 589,016 shares of common stock to Ironridge. In connection with the conversions, the Company recorded a total of $1.7 million of beneficial conversion dividend in 2012, representing the excess of the fair value of the Company’s common stock at the date of issuance of the converted Series H Preferred Stock over the effective conversion rate, multiplied by the common shares issued upon conversion. As of September 30, 2013, no shares of Series H Preferred Stock were outstanding.

Certificate of Designations for Series H Preferred Stock

On January 12, 2012, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series H Preferred Stock (the “Series H Certificate of Designations”) with the Secretary of State of the State of Delaware and the number of shares so designated is 500, par value $0.001 per share, which shall not be subject to increase without the consent of the holders of the Series H Preferred Stock. A summary of the Series H Certificate of Designations is set forth below:

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Series H Preferred Stock, holders of Series H Preferred Stock are entitled to receive quarterly dividends on each outstanding share of Series H Preferred Stock, which are payable, at the Company’s option, in cash or shares of the Company’s common stock at a rate equal to 4.5% per annum from the date of issuance. Accrued dividends are payable on the last business day of each calendar quarter and upon redemption of the Series H Preferred Stock. The dividend rate will adjust upward by 98.2350 basis points for each $0.01 that the price of the Company’s common stocks falls below $3.125 per share, up to a maximum rate of 10% per annum.

Conversion. The Series H Preferred Stock is convertible into shares of the Company’s common stock at holder's option at any time from the date of issuance of the Series H Preferred Stock. If the holder elects to convert, the Company will issue that number of shares of its common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the conversion price of $3.75 (“Series H Conversion Price”). There are no resets, ratchets or anti-dilution provisions that adjust the Series H Conversion Price other than the customary adjustments for stock splits.

The Company may convert the Series H Preferred Stock into common stock if the closing price of the Company’s common stock exceeds 200% of the Series H Conversion Price for any consecutive 20 trading days and certain equity conditions are met.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

Upon such conversion, the Company will issue that number of shares of the Company’s common stock equal to the Early Redemption Price, as defined below, multiplied by the number of shares subject to conversion, divided by the Series H Conversion Price.

Redemption. The Company may redeem any or all of the Series H Preferred Stock for cash at any time after the tenth anniversary of the issuance date at the redemption price per share (the “Series H Redemption Price”), equal to $1,000 per share of Series H Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series H Preferred Stock (the “Series H Liquidation Value”). Prior to the tenth anniversary of the issuance of the Series H Preferred Stock, the Company may, at its option, redeem the shares at any time after the issuance date at a price per share equal to the Series H Liquidation Value plus the total cumulative amount of dividends that otherwise would have been payable through the tenth anniversary of the issuance date, less any dividends that have been paid (the “Early Redemption Price”).

In addition, if the Company determines to liquidate, dissolve or wind-up the Company’s business, or engage in any liquidation event, it must redeem the Series H Preferred Stock at the applicable Early Redemption Price.

The Company cannot issue any shares of common stock upon conversion of the Series H Preferred Stock if it would result in the holder being deemed to beneficially own, within the meaning of Section 13(d) of the Securities Exchange Act, more than 9.99% of the total shares of common stock then outstanding.

Ironridge's obligation to purchase the Series H Preferred Stock was subject to satisfaction of certain closing conditions, including (i) that the Company’s common stock is listed for and trading on a trading market, (ii) no uncured default exists under the Series H Agreement, and (iii) the Company’s representations and warranties set forth in the Series H Agreement are true and correct in all material respects.

2012 Ironridge Securities Purchase Agreement

On January 13, 2012, the Company also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Ironridge whereby Ironridge agreed to purchase up to $10 million of shares of the Company’s common stock from time to time over a 24-month period. Under the terms of the Securities Purchase Agreement, Ironridge was not obligated to purchase shares of the Company’s common stock unless and until certain conditions were met, including but not limited to the SEC declaring effective a Registration Statement (the “First Ironridge Registration Statement”) on Form S-1 and the Company maintaining an effective First Ironridge Registration Statement which registers Ironridge’s resale of any shares purchased by it under the facility, including the Commitment Fee Shares and Success Fee Shares (each as defined in the Securities Purchase Agreement). The customary terms and conditions associated with Ironridge’s registration rights were set forth in a Registration Rights Agreement that was also entered into by the parties on January 13, 2012.  As the First Ironridge Registration Statement never went effective, the Securities Purchase Agreement was terminated on April 26, 2012. It was replaced by an agreement that was substantially equivalent (see the Stock Purchase Agreement below).

On July 12, 2012, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Ironridge whereby Ironridge agreed to purchase up to $10 million of shares of the Company’s common stock from time to time over a 24-month period. Under the terms of the Stock Purchase Agreement, Ironridge was not obligated to purchase shares of the Company’s common stock unless and until certain conditions were met, including but not limited to the Company maintaining an effective Registration Statement (the “Second Ironridge Registration Statement”) on Form S-1which registers Ironridge’s resale of any shares purchased by it under the facility, including the Commitment Fee Shares (as defined below). The customary terms and conditions associated with Ironridge’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on July 12, 2012 (the “Second Ironridge Registration Rights Agreement”).

On August 13, 2012, the Second Ironridge Registration Statement was declared effective by the SEC. Fifteen (15) trading days after the Second Ironridge Registration Statement was declared effective, the Company had the right to sell and issue to Ironridge, and Ironridge was obligated to purchase from the Company, up to $10 million of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). Ironridge did continuous drawdowns of 80,000 shares under the facility until the Company sent a notice suspending the draw down notice. The draw down pricing period was the number of consecutive trading days necessary for 240,000 shares of the Company’s stock to trade. Only one draw down was allowed in each draw down pricing period. The purchase price for the shares was 90% of the average of the daily VWAP on each trading day during the draw down pricing period preceding such current draw down pricing period, not to exceed the arithmetic average of any three daily VWAPs during the draw down pricing period preceding such current draw down pricing period. For purposes of a recommencement following a suspension, the purchase price was the lower of the foregoing and the closing price of the Company’s common stock on the trading day prior to the recommencement date; and for purposes of the first draw down the purchase price meant the VWAP for the 15 consecutive trading days after the effective date of the Second Ironridge Registration Statement. The Company delivered the shares sold to Ironridge by the third trading day following the draw down pricing period. Ironridge was entitled to liquidated damages in connection with certain delays in the delivery of any draw down shares. The Stock Purchase Agreement also provided for a commitment fee to Ironridge of 120,000 shares of the Company’s common stock (the “Commitment Fee Shares”). The Company issued 1,000,000 shares to Ironridge under the equity line during 2012 (inclusive of the commitment shares), for which it received $379,220 in proceeds. During the nine months ended September 30, 2013, the Company issued 360,000 shares under the equity line and had received $153,040 in proceeds. At September 30, 2013, all shares previously registered had been issued. While shares of our common stock may be issuable to the Ironridge Entities upon conversion of the Series F Preferred Stock, no more sales can be made under our previous equity line with the Ironridge Entities.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

Convertible Note Financings

On August 14, 2012, the Company entered into a financing arrangement pursuant to which it may borrow up to $400,000 in convertible, unsecured debt, at the discretion of the lender. The Company issued a promissory note in favor of a lender with a principal sum of $445,000 (with a $45,000 original issue discount).  The debt is to be issued at a 10% discount, matures twelve months from the date funded, has a one time 10% interest charge if not paid within 90 days, and is convertible at the option of the lender into shares of the Company’s common stock at the lesser of $0.50 per share or 75% of the lowest closing price in the 25 trading days prior to conversion.  The note might be accelerated if an event of default occurs under the terms of the note, including the Company’s failure to pay principal and interest when due, certain bankruptcy events or if the Company is delinquent in its SEC filings.

On August 15, 2012, the Company borrowed an initial $100,000 under the arrangement, in connection with which it issued to the lender immediately exercisable warrants to purchase 111,111 shares of common stock at an initial exercise price of $0.45 per share.  Debt was recorded at a discount in the amount of $32,888, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $111,000. Additionally, a liability of $49,000 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $100,000 note there is a beneficial conversion feature of approximately $25,000, which will be amortized over the one year term of the note. As of September 30, 2013, the Company has issued an aggregate of 421,656 shares of common stock to convert the face value, interest and discount of the promissory note. All related debt discount and beneficial conversion feature were fully amortized in conjunction with the conversion of the note.

On November 8, 2012, the Company borrowed an additional $100,000 under the agreement, in connection with which it issued the lender immediately exercisable warrants to purchase 100,000 shares of common stock at an initial exercise price of $0.50 per share.  As an inducement to enter into the loan the Company issued the lender 74,000 shares of common stock with a fair value of $37,925 at the time of issuance, which will be amortized over the one year life of the note.  The debt was recorded at a discount in the amount of $32,683, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $110,000. Additionally, a liability of $49,000 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $100,000 note there is a beneficial conversion feature of approximately $25,000, which will be amortized over the one year term of the note. As of September 30, 2013, the Company has issued an aggregate of 1,758,299 shares of common stock to convert the face value, interest and discount of the promissory note. All related debt discount and beneficial conversion feature were fully amortized in conjunction with the conversion of the note.

On February 27, 2013, the Company borrowed an additional $75,000 under the agreement, in connection with which it issued the lender immediately exercisable warrants to purchase 68,182 shares of common stock at an initial exercise price of $0.55 per share.  The debt was recorded at a discount in the amount of $28,125, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $82,500. Additionally, a liability of $35,687 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $75,000 note there is a beneficial conversion feature of approximately $18,750, which will be amortized over the one year term of the note. As of September 30, 2013, the Company has issued an aggregate of 351,701 shares of common stock to convert $12,925 of the convertible promissory note pursuant to the financing agreement. The amortization expense recorded for the quarter ended September 30, 2013 was approximately $31,000.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

On June 4, 2013, the Company borrowed an additional $50,000 under the agreement, in connection with which it issued the lender immediately exercisable warrants to purchase 104,167 shares of common stock at an initial exercise price of $0.24 per share.  The debt was recorded at a discount in the amount of $23,684, representing the relative fair value of the warrants.  The debt shall accrete in value over its one year term to its face value of approximately $55,000. Additionally, a liability of $23,223 has been recorded as the fair value of the warrant as a result of a down round adjustment to the exercise price of the warrants. In connection with the issuance of the $50,000 note there is a beneficial conversion feature of approximately $12,500, which will be amortized over the one year term of the note. The amortization expense recorded for the quarter ended September 30, 2013 was approximately $9,100.

On July 3, 2013, the Company entered into a Securities Purchase Agreement for a new convertible promissory note (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement the investor committed to purchase an 8% Convertible Promissory Note (the " Convertible Promissory Note") in the principal amount of $78,500 (together with any note(s) issued in replacement thereof or as a dividend thereon or otherwise with respect thereto in accordance with the terms thereof, convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Convertible Promissory Note. Interest shall commence accruing on the date that the Note is issued and shall be computed on the basis of a 365-day year and the actual number of days elapsed. The holder may convert the Convertible Promissory Note into common shares of stock at a 42% discount to the price of common shares in the ten days prior to conversion. In connection with the issuance of the Convertible Promissory Note, the Company recorded a beneficial conversion feature of $32,970 which will be amortized over the life of the Note. The amortization expense recorded as of quarter ended September 30, 2013 was approximately $16,000. The underlying Note maybe prepaid, subject to an escalating premium, prior to maturity and conversion. As of quarter ended September 30, 2013, the outstanding principal and interest on the Convertible Promissory Note was $80,031.

Debenture Financing

Effective as of January 16, 2013, the Company entered into a Securities Purchase Agreement (the “TCA Purchase Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), pursuant to which TCA may purchase from the Company up to $5,000,000 senior secured, convertible, redeemable debentures (the “Debentures”). A $550,000 Debenture was purchased by TCA on January 16, 2013 (the “First Debenture”).

The maturity date of the First Debenture is January 16, 2014, subject to adjustment (the “Maturity Date”). The First Debenture bears interest at a rate of twelve percent (12%) per annum. The Company additionally pays a 7% premium on all scheduled principal payments. The Company, at its option, may repay the principal, interest, fees and expenses due under the Debenture, including a 7% redemption premium on the outstanding principal balance, and in full and for cash, at any time prior to the Maturity Date, with three (3) business days advance written notice to the holder. At any time while the Debenture is outstanding, but only upon the occurrence of an event of default under the TCA Purchase Agreement or any other transaction documents, the holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, redemption premium and any other sums due and payable under the First Debenture or any other transaction document (such total amount, the “Conversion Amount”) into shares of the Company’s common stock at a price equal to (i) the Conversion Amount divided by (ii) eighty-five (85%) of the average daily volume weighted average price of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion. The Debenture also contains a provision whereby TCA may not own more than 4.99% of the Company’s common stock at any one time.

As consideration for entering into the TCA Purchase Agreement, the Company paid to TCA (i) a transaction advisory fee in the amount of $22,000, (ii) a due diligence fee equal to $10,000, and (iii) document review and legal fees in the amount of $12,500.

As further consideration, the Company agreed to issue to TCA that number of shares of the Company’s common stock that equals $100,000 (the “Incentive Shares”). For purposes of determining the number of Incentive Shares issuable to TCA, the Company’s common stock was valued at the volume weighted average price for the five (5) trading days immediately prior to the date of the TCA Purchase Agreement, as reported by Bloomberg, 191,388 shares were issued. It is the intention of the Company and TCA that the value of the Incentive Shares shall equal $100,000. In the event the value of the Incentive Shares issued to TCA does not equal $100,000 after a twelve month evaluation date, the TCA Purchase Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to the Company’s treasury). Any adjustment necessary related to the Incentive Shares will be recorded at the twelve month evaluation date. Had the Incentive Shares been remeasured at September 30, 2013, the Company would have owed an additional 2.6 million shares based on the share price at September 30, 2013. Additionally, the Company paid a broker fee consisting of $22,000 and 52,632 shares of its common stock for arranging this financing. Such fee was recorded as a cost of capital, or reduction to stockholder’s equity.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

In connection with the TCA Purchase Agreement, the Company entered into a Security Agreement (the “TCA Security Agreement”) with TCA. As security for the Company’s obligations to TCA under the Debentures, the TCA Purchase Agreement and any other transaction document, the TCA Security Agreement grants to TCA a continuing, second priority security interest in all of the Company’s assets and property, wheresoever located and whether now existing or hereafter arising or acquired. This security interest is subordinate to the security interest of The Boeing Company (“Boeing”), who has a secured interest supporting that certain Boeing License Agreement (defined below). (See Note 9)

On March 18, 2013, the Company entered into an Intercreditor and Non-Disturbance Agreement (the “Intercreditor Agreement”) among PositiveID and MFS; VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., and IFTH NJ Sub, Inc. Boeing, and TCA. The Intercreditor Agreement sets forth the agreement of Boeing and TCA as to their respective rights and obligations with respect to the Boeing Collateral (as described below) and the TCA Collateral (as described below) and their understanding relative to their respective positions in the Boeing Collateral and the TCA Collateral.

The “Boeing Collateral” includes, among other things, all Intellectual Property Rights (as defined in the Intercreditor Agreement) in the M-BAND Technology (as defined in the Intercreditor Agreement), including without limitation certain patents and patent applications set forth in the Intercreditor Agreement. The TCA Collateral includes any and all property and assets of PositiveID. The liens of Boeing on the Boeing Collateral are senior and prior in right to the liens of TCA on the Boeing Collateral and such liens of TCA on the Boeing Collateral are junior and subordinate to the liens of Boeing on the Boeing Collateral.

On August 21, 2013, the Company entered into a First Amendment to Securities Purchase Agreement (the “Amendment”) with TCA. Pursuant to the Amendment, principal payments for July through October were deferred and the maturity date for the entire first Debenture was extended to May 16, 2014 and in exchange for this principal holiday, the Company and TCA agreed to increase the outstanding principal balance by $80,000 - which resulted in an outstanding principal balance of $416,544, as of September 30, 2013.  In connection with this Amendment, the Company has accounted for this modification as an extinguishment and recorded a charge to interest expense in the amount of $139,000 comprised of $59,000 relating to the write-off of unamortized debt discount and the $80,000.

Equity Line Financing

On May 10, 2013, the Company entered into an investment agreement (the “Investment Agreement”) and a registration rights agreement (the “RRA”) with IBC Funds LLC (“IBC”), a Nevada limited liability company. Pursuant to the terms of the Investment Agreement, IBC committed to purchase up to $5,000,000 of the Company’s common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing on the day immediately following the effectiveness of the IBC Registration Statement (defined below), the Company may deliver a drawdown notice to IBC which states the dollar amount that the Company intends to sell to IBC on a date specified in the drawdown notice. The maximum investment amount per notice shall be equal to two hundred percent (200%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable drawdown notice so long as such amount does not exceed 4.99% of the outstanding shares of the Company’s common stock. The purchase price per share to be paid by IBC shall be calculated at a twenty percent (20%) discount to the average of the three lowest prices of the Company’s common stock during the ten (10) consecutive trading days immediately prior to the receipt by IBC of the drawdown notice.  Additionally, the Investment Agreement provides for a commitment fee to IBC of 104,000 shares of the Company's common stock (the “IBC Commitment Shares”). The IBC Commitment Shares were issued May 10, 2013. Such commitment shares were recorded as a cost of capital, or reduction of shareholder’s equity when issued.

Pursuant to the RRA, the Company is obligated to file a registration statement (the “IBC Registration Statement”) with the Securities and Exchange Commission covering the shares of its common stock underlying the Investment Agreement, including the IBC Commitment Shares, within 21 days after the closing of the transaction.  Such IBC Registration Statement was filed on May 10, 2013.

POSITIVEID CORPORATION
Notes to Condensed Consolidated Financial Statements

On May 10, 2013, the Company entered into a Securities Purchase Agreement with IBC whereby IBC agreed to purchase 40,064, shares of common stock for $12,500.  The proceeds of the sale of the shares will be used to fund the Company’s legal expenses associated with the Investment Agreement.  These shares were included in the IBC Registration Statement filed May 10, 2013.

As of the quarter ended September 30, 2013, the Company issued 4,500,000 shares to IBC under the equity line (inclusive of the commitment shares), for which it received $333,802, net of fees, in proceeds.

Other Financings

On July 9, 2012, the Company issued a Secured Promissory Note (the “H&K Note”) in the principal amount of $849,510 to Holland & Knight LLP (“Holland & Knight”), its external legal counsel, in support of amounts due and owing to Holland & Knight as of June 30, 2012. The H&K Note is non-interest bearing, and principal on the H&K Note is due and payable as soon as practicably possible by the Company. The Company has agreed to remit payment against the H&K Note immediately upon each occurrence of any of the following events: (a) completion of an acquisition or disposition of any of the Company’s assets or stock or any of the Company’s subsidiaries’ assets or stock with gross proceeds in excess of $750,000, (b) completion of any financing with gross proceeds in excess of $1,500,000, (c) receipt of any revenue in excess of $750,000 from the licensing or development of any of the Company’s or the Company’s subsidiaries’ products, or (d) any liquidation or reorganization of the Company’s assets or liabilities. The amount of payment to be remitted by the Company shall equal one-third of the gross proceeds received by the Company upon each occurrence of any of the above events, until the principal is repaid in full. If the Company receives $3,000,000 in gross proceeds in any one financing or licensing arrangement, the entire principal balance shall be paid in full.  The H&K Note was secured by substantially all of the Company’s assets pursuant to a security agreement between the Company and Holland & Knight dated July 9, 2012.  In conjunction with the TCA Purchase Agreement and the Boeing License Agreement (defined below), Holland & Knight agreed to terminate its security interest.  As of September 30, 2013, the Company had repaid $250,000 of the H&K Note.

On September 7, 2012, the Company issued a Secured Promissory Note (the “Caragol Note”) in the principal amount of $200,000 to William J. Caragol (“Caragol”), the Company’s chairman and chief executive officer, in connection with a $200,000 loan to the Company by Caragol. The Caragol Note accrues interest at a rate of 5% per annum, and principal and interest on the Caragol Note are due and payable on September 6, 2013. The Company agreed to accelerate the repayment of principal and interest in the event that the Company raises at least $1,500,000 from any combination of equity sales, strategic agreements, or other loans, with no prepayment penalty for any paydown prior to maturity. The Caragol Note was secured by a subordinated security interest in substantially all of the assets of the Company pursuant to a Security Agreement between the Company and Caragol dated September 7, 2012 (the “Caragol Security Agreement”). The Caragol Note may be accelerated if an event of default occurs under the terms of the Caragol Note or the Caragol Security Agreement, or upon the insolvency, bankruptcy, or dissolution of the Company. In December, 2012, the Company paid $100,000 of the principal amount of the Caragol Note and all accrued interest owed on the date of payment.  In conjunction with the TCA Purchase Agreement and the Boeing License Agreement (defined below), Caragol agreed to terminate his security interest, effective January 16, 2013. As of September 30, 2013, the outstanding principal and interest on the Caragol Note was $103,973.

On June 5, 2013, the Company entered into a Settlement and Agreement and Release (the “Settlement Agreement”) with IBC Funds, LLC, a Nevada limited liability company (“IBC”) pursuant to which the Company agreed to issue common stock to in exchange for the settlement of $214,535(the “Settlement Amount”) of past-due accounts payable of the Company.  IBC purchased the accounts payable from certain vendors of the Company, pursuant to the terms of separate receivable purchase agreements between IBC and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Settlement Agreement became effective and binding upon the Company and IBC upon execution of the Order by the Court on June 7, 2013.

Pursuant to the terms of the Settlement Agreement approved by an order from the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (the “Order”), on June 7, 2013, the Company agreed to issue to IBC shares (the “Settlement Shares”) of the Company’s Common Stock. The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, IBC may deliver a request to the Company which states the dollar amount (designated in U.S. Dollars) of Common Stock to be issued to IBC (the “Share Request”). The parties agree that the total amount of Common Stock to be delivered by the Company to satisfy the Share Request shall be issued at a thirty percent (30%) discount to market based upon the average of the volume weighted average price of the Common Stock over the three (3) trading day period preceding the Share Request. Additional tranche requests shall be made as requested by IBC until the Settlement Amount is paid in full so long as the number of shares requested does not make IBC the owner of more than 4.99% of the outstanding shares of Common Stock at any given time. The Company has recorded a charge of $91,944 as of September 30, 2013 representing the total cost to the company for settling the $214,535 claim by issuing shares of common stock at a 30% discount. As of quarter ended September 30, 2013, the entire amount of the settlement was converted into 3,637,681 common shares.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to IBC or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder), result in the beneficial ownership by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 4.99% of the Common Stock.

5. Stock-Based Compensation

On August 26, 2011, the Company’s stockholders approved and adopted the PositiveID Corporation 2011 Stock Incentive Plan (the “2011 Plan”). The 2011 Plan provides for awards of incentive stock options, nonqualified stock options, restricted stock awards, performance units, performance shares, SARs and other stock-based awards to employees and consultants. Under the 2011 Plan, up to 1 million shares of common stock may be granted pursuant to awards.

A summary of option activity under the Company’s stock incentive plans as of September 30, 2013, and changes during the nine months then ended is presented below (in thousands, except per share amounts):

	Number of Options	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2013	429	$15.50
Granted	—	$—
Exercised	—	$—
Forfeited	(20)	$135.39
Outstanding at September 30, 2013	409	$9.67
Exercisable at September 30, 2013	376	$10.44

The Black-Scholes model, which the Company uses to determine compensation expense, requires the Company to make several key judgments including:

●	the value of the Company’s common stock;
●	the expected life of issued stock options;
●	the expected volatility of the Company’s stock price;
●	the expected dividend yield to be realized over the life of the stock option; and
●	the risk-free interest rate over the expected life of the stock options.

 The Company’s computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of the Company’s common stock.

A summary of restricted stock outstanding under the Company’s stock incentive plans as of September 30, 2013 and changes during the nine months then ended is presented below (in thousands):

Unvested at January 1, 2013	215
Issued	180
Vested	(95)
Forfeited	—
Unvested at September 30, 2013	300

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

Additionally, the Company has 2,976,434 unvested restricted shares outstanding, not issued under stock incentive plans, which have been issued to employees, directors, and consultants. These restricted shares vest between October 1, 2013 and January 1, 2016.

The Company recorded an expense related to stock options and restricted stock issued to employees and advisors of approximately $158,000 and $376,000 for the three months ended September 30, 2013 and 2012, respectively and $607,000 and $1,135,000 to the nine months ended September 30, 2013 and 2012, respectively.

On September 30, 2013, the board of directors of the Company agreed to satisfy $413,000 of accrued compensation owed to its directors, officers and management through a liability reduction plan. Under this plan the Company’s management and board agreed to accept PositiveID Corporation Series I Convertible Preferred Stock (the “Series I Preferred Stock”), in settlement of accrued compensation (see Note 8).

As of September 30, 2013 the Company had $1.0 million of unamortized compensation related to stock option and restricted share grants. This compensation will be amortized as an operating expense over the remainder of 2013, and the years ended December 31, 2014 and 2015.

6. Income Taxes

The Company had an effective tax rate of nil for the nine months ended September 30, 2013 and 2012. The Company incurred losses before taxes for the nine months ended September 30, 2013 and 2012. However, it has not recorded a tax benefit for the resulting net operating loss carryforwards, as the Company has determined that a full valuation allowance against its net deferred tax assets was appropriate based primarily on its historical operating results.

In July 2008, the Company completed the sale of all of the outstanding capital stock of Xmark to Stanley. In January 2010, Stanley received a notice from the Canadian Revenue Agency (“CRA”) that the CRA would be performing a review of Xmark’s Canadian tax returns for the periods 2005 through 2008.  This review covers all periods that the Company owned Xmark.

In February 2011, and as revised on November 9, 2011, Stanley received a notice from the CRA that the CRA completed its review of the Xmark returns and was questioning certain deductions attributable to allocations from related companies on the tax returns under review. In November and December 2011, the CRA and the Ministry of Revenue of the Province of Ontario issued notices of reassessment confirming the proposed adjustments. The total amount of the income tax reassessments for the 2006-2008 tax years, including both provincial and federal reassessments, plus interest, was approximately $1.4 million.

On January 20, 2012, the Company received an indemnification claim notice from Stanley related to the matter. The Company does not agree with the position taken by the CRA, and filed a formal appeal related to the matter on March 8, 2012. In addition, on March 28, 2012, Stanley received assessments for withholding taxes on deemed dividend payments in respect of the disallowed management fee totaling approximately $0.2 million, for which we filed a formal appeal on June 7, 2012. In October 2012, the Company submitted a Competent Authority filing to the U.S. IRS seeking relief in the matter. In connection with the filing of the appeals, Stanley was required to remit an upfront payment of a portion of the tax reassessment totaling approximately $950,000. The Company has also filed a formal appeal related to the withholding tax assessments, pursuant to which Stanley was required to remit an additional upfront payment of approximately $220,000. Pursuant to a letter agreement dated March 7, 2012, the Company has agreed to repay Stanley for the upfront payments, plus interest at the rate of five percent per annum, in 24 equal monthly payments beginning on June 1, 2012. To the extent that the Company and Stanley reach a successful resolution of the matter through the appeals process, the upfront payment (or a portion thereof) will be returned to Stanley or the Company as applicable.  Based on the Company’s review of the correspondence and evaluation of the supporting detail, it does not believe that the ultimate resolution of this matter will have a material negative impact on the Company’s historical tax liabilities or results of operations. The Company has established an accrual of $400,000 for this contingency, which management believes is adequate.  This accrual was reclassified as a liability to Stanley and recorded in the tax contingency line in the consolidated balance sheets, and a prepaid tax advance to Stanley in the amount of $731,440 has been recorded, as of September 30, 2013.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

During 2012 and continuing into 2013, the Company has been delinquent in its payments to Stanley.  The Company and Stanley have agreed to monthly payments of approximately $26,000 per month for 2013. The outstanding balance of the liability to Stanley is $850,000 as of September 30, 2013.

7. Legal Proceedings

The Company is a party to certain legal actions, as either plaintiff or defendant, arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against the Company relating to the Company or to the Company’s intellectual property rights and intellectual property licenses could have a material adverse effect on the Company’s business, financial condition and operating results.

 8.   Employment Contracts and Stock Compensation to Related Parties

On September 30, 2011, the Company entered into a First Amendment to Employment and Non-Compete Agreement (the “First Silverman Amendment”) with Mr. Silverman in connection with Mr. Silverman’s ceasing to be the Company’s Chief Executive Officer. The First Silverman Amendment amended the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and provided for, among other things, the issuance of restricted stock of the Company to Mr. Silverman in the aggregate amount of approximately $3.4 million (the “Restricted Stock”) in lieu of contractually-committed cash salary and bonus for 2012 through 2015. The Restricted Stock was to be issued based upon the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment. The Restricted Stock was subject to registration rights and price protection provisions, and was to be granted upon the earlier of (i) a reverse stock split or (ii) the receipt of stockholder approval to increase the number of authorized shares of common stock of the Company to at least 7 million shares. The Restricted Stock was price protected through the date on which the registration statement registering such shares became effective, such that if the value of the Restricted Stock at such time was less than the average daily volume-weighted average price of the Company’s common stock for the five trading days preceding the date of the First Silverman Amendment, additional shares would be issued to subsidize any shortfall. On January 27, 2012, the Company issued the Restricted Stock to Mr. Silverman, totaling 0.7 million shares.

On December 6, 2011, the Compensation Committee approved an Amended and Restated Employment, Consulting and Non-Compete Agreement (the “Amended and Restated Agreement”) between the Company and Mr. Silverman in connection with Mr. Silverman’s negotiated departure from the Board of Directors of the Company as of December 6, 2011 and his continued service as consultant to the Company until March 1, 2012. The Amended and Restated Agreement amends and restates the Employment and Non-Compete Agreement dated November 11, 2010 between the Company and Mr. Silverman and the First Silverman Amendment, and provides for, among other things, clarification of the terms of Mr. Silverman’s separation from the Company and continued vesting of Mr. Silverman’s unvested stock grants. The Company also granted Mr. Silverman a security interest in substantially all of the Company’s assets (the “Security Agreement”) until such time as the stock obligations under the Amended and Restated Agreement were fulfilled.

Under the Amended and Restated Agreement, the Company agreed to satisfy certain contractual obligations totaling approximately $462,000, which was recorded in accrued liabilities at December 31, 2011 (the “Contractual Obligations”), through the issuance of 98,724 shares of common stock from the 2011 Plan to Mr. Silverman (the “Contractual Obligations Stock”) on January 2, 2012. On January 2, 2012, the Company issued the Contractual Obligations Stock to Mr. Silverman. The Company filed a registration statement on Form S-1 for resale of the Restricted Stock (the “Registration Statement”) with the SEC on January 31, 2012, as amended on February 2, 2012 and as further amended on February 13, 2012, March 28, 2012 and April 6, 2012.

On March 23, 2012, the Board of Directors approved a First Amendment to the Amended and Restated Agreement (the “First Amendment to Amended and Restated Employment Agreement”) between the Company and Mr. Silverman in connection with the elimination of any and all price protection provisions under the Amended and Restated Agreement and any other further registration rights obligations. Under the First Amendment to Amended and Restated Agreement, the Company agreed to issue 0.54 million shares of restricted stock of the Company to Mr. Silverman on March 23, 2012 (the “Price Protection Shares”). The Price Protection Shares were issued in order to (i) eliminate any and all price protection provisions under the Amended and Restated Agreement, including, but not limited to, any price protection provisions relating to a reverse stock split, and (ii) any further registration rights obligations.  The Price Protection Shares were included on a pre-effective amendment to the Registration Statement filed with the SEC on March 28, 2012, which Registration Statement went effective on April 10, 2012. Upon effectiveness of the Registration Statement, the Security Agreement terminated.

 POSITIVEID CORPORATION

 Notes to Condensed Consolidated Financial Statements

On December 6, 2011, the Compensation Committee approved a First Amendment to Employment and Non-Compete Agreement (the “First Caragol Amendment”) between the Company and Mr. Caragol in connection with Mr. Caragol’s assumption of the position of Chairman of the Board of the Company effective December 6, 2011. The First Caragol Amendment amends the Employment and Non-Compete Agreement dated November 11, 2010, between the Company and Mr. Caragol and provides for, among other things, the elimination of any future guaranteed raises and bonuses, other than a 2011 bonus of $375,000 to be paid beginning January 1, 2012 in twelve (12) equal monthly payments. This bonus was not paid during 2012 and on January 8, 2013, $300,000 of such bonus was converted into 738,916 shares of our restricted common stock, which vest on January 1, 2016.  The remaining $75,000 remains deferred.  The First Caragol Amendment obligates the Company to grant to Mr. Caragol an aggregate of 0.5 million shares of restricted stock over a four-year period as follows: (i) 100,000 shares upon execution of the First Caragol Amendment, which shall vest on January 1, 2014, (ii) 100,000 shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 100,000  shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 100,000 shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 100,000  shares on January 1, 2015, which shall vest on January 1, 2016. Stock compensation expense related to the restricted share grants totaled approximately $271,000 and $259,000 for the nine months ended September 30, 2013 and 2012, respectively.

On February 21, 2013, the Board approved a Tax Equalization Plan to compensate board members for permanent out-of-pocket tax payments incurred by accepting equity compensation in lieu of cash consideration between 2010-2012. The total plan compensation is $510,000 in aggregate and was expensed as of quarter ended September 30, 2013.

On September 30, 2013, the Board of Directors of the Company agreed to satisfy $1,003,000 of accrued compensation owed to its directors, officers and management (collectively, the “Management”) through a liability reduction plan (the “Plan”). Under this Plan the Company’s Management agreed to accept a combination of PositiveID Corporation Series I Convertible Preferred Stock (the “Series I Preferred Stock”) and to accept the transfer of Company owned shares of common stock in VeriTeQ Corporation (f/k/a Digital Angel Corporation) (“VeriTeQ”), a Delaware corporation, in settlement of accrued compensation.

Subject to the Plan $590,000 of accrued compensation was settled through the commitment to transfer 327,778 shares of VeriTeQ common stock (out of the 1,199,532 total shares of VeriTeQ common stock that were issuable to the Company upon the conversion of VeriTeQ’s Series C convertible preferred stock owned by the Company). The Series C conversion was completed on October 22, 2013. The VeriTeQ shares were valued at $1.80 (adjusted to reflect the 1 for 30 reverse split by VeriTeQ on October 22, 2013), which was a 21% discount to the closing bid price on September 30, 2013, to reflect liquidity discount and holding period restrictions. Given that the actual issuance of the 327,778 shares of VeriTeQ Common Stock did not occur until such shares were received upon conversion of the VeriTeQ Series C convertible preferred stock on October 22, 2013, the $590,000 of accrued compensation is still reflected as a liability on the consolidated balance sheet as of September 30, 2013.

The 413 shares of the Company’s Series I Preferred Stock is convertible into shares of the Company’s Common Stock, at a price of $0.036 per share, which was the closing bid price on September 30, 2013. The Series I Preferred Stock will vest when the risk of the loss lapses on January 1, 2016, subject to acceleration in the event of conversion or redemption.

On September 30, 2013 the Board of Directors authorized a Certificate of Designations of Preferences, Rights and Limitations of Series I Preferred Stock (the “Certificate”). The Series I Preferred Stock ranks junior to the Company’s Series F Preferred Stock and to all liabilities of the Company and is senior to the Common Stock and any other preferred stock. The Series I Preferred Stock has a stated value per share of $1,000, a dividend rate of 6% per annum and a conversion price equal to the closing bid price of the Company’s Common Stock on the date of issuance. The Series I Preferred Stock is required to be redeemed (at stated value, plus any accrued dividends) by the Company after three years or any time after one year, subject to a ten-day notice (to allow holder conversion). The Series I Preferred Stock is convertible into the Company’s Common Stock, at stated value plus accrued dividends, at the closing bid price on September 30, 2013, any time at the option of the holder and by the Company in the event that the Company’s closing stock price exceeds 400% of the conversion price for twenty consecutive trading days. The Company has classified the Series I Preferred Stock as a liability in the consolidated balance sheet due to the mandatory redemption feature. The Series I Preferred Stock has voting rights equal to the number of shares of Common Stock that Series I Preferred Stock is convertible into, times twenty-five. The holders of Series I Preferred Stock will have voting control in situations requiring shareholder vote.

POSITIVEID CORPORATION

Notes to Condensed Consolidated Financial Statements

On November 5, 2013, the Company filed an Amended and Restated Certificate of Designation of Series I Preferred Stock (the “Amended Certificate of Designation”). The Amended Certificate of Designation was filed to clarify and revise the mechanics of conversion and certain conversion rights of the holders of Series I Preferred Stock. No other rights were modified or amended in the Amended Certificate of Designation.

 9.   Agreements with The Boeing Company

On December 20, 2012, the Company entered into a Sole and Exclusive License Agreement (the “Boeing License Agreement”), a Teaming Agreement (“Teaming Agreement”), and a Security Agreement (“Boeing Security Agreement”) with The Boeing Company (“Boeing”).

The Boeing License Agreement provides Boeing the exclusive license to manufacture and sell PositiveID’s M-BAND airborne bio-threat detector for the U.S. Department of Homeland Security’s BioWatch Generation 3 opportunity, as well as other opportunities (government or commercial) that may arise in the North American market.  As consideration for entering into the Boeing License Agreement, Boeing agreed to pay a license fee of $2.5 million (the “Boeing License Fee”) to the Company in three installments, which has been paid in full as of September 30, 2013. The $2.5 million license fee received as of September 30, 2013 has been recorded as deferred revenue.

Under the Teaming Agreement, the Company retained exclusive rights to serve as the reagent and assay supplier of the M-BAND systems to Boeing. The Company also retained all rights to sell M-BAND units, reagents and assays in international markets.

Pursuant to the Boeing Security Agreement, the Company granted Boeing a security interest in all of its assets, including the licensed products and intellectual property rights (as defined in the Boeing License Agreement), to secure the Company’s performance under the Boeing License Agreement.

9,000,000 SHARES OF COMMON STOCK

POSITIVEID CORPORATION

PROSPECTUS

The Date of This Prospectus is February 7, 2014

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.